UNITED STATES
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Washington, D.C. 20549
SCHEDULE 14A
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Lamb Weston Holdings, Inc. 599 S. Rivershore Lane Eagle, Idaho 83616
August 7, 2025

Dear Fellow Stockholders,
I am honored to have recently been appointed Chairman of the Lamb Weston Board and proud of the progress underway to drive profitable growth by reorienting the Company’s strategic focus on customers, execution and innovation. Lamb Weston has made significant strides to identify operational and cost efficiencies as part of its Focus to Win strategic plan and importantly, returned to growth in the second half of the year, building upon its momentum in customer wins and retention.
In addition to the operational and strategic initiatives underway, during 2025, Lamb Weston implemented changes to our senior leadership team, including the promotion of Mike Smith from Chief Operating Officer to President and Chief Executive Officer, the Board, including six new independent directors, and our compensation program designed to drive accountability in cash flow generation and capital deployment. Beginning in fiscal 2026, our annual incentive plan will include a free cash flow target, and our fiscal 2026 long-term incentive plan will include a return on invested capital metric – metrics that stockholders expressed they would like to see in our compensation program. To further enhance stockholder alignment, the Board unanimously elected to have its annual retainer paid in 100 percent equity.
Over the past 75 years, Lamb Weston has earned its reputation as an industry leader through upholding a long track record of category-leading innovation, exceptional products and customer-centric service. I, along with the rest of the Board, am confident that our Focus to Win strategy, centered on unlocking near- and long-term value, will further enhance Lamb Weston’s position as a leading supplier of value-added frozen potato products.

We appreciate the continued interest and support of all our stockholders.

Sincerely,

Brad Alford Chairman of the Board of Directors

LAMB WESTON HOLDINGS, INC.
599 S. Rivershore Lane
Eagle, Idaho 83616
NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS
Date and Time
Thursday, September 25, 2025
8:00 a.m. Mountain Daylight Time
Place
Lamb Weston Holdings, Inc.
533 S. Rivershore Lane
Eagle, Idaho 83616
If you attend the Annual Meeting, you will be asked to present a valid form of government-issued photo identification and an admission ticket or bank/brokerage statement to confirm stock ownership as of the record date.
Whether or not you plan to attend, please be sure to vote your shares by proxy. As always, we encourage you to vote your shares prior to the Annual Meeting. It is important that your shares be represented.
Items of Business
•To elect as directors the director nominees named in the Proxy Statement
•To hold an advisory vote to approve the compensation of our named executive officers
•To ratify the selection of KPMG LLP as our independent auditors for fiscal 2026
•To transact any other business properly presented at the Annual Meeting
Who May Vote
Stockholders of record as of the close of business on August 1, 2025 are entitled to notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.
August 7, 2025
Phuong T. Lam
Vice President and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 25, 2025
Our Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended May 25, 2025 are available at www.proxyvote.com. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of our Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K unless you specifically request a copy. You may request a paper copy by following the instructions on the Notice of Internet Availability of Proxy Materials.
We began making our proxy materials first available on August 7, 2025.

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Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of the federal securities laws. Words such as “will,” “drive,” “enhance,” “focus,” “unlock,” "remain," "invest," "generate," "expect," "anticipate" and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding our business and financial outlook and prospects, our plans and strategies and anticipated benefits therefrom, including cost savings actions, and anticipated conditions in our industry and the global economy. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this Proxy Statement should understand that these statements are not guarantees of performance or results. Many factors could affect these forward-looking statements and our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this Proxy Statement. These risks and uncertainties include, among other things: consumer preferences, including restaurant traffic in North America and our international markets, and an uncertain general economic environment, including tariffs, inflationary pressures and recessionary concerns, any of which could adversely impact our business, financial condition or results of operations, including the demand and prices for our products; the availability and prices of raw materials and other commodities; operational challenges; our ability to successfully implement our restructuring plans or other cost-savings or efficiency initiatives, including achieving the benefits of those activities and possible changes in the size and timing of related charges; difficulties, disruptions or delays in implementing new technology; levels of labor and people-related expenses; our ability to successfully execute our long-term value creation strategies; our ability to execute on large capital projects, including construction of new production lines or facilities; the competitive environment and related conditions in the markets in which we operate; political and economic conditions in the countries in which we conduct business and other factors related to our international operations; disruptions in the global economy caused by conflicts such as the war in Ukraine and conflicts in the Middle East and the possible related heightening of our other known risks; the ultimate outcome of litigation or any product recalls or withdrawals; changes in our relationships with our growers or significant customers; impacts on our business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for our products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; disruption of our access to export mechanisms; risks associated with integrating acquired businesses, including our former European joint venture, Lamb-Weston/Meijer v.o.f.; risks associated with other possible acquisitions; our debt levels; actions of governments and regulatory factors affecting our businesses; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in our reports filed from time to time with the U.S. Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this Proxy Statement, which speak only as of the date of this Proxy Statement. We undertake no responsibility for updating these statements, except as required by law.
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PROXY STATEMENT SUMMARY
In this Proxy Statement, “we,” “us,” “our,” “Company” and “Lamb Weston” refer to Lamb Weston Holdings, Inc.
This summary highlights select information contained elsewhere in this Proxy Statement. This is not a complete description, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING

Time and Date	8:00 a.m. MDT on Thursday, September 25, 2025
Place	Lamb Weston Holdings, Inc., 533 S. Rivershore Lane, Eagle, Idaho 83616
Record Date	August 1, 2025 (the “Record Date”)
Voting	Stockholders as of the Record Date are entitled to one vote per share of our common stock on each matter to be voted upon at the 2025 Annual Meeting of Stockholders (the "Annual Meeting")
Admission
You must register in advance in order to attend the Annual Meeting by following the registration instructions described in Question 17 under “Procedural Matters and Frequently Asked Questions” in this Proxy Statement

VOTING ITEMS AND BOARD RECOMMENDATION

Voting Item		Board Recommendation	Page Reference
Item 1 –	Election of Directors	For all nominees	4
Item 2 –	Advisory Vote to Approve Executive Compensation	For	21
Item 3 –	Ratification of the Selection of KPMG LLP as Independent Auditors for Fiscal Year 2026	For	22
We will also transact any other business that properly comes before the Annual Meeting.

BOARD OF DIRECTORS
The table below provides summary information about each director nominee as of August 1, 2025.

Name	Age	Director Since	Occupation and Experience	Independent	Audit & Finance	Comp & HC	N&CG
Bradley A. Alford (Chairman)	69	2025	Former Operating Partner, Advent International Corporation	Yes
Peter J. Bensen	63	2017	President, Bensen LLC	Yes		Chair	X
Robert J. Coviello	57	2020	Former Chief Sustainability and Government Affairs Officer, Bunge Global SA	Yes		X	X
André J. Hawaux	64	2017	Former EVP and Chief Operating Officer, DICK’S Sporting Goods, Inc.	Yes	Chair
Ruth Kimmelshue	62	2025	Senior Advisor, Continental Grain Company	Yes		X	X
Lawrence E. Kurzius	67	2025	Former Executive Chairman, McCormick & Company Incorporated	Yes		X	X
Paul T. Maass	59	2025	Chief Executive Officer, The Scoular Company	Yes	X
Timothy R. McLevish	70	2025	Managing Partner, Strategic Advisory Partners, LLC	Yes	X
Hala G. Moddelmog	69	2017	President and Chief Executive Officer, Woodruff Arts Center	Yes		X	Chair
Scott Ostfeld	48	2025	Managing Partner and Portfolio Manager, JANA Partners Management, LP	Yes		X	X
Norman Prestage	60	2024	Former Partner, Ernst & Young LLP	Yes	X
Michael J. Smith	48	2025	President and Chief Executive Officer, Lamb Weston	No
X = Committee member

EXECUTIVE COMPENSATION SUMMARY
Consistent with the provisions of Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) and related U.S. Securities and Exchange Commission (“SEC”) rules, we are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, or NEOs (as defined under “Compensation Discussion and Analysis” below). This “say-on-pay” vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our NEOs as described in this Proxy Statement.
Our executive compensation program is designed to encourage and reward behavior that promotes attainment of rigorous annual and long-term goals and sustainable growth for our stockholders. The Compensation and Human Capital Committee (the “Compensation Committee”) of our Board of Directors (the “Board”) believes that the program should accomplish the following objectives:
•provide a competitive total compensation opportunity to recruit, retain and motivate talented executives who drive our success;
•encourage achievement of strategic and financial objectives and creation of stockholder value;
•integrate and balance annual and long-term performance;
•align executives’ interests with stockholders’ interests;
•manage cost and share dilution; and
•not encourage inappropriate risk taking.
As described in further detail under “Compensation Discussion and Analysis” below, consistent with these objectives, our compensation program has been designed with a view toward linking a significant portion of the compensation of each NEO to Company performance and the growth in the value of Lamb Weston. Please read “Compensation Discussion and Analysis” and “Executive Compensation Tables” in this Proxy Statement for additional details about our executive compensation program, including information about our NEOs’ fiscal year 2025 compensation.
AUDITORS
As a matter of good corporate governance practice, we are asking our stockholders to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending May 31, 2026.

ITEM 1. ELECTION OF DIRECTORS
Director Nomination and Qualification

The Nominating and Corporate Governance Committee (the “Governance Committee”) of our Board is responsible for identifying, evaluating and recommending to the Board director nominees for election at the Annual Meeting. The Governance Committee considers Board candidates suggested by Board members, management and stockholders. The Governance Committee may also retain a third-party search firm to identify candidates. Based on the Governance Committee’s recommendation, our Board has nominated the following current directors for election at the Annual Meeting: Bradley A. Alford, Peter J. Bensen, Robert J. Coviello, André J. Hawaux, Ruth Kimmelshue, Lawrence E. Kurzius, Paul T. Maass, Timothy R. McLevish, Hala G. Moddelmog, Scott Ostfeld, Norman Prestage and Michael J. Smith. Rita Fisher will not be standing for re-election at the Annual Meeting, and as a result, the Board anticipates reducing the number of directors on the Board to 12 directors following the Annual Meeting. All of the director nominees were elected by stockholders at our 2024 annual meeting of stockholders, except for each of Ms. Kimmelshue and Messrs. Alford, Kurzius, McLevish, Maass, Ostfeld, Prestage and Smith who joined our Board after the annual meeting and each of whom is standing for election by our stockholders for the first time at the Annual Meeting. Each of Ms. Kimmelshue and Messrs. Alford, Kurzius, McLevish, Maass and Ostfeld was appointed to join the Board following entry into the Cooperation Agreement (as defined below). Ms. Kimmelshue and Messrs. Alford, McLevish and Ostfeld were identified by shareholders of the Company, JANA Partners Management, LP (“JANA”) and Continental Grain Company (“Continental Grain” and together with JANA, the “Shareholder Parties”), and Messrs. Kurzius and Maass, who were identified by a third-party search firm, were mutually agreed upon by the Company and the Shareholder Parties. For further information regarding the Cooperation Agreement, see “Item 1. Election of Directors—Cooperation Agreement.” Prior to Mr. Prestage joining the Board, he was identified by a former non-management director and recommended to the Governance Committee as a potential director. For more information regarding the director nomination process, see “Board Committees and Membership—Nominating and Corporate Governance Committee” below.
General Qualifications

The Board believes all directors should possess certain attributes, including personal and professional integrity, sound business judgment and vision, to serve on our Board. We believe these characteristics are necessary to establish a competent, ethical and well-functioning Board that best represents the interests of our business, stockholders, employees, business partners and consumers. The Board does not have a specific diversity policy but recognizes the potential value of having a range of backgrounds, experiences, skill sets and perspectives on the Board. Under our Corporate Governance Principles (the “Principles”), when evaluating the suitability of individuals for nomination, the Governance Committee considers the individual’s background, the Board’s skill needs, composition and business experience. The Governance Committee also considers an individual’s ability to devote sufficient time and effort to fulfill his or her Lamb Weston responsibilities, taking into account the individual’s other commitments. In addition, the Governance Committee considers whether an individual meets various independence requirements, including whether his or her service on boards and committees of other organizations is consistent with our conflicts of interest policy.
When determining whether to recommend a director for re-election, the Governance Committee also considers the director’s attendance at Board and committee meetings and participation in, and contributions to, Board and committee activities.
Board Composition
Our Principles provide that the Governance Committee will review with the Board the requisite skills and characteristics for Board members. The Governance Committee believes that a range of perspectives and experience offers a significant benefit to the Board and Lamb Weston, as varying viewpoints contribute to a more informed and effective decision-making process. The Governance Committee seeks broad experience in relevant industries, professions and areas of expertise important to our operations, including manufacturing, marketing, finance and accounting. As shown below under “—Individual Skills and Experience,” the director nominees have varied experiences and backgrounds, which we believe provide a range of viewpoints, enabling the Board to effectively represent our business, stockholders, employees, business partners and consumers.

Individual Skills and Experience
When evaluating potential director nominees, the Governance Committee considers each individual’s professional expertise and educational background in addition to the qualifications described above. The Governance Committee evaluates each individual in the context of the Board as a whole. The Governance Committee works with the Board to determine the appropriate mix of individuals that will result in a Board that is strong in its collective qualifications, knowledge and experience, allowing the Board to fulfill its responsibilities and best perpetuate our long-term success and represent our stockholders’ interests. To help the Governance Committee determine whether director nominees qualify to serve on our Board and would contribute to the Board’s current and future needs, director nominees complete questionnaires regarding their backgrounds, qualifications, skills and potential conflicts of interest. Additionally, the Governance Committee conducts annual evaluations of the Board and each committee that assess the experience, skills, qualifications and contributions of each individual and of the group as a whole.
Based upon its discussions with the Board, the Governance Committee has identified key competencies that are desirable for the Board to fulfill its current and future obligations, including:
•Leadership Experience. Served or is serving as a Chief Executive Officer, Chief Operating Officer, Chief Administrative Officer, senior executive or advisory position, division president or functional leader within a complex organization. Leadership experience gives a director the ability to motivate, manage, identify and develop leadership qualities in others and the practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.
•Financial Acumen. Experience in and an understanding of financial reporting and accounting processes and complex financial transactions. Directors with an understanding of financial reporting and accounting processes, particularly in large, global businesses, are essential for ensuring effective oversight of the Company’s financial reporting and internal controls.
•Operational Experience. Significant operating experience as a current or former executive of a large global company or other large organization gives a director practical insight and expertise that will help develop, implement and assess our operating plan and business strategy.
•Risk and Compliance Oversight Expertise. Experience overseeing complex risk management matters strengthens the Board’s oversight of risks facing the Company.
•Strategic or Mergers & Acquisitions (“M&A”) Experience. Experience with complex strategic transactions, including mergers, acquisitions, divestitures and other corporate development activities, as well as the successful integration of acquired businesses. Directors who have experience leading organizations through significant strategic transactions and corporate development activities provide guidance and oversight as the Company implements its strategy.
•Retail, Consumer Packaged Goods (“CPG”) or Industry Expertise. Experience in the food or consumer products industry, including experience in the food supply chain, or other complementary field, such as retail. Directors with experience in producing and selling products or services to consumers, or in the agricultural or food supply chain, provide valuable market and consumer insights, as well as contribute a broad understanding of industry trends.
•Quick Service Restaurant (“QSR”) Expertise. Experience as executives or directors or in other leadership positions at QSRs provides valuable insights into an industry that includes many of our largest customers.
•International Experience. Experience doing business internationally or focused on international issues and operations and exposure to markets, economies, and cultures outside the U.S. promotes an understanding of different cultural, political, and regulatory requirements and contributes to a range of perspectives in Board decision-making.
•Corporate Governance Expertise. Experience as executives or directors of other publicly traded companies provides directors with a solid understanding of the extensive and complex oversight responsibilities of public company boards and helps further our goals of greater transparency, accountability for management and the Board and protection of our stockholders’ interests.

•Environmental, Sustainability or Social Responsibility Expertise. Experience as a senior executive with responsibility in environmental matters, community affairs, and/or social responsibility initiatives, including sustainability and inclusion, or membership on a board committee with ESG oversight, supports our goals to operate ethically, and with accountability and transparency.
•Human Capital Management Expertise. Experience leading large, diverse teams and human capital management initiatives contributes to the Board’s practical understanding in Company decision-making and strategy, including regarding the attraction, retention and development of our workforce.
•Information Technology and Security Experience. Experience with information technology and security allows directors to provide helpful oversight with respect to cybersecurity matters and the use of technology and modernization of the Company’s technology infrastructure to enhance the efficiency of our operations.
The following table highlights each director nominee’s skills, knowledge, experience and expertise. Because the table below is a summary, it does not include all of the skills, knowledge, experiences and expertise that each director nominee offers.

Skills, Knowledge, Experience and Expertise	Alford	Bensen	Coviello	Hawaux	Kimmelshue	Kurzius	Maass	McLevish	Moddelmog	Ostfeld	Prestage	Smith
Leadership	●	●	●	●	●	●	●	●	●	●	●	●
Financial	●	●		●		●	●	●	●	●	●	●
Operational	●	●	●	●	●	●	●	●	●			●
Risk & Compliance		●	●	●		●	●	●		●	●
Strategic or M&A*	●	●	●	●	●	●	●	●	●	●		●
Retail, CPG or Industry*	●	●		●	●	●	●	●	●	●	●	●
QSR		●							●
International	●	●	●	●	●	●	●	●	●		●	●
Corporate Governance	●	●	●	●	●	●		●	●	●
Environmental, Sustainability or Social Responsibility*	●		●		●	●	●		●
Human Capital Management	●	●				●	●		●			●
Information Technology & Security		●		●		●		●
Board Tenure	Alford	Bensen	Coviello	Hawaux	Kimmelshue	Kurzius	Maass	McLevish	Moddelmog	Ostfeld	Prestage	Smith
Years	< 1	7	5	8	< 1	< 1	< 1	< 1	8	< 1	< 1	< 1
*Noted directors may have one or more areas of experience. See below for more information about each director’s professional experience.
The Board believes that all the director nominees are highly qualified. As the table above and biographies below show, the director nominees have significant leadership and professional experience, knowledge and skills that qualify them for service on our Board. As a group, they represent a range of views, experiences and skills. All director nominees satisfy the criteria set forth in our Principles and possess the experience, skills and qualities necessary to fully perform his or her duties as a director and contribute to our success.
The Governance Committee recommended, and the Board nominated, each of the director nominees listed below for election at the Annual Meeting. All director nominees are standing for election as directors to hold office for a one-year term expiring at the 2026 annual meeting of stockholders or until his or her successor has been duly elected and qualified. The following presents information regarding each director nominee as of August 1, 2025, including information about the director’s professional experience, public company directorships held and qualifications.

The persons named as proxies in the proxy card or electronic voting form will vote the shares represented by the proxy card or electronic voting form "FOR" or "AGAINST" the director nominees or "ABSTAIN" from voting, as instructed in the proxy card or electronic voting form. If a director nominee should become unavailable to serve as a director, an event that we do not anticipate occurring prior to or at the Annual Meeting, the persons designated as proxies intend to vote the shares for the person whom the Board may designate to replace that nominee. In lieu of naming a substitute, the Board may reduce the number of directors on our Board. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.
THE BOARD RECOMMENDS STOCKHOLDERS VOTE FOR EACH DIRECTOR NOMINEE.

Director Nominee	Experiences and Qualifications
Bradley A. Alford Age – 69 Former Operating Partner, Advent International Corporation Director Since July 2025
Mr. Alford served as an Operating Partner at Advent International Corporation, a global private equity firm, from 2016 to 2021, and Industry Advisor for Advent International Corporation from 2014 to 2016. Prior to that, Mr. Alford served as the Chairman and Chief Executive Officer of Nestlé USA, a multinational food and beverage company, from 2006 to 2013. Mr. Alford has a Bachelor of Science degree from Miami University and a Master of Business Administration degree in marketing and finance from Indiana University. He has served on the board of directors of Perrigo Company plc since 2017 and on the board of directors of Avery Dennison Corporation since 2010. Mr. Alford previously served as director for Conagra Brands, Inc. (formerly, ConAgra Foods, Inc.), a food company (“Conagra”), from 2015 to 2018, and Nestlé USA from 2006 to 2013.
Summary of experiences, qualifications and skills considered in nominating Mr. Alford:
•Leadership, Strategic and International Experience: Strong leadership and strategic capabilities, insights and international experience, including from his service as Operating Partner at Advent International Corporation and Chairman and Chief Executive Officer of Nestlé USA;
•CPG Expertise and Operational Experience: Extensive public and private sector industry knowledge and experience in management, operations and supply chain as well as the development and marketing of consumer products; and
•Corporate Governance Expertise: Broad understanding of governance issues facing public companies from his board service to other public companies.

Director Nominee	Experiences and Qualifications
Peter J. Bensen Age – 63 President, Bensen LLC Director Since December 2017
Mr. Bensen has served as President of Bensen LLC, a board consulting firm, since January 2018. Prior to that, he served as Chief Administrative Officer of McDonald’s Corporation, a quick service restaurant company, from March 2015 until his retirement in September 2016. He also served as McDonald’s Corporation’s Corporate Senior Executive Vice President and Chief Financial Officer from May 2014 through February 2015, and Corporate Executive Vice President and Chief Financial Officer from January 2008 through April 2014. Prior to joining McDonald’s Corporation in 1996, Mr. Bensen was a senior manager for Ernst & Young LLP, a professional services firm ("Ernst & Young"). Mr. Bensen is a certified public accountant and has a Bachelor of Science degree in accounting from St. Joseph’s College Indiana. He currently serves on the board of directors of CarMax, Inc., where he has served since April 2018. Mr. Bensen also served on the board of directors of Catamaran Corporation from December 2011 to July 2015.
Summary of experiences, qualifications and skills considered in nominating Mr. Bensen:
•Leadership, Operational and Strategic Experience: Strong leadership and strategic capabilities, insights and operational experience, including from his service as Chief Administrative Officer and Chief Financial Officer of McDonald’s Corporation;
•Financial Acumen, Risk & Compliance Oversight Expertise and Information Technology and Security Experience: Significant expertise in financial reporting and internal controls and procedures, risk management and information technology and security from his experience in finance executive roles, including Chief Financial Officer at McDonald’s Corporation, which included overseeing the information technology organization; and
•QSR and Industry Expertise and International Experience: Deep knowledge of the quick service restaurant industry from his service with McDonald’s Corporation, a large global quick service restaurant company.

Director Nominee	Experiences and Qualifications
Robert J. Coviello Age – 57 Former Chief Sustainability and Government Affairs Officer, Bunge Global SA Director Since March 2020
Mr. Coviello served as Chief Sustainability and Government Affairs Officer of Bunge Global SA, an agribusiness and food company ("Bunge"), from May 2019 until July 2025. Prior to that, he served as Bunge’s Chief Growth and Strategy Officer from January 2019 until April 2019 and Managing Director, China, Southeast Asia and Australia from 2016 to 2018. Since joining Bunge in 2003, Mr. Coviello has also held a variety of commercial leadership positions in Asia, Europe and the United States, including Asia Commercial Director, Agribusiness and Director, Global Operations. Prior to Bunge, he served in various merchant and trading roles with Cargill, Incorporated, a provider of food, agricultural, financial and industrial products and services. Mr. Coviello has a Bachelor of Arts degree in history from Dartmouth College and a Master of Business Administration degree from Harvard Business School.
Summary of experiences, qualifications and skills considered in nominating Mr. Coviello:
•Leadership and Operational Experience: Strong leadership capabilities, insights and operational experience from his senior positions at Bunge, including commercial leadership positions;
•Strategic and International Experience: Valuable experience in strategic and commercial leadership positions in Asia and Europe; and
•Risk & Compliance Oversight and Environmental, Sustainability & Social Responsibility Expertise: Deep expertise in risk and compliance oversight and strong understanding and knowledge in environmental and sustainability matters and government affairs from his experience as Chief Sustainability Officer and Government Affairs of Bunge.

Director Nominee	Experiences and Qualifications
André J. Hawaux Age – 64 Former Executive Vice President and Chief Operating Officer, DICK’S Sporting Goods, Inc. Director Since July 2017
Mr. Hawaux served as the Executive Vice President and Chief Operating Officer of DICK’S Sporting Goods, Inc., a sporting goods retailer (“DICK’S”), from August 2015 until August 2017. He also served as DICK’S interim principal financial officer from August 2016 to September 2016, Executive Vice President, Chief Operating Officer and Chief Financial Officer from February 2015 to August 2015 and Executive Vice President, Finance, Administration and Chief Financial Officer from June 2013 to January 2015. Prior to joining DICK’S in 2013, Mr. Hawaux served as the President, Consumer Foods at Conagra beginning in 2009. From 2006 to 2009, Mr. Hawaux served as Conagra’s Executive Vice President and Chief Financial Officer where he was responsible for the company’s Finance and Information Systems and Services organizations. Prior to joining Conagra, Mr. Hawaux served as general manager of a large U.S. division of PepsiAmericas, a food and beverage company, and previously served as Chief Financial Officer for Pepsi-Cola North America and Pepsi International’s China business unit. Mr. Hawaux has a Bachelor of Business Administration degree in accounting from Pace University and a Master of Business Administration degree in international finance from Southern New Hampshire University. He currently serves on the boards of directors of PulteGroup, Inc., where he has served since 2013, and Tractor Supply Company, where he has served since July 2022.
Summary of experiences, qualifications and skills considered in nominating Mr. Hawaux:
•Leadership, Operational, Strategic and International Experience and Retail and CPG Expertise: Strong leadership and strategic capabilities, insights and operational and international experience, particularly with major consumer focused global public companies, including as Executive Vice President and Chief Operating Officer of DICK’S and President, Consumer Foods at Conagra;
•Financial Acumen and Risk & Compliance Oversight Expertise: Deep expertise in financial reporting, internal controls and procedures and risk management and knowledge of financial and capital markets, from his extensive experience in finance executive roles with large multi-national public companies; and
•Information Technology and Security Experience: Valuable experience in information technology and security from his oversight of significant information technology projects while serving in finance executive roles at DICK’S.

Director Nominee	Experiences and Qualifications
Ruth Kimmelshue Age – 62 Senior Advisor, Continental Grain Company Director Since July 2025
Ms. Kimmelshue has served as Senior Advisor to Continental Grain, a privately owned global investor, owner, and operator of companies across the food and agribusiness spectrum, since January 2025. Prior to that, Ms. Kimmelshue served as the Corporate Senior Vice President, Animal Nutrition and Health Global Enterprise of Cargill, Incorporated, a global company providing food, agriculture, financial and industrial products, and services globally ("Cargill"), from March 2021 to December 2024. Ms. Kimmelshue joined Cargill in 1999, and during her tenure at Cargill, held various other business leadership roles, including the company’s first-ever Chief Sustainability Officer from March 2018 to March 2021, Corporate Senior Vice President, Business Operations and Supply Chain from December 2015 to March 2021, Corporate Leader for Cargill’s Animal Protein and Salt businesses in 2015 and Business Unit President from 2013 to 2015 for Cargill Turkey & Cooked Meats, as well as several senior positions from 1999 to 2013, including Business Unit President of Cargill Salt, and Vice President, Commercial Manager of Cargill AgHorizons, and leader of Cargill Supply Chain Solutions. She also held various positions from 1986 to 1999 at Continental Grain, including roles in grain and oilseed merchandising and trading, facility and general management, economic analysis, and marketing and sales in the U.S. and Europe. Ms. Kimmelshue holds a Bachelor’s degree in international relations and a Master's degree in agricultural economics from Stanford University. Ms. Kimmelshue has served on the board of directors of H.B. Fuller Company since October 2017 and on the board of directors of Wayne Sanderson Farms since July 2022.
Summary of experiences, qualifications and skills considered in nominating Ms. Kimmelshue:
•Leadership, Operational and International Experience: Strong leadership capabilities, insights and operational and international experience from leading successful global businesses at Cargill and Continental Grain, including commercial and supply chain leadership positions;
•Strategic and Industry Experience: Deep knowledge and experience in the food supply chain and agricultural commodities; and
•Environmental, Sustainability & Social Responsibility Expertise: Strong understanding and knowledge in environmental and sustainability matters from her experience as Cargill’s Chief Sustainability Officer.

Director Nominee	Experiences and Qualifications
Lawrence E. Kurzius Age – 67 Former Executive Chairman, McCormick & Company Inc. Director Since July 2025
Mr. Kurzius served as Executive Chairman of McCormick & Company Incorporated, a global food company (“McCormick”), from August 2023 to December 2024. During his 20-year tenure at McCormick, Mr. Kurzius also served as McCormick’s Chair and Chief Executive Officer from February 2017 and February 2016, respectively, to August 2023, President and Chief Operating Officer from 2015 to 2016, President of Global Consumer Business from 2013 to 2016, Chief Administrative Officer from 2013 to 2015, and various other leadership positions, including President of International Business, President of EMEA and President of U.S. Consumer Foods. Prior to joining McCormick in 2003, Mr. Kurzius served as the Chief Executive Officer of Zatarain’s Brands, Inc., a national food and spice company, where he worked for 12 years before the company was acquired by McCormick. Previously, Mr. Kurzius served as a marketing executive at the Quaker Oats Company and Mars Inc., both food companies. Mr. Kurzius has a Bachelor's degree in economics from Princeton University. He currently serves as Chairman of the board of directors of Elanco Animal Health Inc. and has served as a director since September 2018. He also has served on the board of directors of The Cooper Companies, Inc. since December 2023. Mr. Kurzius previously served on the board of directors of McCormick from December 2015 to March 2025.
Summary of experiences, qualifications and skills considered in nominating Mr. Kurzius:
•Leadership, Operational, Strategic and International Experience and CPG Expertise: Strong leadership and strategic capabilities and insights and extensive knowledge of, and operational experience in, the consumer goods industry, acquired over his career in consumer goods marketing and senior leadership roles at multiple global food companies, including McCormick, and further developed while serving on the boards of multiple industry groups, including The Consumer Goods Forum, The Consumer Brands Association and The National Association of Manufacturers, resulting in his extensive knowledge of consumer trends and a deep understanding of consumer preferences;
•Risk & Compliance Oversight and Environmental, Sustainability & Social Responsibility Expertise: Experience obtained from his broad executive experience at McCormick, where under his leadership, the company became a UN Global Compact LEAD company while embedding purpose-led performance into McCormick's culture by championing the company's industry-leading sustainability efforts; and
•Human Capital Management Expertise: Expertise developed through his leadership of a company with over 14,000 employees globally, which has resulted in a deep understanding of attracting, developing, motivating and retaining top talent, as well as executive compensation and leadership development.

Director Nominee	Experiences and Qualifications
Paul T. Maass Age – 59 Chief Executive Officer, The Scoular Company Director Since July 2025
Mr. Maass has served as Chief Executive Officer of The Scoular Company, a commodity and ingredient agribusiness and one of the largest privately held companies in the U.S., and on its board of directors since 2016. Prior to that, Mr. Maass served as President of Conagra's Commercial Foods and Private Brands segments from September 2013 to May 2015. He served as President of Commercial Foods since October 2010 and served as interim President of Lamb Weston operations from 2010 until January 2013. Mr. Maass joined Conagra in 1988 and held various other leadership positions, including President and General Manager of ConAgra Mills in 2003 and leading Conagra's J.M. Swank and Spicetec Flavors & Seasonings operations. Mr. Maass has a Bachelor of Science degree in agricultural business from Iowa State University. Mr. Maass currently serves on the boards of directors of the Federal Reserve Bank of Kansas City, where he has served since 2022, and Frontenac Food and Consumer Advisory Board, where he has served since 2021.
Summary of experiences, qualifications and skills considered in nominating Mr. Maass:
•Leadership, Strategic and International Experience: Strong leadership and strategic capabilities and insights and international experience, particularly with major commercial customers, acquired during his tenure as President of Commercial Foods and Private Brands for Conagra and Chief Executive Officer of The Scoular Company;
•CPG and Industry Expertise and Operational Experience: Deep knowledge of strategy and business development, operations, marketing and commercial customer insights, supply chain management and sustainability in the consumer goods and agricultural industries; and
•Financial Acumen and Risk & Compliance Oversight Expertise: Significant expertise in finance and risk and compliance oversight from his experience as Chief Executive Officer of The Scoular Company and service on the Federal Reserve Bank of Kansas City, as well executive roles at Conagra.

Director Nominee	Experiences and Qualifications
Timothy R. McLevish Age – 70 Managing Partner, Strategic Advisory Director Since July 2025
Mr. McLevish has served as Managing Partner of Strategic Advisory Partners LLC, a consulting and advisory firm, since December 2018. Prior to that, he served as Special Advisor at Carrier Corporation, a diversified industrial company, from November 2020 to February 2021 and Chief Financial Officer from September 2019 to November 2020. Mr. McLevish served as Lamb Weston’s Executive Chairman from November 2016 to September 2017. Mr. McLevish has also served as Chief Financial Officer at Walgreens Boots Alliance, Inc., a pharmacy-led, health and well-being enterprise, Kraft Foods Group, Inc., a food and beverage company, Ingersoll-Rand Corporation, a diversified industrial company, and Mead Corporation, a paper, packaging and school supplies manufacturer. Mr. McLevish previously worked at Touche Ross & Co., a public accounting firm, and began his career at General Mills, Inc., a food company. Mr. McLevish is a certified public accountant and has a Bachelor of Science degree in accounting, with a minor in economics, from the University of Minnesota and a Master of Business Administration degree from Harvard Business School. He is also certified in cybersecurity oversight by the National Association of Corporate Directors. Mr. McLevish currently serves on the boards of directors of Revlon, Inc., where he has served since April 2023, and Freshpet, Inc., where he has served since August 2023. He previously served on the boards of directors of R.R. Donnelley & Sons Company from 2016 to 2022, Kennametal Inc. from 2004 to 2019, Lamb Weston from 2016 to 2017 and Conagra from 2015 to 2016.
Summary of experiences, qualifications and skills considered in nominating Mr. McLevish:
•Leadership, Strategic and M&A Experience: Strong leadership, strategic and M&A capabilities and insights, including from his service as Chief Financial Officer and other senior positions;
•Financial Acumen, Risk & Compliance Oversight Expertise and Information Technology and Security Experience: Significant expertise in financial reporting and internal controls and procedures, risk management and information technology and security from his experience in finance executive roles, including Chief Financial Officer at multiple public companies; and
•Retail and CPG Expertise: Deep knowledge of the retail and consumer goods industries from his service at several global retail and consumer products companies.

Director Nominee	Experiences and Qualifications
Hala G. Moddelmog Age – 69 President and Chief Executive Officer, Woodruff Arts Center Director Since July 2017
Ms. Moddelmog has served as the President and Chief Executive Officer of the Woodruff Arts Center, a visual and performing arts center, since September 2020. From 2014 until June 2020, she served as the first female President and Chief Executive Officer of the Metro Atlanta Chamber, where she represented more than 15 Fortune 500 companies and the business community in the 9th largest metropolitan region in the United States. From 2010 to 2013, Ms. Moddelmog was the President of Arby’s Restaurant Group, Inc., a division of Wendy’s/Arby’s Group, Inc., a quick service restaurant company. Prior to her tenure at Arby’s Restaurant Group, Inc., Ms. Moddelmog was President and Chief Executive Officer of Susan G. Komen for the Cure, a breast cancer organization, Chief Executive Officer of Catalytic Ventures, LLC, an entity she formed to invest and consult in multi-unit retail, and President of Church’s Chicken, a subsidiary of AFC Enterprises, Inc., a quick service restaurant company. Ms. Moddelmog has a Bachelor of Arts degree in English from Georgia Southern University and a Master of Arts degree in journalism and mass communications from the University of Georgia. Ms. Moddelmog currently serves on the board of directors of Corpay, Inc., where she has served since April 2017.
Summary of experiences, qualifications and skills considered in nominating Ms. Moddelmog:
•Leadership Experience: Strong leadership capabilities and insights, including from her services as President and Chief Executive Officer at the Woodruff Arts Center and the Metro Atlanta Chamber;
•QSR and Industry Expertise and Operational, Strategic and International Experience: Deep knowledge of the quick service restaurant industry and international, operational and strategic experience from her service with multiple global quick service restaurant chains; and
•Corporate Governance and Social Responsibility Expertise: Strong corporate governance and social responsibility expertise, including significant experience in human capital strategy, specifically inclusion, from her executive positions and board service to other public companies.

Director Nominee	Experiences and Qualifications
Scott Ostfeld Age – 48 Managing Partner and Portfolio Manager, JANA Partners Management, LP Director Since July 2025
Mr. Ostfeld has served as Managing Partner and Portfolio Manager of JANA, an investment management firm, since 2023 and 2012, respectively, and a Partner since 2011. Prior to joining JANA in 2006, Mr. Ostfeld worked at GSC Partners, a venture capital firm, where he focused on acquiring companies through the restructuring process and enhancing value as an equity owner. He was previously an investment banker at Credit Suisse First Boston Corporation, an investment banking and financial services firm. Mr. Ostfeld has a Bachelor of Arts degree from Columbia University, a Juris Doctor degree from Columbia Law School and Master of Business Administration degree from Columbia Business School. Mr. Ostfeld currently serves on the boards of directors of Mercury Systems, Inc., where he has served since July 2023, and TreeHouse Foods, Inc., where he has served since April 2022. He previously served on the boards of directors of Conagra from 2019 to 2022, HD Supply Holdings Inc. from 2017 to 2020 and Team Health Holdings, Inc. from 2016 to 2017. Mr. Ostfeld serves on the non-profit board of Columbia University’s Richman Center for Business, Law, and Public Policy.
Summary of experiences, qualifications and skills considered in nominating Mr. Ostfeld:
•Leadership,Strategic and M&A Experience and CPG Expertise: Strong leadership, strategic and M&A capabilities and insights and CPG knowledge from his 20 plus years of experience investing in companies and driving stockholder value, including at consumer products companies;
•Financial Acumen and Risk & Compliance Oversight Expertise: Significant expertise in finance, capital markets and risk management; and
•Corporate Governance Expertise: Broad understanding of governance issues facing public companies from his legal background and board service to other public companies.

Director Nominee	Experiences and Qualifications
Norman Prestage Age – 60 Former Partner, Ernst & Young Director Since September 2024
Mr. Prestage served as a partner of Ernst & Young, a professional services firm, until his retirement in June 2024. He joined Ernst & Young in 1987 and during his career served as the global client service partner for large global public companies in the consumer products, foodservice, retail and risk management industries. Mr. Prestage was a member of the Ernst & Young Americas Global Accounts Partner Group, and he served on the Ernst & Young Global Consumer Products Advisory Board. He also served in various Ernst & Young leadership roles, including the Retail and Consumer Products Industry Leader for the Midwest, Arkansas Office Managing Partner, and Southwest Area Partner Forum. Mr. Prestage is a certified public accountant and has a Bachelor of Business Administration from the University of Notre Dame.
Summary of experiences, qualifications and skills considered in nominating Mr. Prestage:
•Leadership and International Experience: Strong leadership and extensive experience advising numerous global clients across a wide range of international market risks and M&A transactions in the consumer products, food service and retail industries, developed through his service at Ernst & Young;
•Financial Acumen and Risk & Compliance Oversight Expertise: Deep expertise in financial reporting, accounting, risk and compliance and internal controls and procedures from his experience as a partner at a large, global public accounting firm; and
•CPG Expertise: Strong understanding of industry trends, geopolitical risks and evolving customer preferences across numerous retail and consumer product categories from senior positions at Ernst & Young, including leading the Retail and Consumer Products Industry Group and service on its Global Consumer Products Advisory Board.

Director Nominee	Experiences and Qualifications
Michael J. Smith Age – 48 President and Chief Executive Officer, Lamb Weston Director Since January 2025
Mr. Smith has served as our President and Chief Executive Officer and a member of our Board since January 2025. Prior to that, he served as our Chief Operating Officer since May 2023, Senior Vice President and General Manager of Foodservice, Retail, Marketing and Innovation from April 2018 until May 2023 and Senior Vice President, Growth and Strategy from September 2016 until April 2018. Mr. Smith also served as Vice President and General Manager of Lamb Weston Retail from May 2011 to September 2016, Vice President and General Manager of Conagra’s Private Brands from March 2014 to February 2016, and Vice President of Global Marketing of Lamb Weston from July 2012 to March 2014. Prior to joining Conagra in 2007, Mr. Smith held various brand management roles at Dean Foods Company, a food and beverage company, and its WhiteWave division from May 2003 until December 2007. Mr. Smith has a Bachelor of Arts degree in marketing communications from Brigham Young University and a Master of Business Administration degree from Southern Methodist University.
Summary of experiences, qualifications and skills considered in nominating Mr. Smith:
•Leadership, Strategic and International Experience: Strong leadership and strategic capabilities and insights, particularly with major commercial customers, acquired during his tenures as President and Chief Executive Officer, Chief Operating Officer and Senior Vice President, Growth and Strategy of Lamb Weston;
•Operational Experience: Deep knowledge of strategy and business development, operations, finance, marketing and commercial customer insights, supply chain management and sustainability; and
•CPG Expertise: Extensive expertise in enhancing consumer satisfaction during his tenure at Conagra and through his roles overseeing industry-relevant innovation and marketing strategies as a Foodservice and Retail segment leader of Lamb Weston.

Cooperation Agreement

On June 30, 2025, the Company, JANA and Continental Grain entered into a Cooperation Agreement (the “Cooperation Agreement”) pursuant to which the Company agreed to, and has since taken all necessary actions to, (i) expand the size of the Board to 13 directors; (ii) accept the resignations of each of Ms. Sharpe and Messrs. Blixt, Jurgensen and Niblock from the Board submitted to the Board prior to the execution of the Cooperation Agreement to the extent that they had not already resigned from the Board; and (iii) appoint each of (A) Bradley A. Alford, and Timothy R. McLevish (collectively, the “Independent New Directors”), (B) Scott Ostfeld and Ruth Kimmelshue (the “Independent Shareholder Directors”), and (C) Paul T. Maass and Lawrence E. Kurzius (the “Independent Mutual Directors,” and together with the Independent New Directors and the Independent Shareholder Directors, the “Agreed Directors”) to serve as a director of the Company for a term expiring at the Annual Meeting or until such person’s earlier death, resignation, disqualification, or removal. On June 29, 2025, each of Charles A. Blixt and W.G. Jurgensen provided notice of their respective resignation from the Board, effective immediately. The Board’s remaining actions provided for in the foregoing clauses (i)–(iii) became effective on July 10, 2025 (the “Effective Date”). In addition, on the Effective Date, the Board reconstituted the Board’s standing committees so that (A) the Audit and Finance Committee consists of André J. Hawaux (Chair), Rita Fisher, Timothy R. McLevish, Paul T. Maass, and Norman Prestage; (B) the Compensation and Human Capital Committee consists of Peter J. Bensen (Chair), Robert J. Coviello, Ruth Kimmelshue, Lawrence E. Kurzius, Hala G. Moddelmog, and Scott Ostfeld; and (C) the Nominating and Corporate Governance Committee consists of Hala G. Moddelmog (Chair), Peter J. Bensen, Robert J. Coviello, Ruth Kimmelshue, Lawrence E. Kurzius, and Scott Ostfeld. Pursuant to the terms of the Cooperation Agreement, the Board elected Bradley A. Alford to serve as Chairman of the Board, effective as of the Effective Date.

In addition, the Company agreed to nominate each of the Agreed Directors and include each of the Agreed Directors in the Company’s slate of recommended nominees standing for election at the Annual Meeting and to recommend, support and solicit proxies for the election of the Agreed Directors at the Annual Meeting in the same manner and on terms no less favorable as the Company’s other nominees at the Annual Meeting, provided the Shareholder Parties still beneficially own, in the aggregate, a total net long position of at least 1.5% (as adjusted for stock splits, stock dividends, reverse stock splits and similar events) of the Company’s then-outstanding common stock at such time.

If (A) Mr. Ostfeld or any of the Independent New Directors (or any replacement nominees) resigns or otherwise vacates his role as a director at any time from the date of the Cooperation Agreement until the Termination Date (as defined below), then JANA will have the right to designate a replacement director that meets the criteria set forth in the Cooperation Agreement and is reasonably acceptable to the Board, (B) Ms. Kimmelshue (or any replacement nominee) resigns or otherwise vacates her role as a director at any time from the date of the Cooperation Agreement until the Termination Date, then Continental Grain will have the right to designate a replacement director that meets the criteria set forth in the Cooperation Agreement and is reasonably acceptable to the Board and (C) either of the Independent Mutual Directors (or any replacement nominee) resigns or otherwise vacates his role as a director at any time from the date of the Cooperation Agreement until the Termination Date, then the Company and JANA will mutually agree on a replacement director, in each case provided the Shareholder Parties still beneficially own, in the aggregate, a total net long position of at least 1.5% (as adjusted for stock splits, stock dividends, reverse stock splits and similar events) of the Company’s then-outstanding common stock at such time.

The Cooperation Agreement also contains customary mutual non-disparagement provisions. Each party’s obligations under the respective non-disparagement provisions of the Cooperation Agreement will terminate immediately upon any breach by the other party of its non-disparagement obligations.

Additionally, each of the Shareholder Parties has agreed to vote all shares of the Company’s common stock beneficially owned by it and over which it exercises or has voting authority at any Company annual or special meeting of stockholders prior to the Termination Date (i) in favor of the following persons for election as directors of the Company and no other person(s): the Agreed Directors, Peter J. Bensen, Robert J. Coviello, Rita Fisher, André J. Hawaux, Hala G. Moddelmog, Norman Prestage and Michael J. Smith, and (ii) in accordance with the Board’s recommendations with respect to (a) the election, removal or replacement of directors of the Company to the extent such recommendations are made in accordance with clause (i); and (b) any other proposal submitted to stockholders; provided, however, that in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any proposals (other than the election of the persons named in clause (i)), the Shareholder Parties will be permitted to vote in accordance with the ISS or Glass Lewis recommendation; provided, further, that the Shareholder Parties will be permitted to vote in their sole discretion with respect to an extraordinary transaction and matters related to the implementation of takeover defenses.

Pursuant to the Cooperation Agreement, each Independent Shareholder Director has submitted an irrevocable resignation letter (the “Irrevocable Resignation Letter”) resigning as a director of the Company effective only upon, and subject to, the occurrence of a material breach by JANA, in the case of Mr. Ostfeld, and Continental Grain, in the case of Ms. Kimmelshue, of certain of the applicable Shareholder Party’s obligations under the Irrevocable Resignation Letter. It will be in the Board’s sole discretion whether to accept or reject such resignation of such Independent Shareholder Director from the Board.

Unless otherwise mutually agreed to in writing by each party, the Cooperation Agreement will terminate upon the earlier of (i) the date that is 30 calendar days prior to the beginning of the Company’s advance notice period for the nomination of directors at the Company’s 2026 annual meeting of stockholders, and (ii) April 28, 2026 (the earlier of (i) and (ii), the “Termination Date”).

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Cooperation Agreement, a copy of which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC by the Company on June 30, 2025.

ITEM 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and related SEC rules, we are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement. We conduct these advisory “say-on-pay” votes on an annual basis, and we expect the next say-on-pay vote to occur at our 2026 annual meeting of stockholders. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our NEOs described in this Proxy Statement. As described in detail under “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, retain and motivate superior executive talent, including our NEOs, who are critical to our success. At the same time, we structure our executive compensation program to focus on stockholders’ interests by incenting superior sustainable performance. Under these programs, we align pay and performance by basing a significant portion of our NEOs’ compensation on:
•achieving strategic and financial goals; and
•increasing stockholder value.
We also have strong compensation-related governance practices to protect our stockholders’ interests. You can find more information about these practices under “Board Committees and Membership—Compensation and Human Capital Committee” and “Compensation Discussion and Analysis.” These practices include the following:
•we have substantial stock ownership and share retention requirements for directors and executive officers that promote alignment of their interests with our stockholders’ interests;
•our long-term incentive program is 100% equity-based;
•more than 87% of our Chief Executive Officer’s target total compensation is at-risk incentive-based pay, of which about 68% is based on long-term performance;
•on average, 74% of target compensation is at-risk incentive-based pay for our other NEOs;
•benefits payable in connection with a change in control require a "double trigger," and we do not pay any of the executive's tax liability (i.e., no gross-ups);
•we employ our U.S. executive officers “at will” without individual severance agreements or employment contracts;
•we have significant risk mitigators, such as limits on incentive awards, use of multiple performance measures in our incentive plans, stock ownership and holding requirements and executive incentive compensation recoupment (clawback) policies; and
•our policies prohibit hedging, pledging and short sales of Lamb Weston shares.
Please read “Compensation Discussion and Analysis” and “Executive Compensation Tables” in this Proxy Statement for specific details about our executive compensation program. The Compensation Committee and the Board believe that our executive compensation program for our NEOs serves our stockholders’ interests. Accordingly, we ask you to vote “FOR” the following resolution at our Annual Meeting:
“RESOLVED, that Lamb Weston’s stockholders approve, on an advisory basis, the compensation paid to Lamb Weston’s NEOs, as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narrative discussion.”
This “say-on-pay” vote is advisory. Therefore, it will not be binding on Lamb Weston, the Compensation Committee or the Board. However, the Board and Compensation Committee value our stockholders’ opinions and expect to consider the outcome of the vote, along with other relevant factors, when considering NEO compensation in the future.
The Board recommends a vote “FOR” the advisory approval of our NEOs’ compensation as disclosed in this Proxy Statement.

ITEM 3. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS
The Audit and Finance Committee (the “Audit Committee”) is directly responsible for the selection, appointment, compensation, retention, oversight and termination of our independent auditors. KPMG LLP, a registered public accounting firm, has served as our independent auditors since 2016 and were appointed in connection with our separation from Conagra on November 9, 2016.
Review of Independent Auditors
The Audit Committee annually reviews the performance of the independent auditors and considers whether to reappoint the firm for the following year or appoint a different firm. In determining which firm to appoint as the Company’s independent auditors for fiscal 2026, the Audit Committee considered numerous factors, including:
•firm capabilities, approach and fees;
•firm tenure as our independent auditors;
•the quality of the work that KPMG LLP has performed for Lamb Weston and its communications with the Audit Committee and management;
•KPMG LLP’s qualifications and experience auditing companies of comparable size and complexity;
•KPMG LLP’s familiarity with our global business and operations, accounting policies and practices and internal control over financial reporting;
•the potential impacts to Lamb Weston from selecting a different independent auditor, including the significant time commitment and potential distraction of resources related to changing independent auditors; and
•firm independence.
In assessing the independence of Lamb Weston’s independent auditors, the Audit Committee considered factors including the nature and amount of non-audit fees and services that the firm provides to Lamb Weston. Also, in conjunction with the required rotation of the auditing firm’s lead engagement partner at least every five years, the Audit Committee and its Chairman are involved in the selection of the independent auditor’s lead engagement partner through a process that includes candidate interviews.
The Audit Committee discusses with the independent auditors the scope of and plans for the audit and is also responsible for the audit fees associated with the retention of the independent auditors. As part of determining what firm to appoint, the Audit Committee discussed audit fees and the audit process with KPMG LLP, including the audit scope, plan and staffing.
Selection of Independent Auditors
Following its review, the Audit Committee selected KPMG LLP as Lamb Weston’s independent auditors for fiscal 2026. The Audit Committee and the Board believe that the continued retention of KPMG LLP as the independent auditor is in our and our stockholders’ best interests and are requesting, as a matter of good corporate governance practice, that stockholders ratify this selection.
The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if our stockholders do not ratify the selection, the Audit Committee may investigate the reasons for our stockholders’ rejection and may consider whether to retain KPMG LLP or appoint another independent auditor. Furthermore, even if the selection is ratified, the Audit Committee may appoint a different independent auditor if, in its discretion, it determines that such a change would be in Lamb Weston’s and our stockholders’ best interests.
We expect that representatives of KPMG LLP will be present at the Annual Meeting. The representatives of KPMG LLP will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders. Additional information about our independent auditors, including our pre-approval policies and KPMG LLP’s aggregate fees for fiscal 2024 and 2025, can be found below under “Board Committees and Membership—Audit and Finance Committee.”
The Board recommends a vote “FOR” the ratification of the selection of KPMG LLP as Lamb Weston’s independent auditors for fiscal 2026.

CORPORATE GOVERNANCE
We believe that having and adhering to a strong corporate governance framework is essential to our long-term success. This section describes our corporate governance framework, including our key governance principles and practices, Board leadership structure and oversight functions.
Corporate Governance Principles
The Principles articulate our governance philosophy, practices and policies in a range of areas, including: the Board’s role and responsibilities; composition and structure of the Board; establishment and responsibilities of the committees of the Board; executive and director performance evaluations; and succession planning. The Governance Committee reviews the Principles annually and recommends any changes to the Board for its consideration.
Key Corporate Governance Practices
The Board is committed to performing its responsibilities in a manner consistent with sound corporate governance practices. It routinely reviews its processes, assesses the regulatory and legislative environment and adopts governance practices as needed that support informed, competent and independent oversight on behalf of our stockholders. Our Principles provide a summary of these practices and are available on our website as described below under “—Corporate Governance Materials.” Highlights of our corporate governance practices include:
•Annual Election of Directors. To promote greater accountability to stockholders, all of our directors stand for election annually.
•Majority Voting in Uncontested Director Elections with a Director Resignation Policy. Our bylaws require that to be elected in an uncontested election, a director nominee must receive the affirmative vote of a majority of the votes cast in the election. If an incumbent nominee is not elected, he or she is required to promptly tender a resignation to the Board, subject to acceptance or rejection by the Board. Within 90 days of the certification of the election results, the Board will publicly disclose its decision as to whether to accept or reject the resignation.
•Proxy Access. Our bylaws permit stockholders to nominate directors through proxy access. Subject to certain terms and conditions set forth in our bylaws, any stockholder, or group of up to 20 stockholders collectively, owning at least 3% of the outstanding shares of Lamb Weston common stock continuously for at least three years, may nominate director candidates for inclusion in our proxy materials.
•Majority of Directors are Independent. The Board has determined that 12 of our 13 current directors (one of whom is not standing for re-election at the Annual Meeting) have no material relationship with Lamb Weston and are independent within the meaning of applicable independence standards, including the listing standards of the New York Stock Exchange (“NYSE”) and the categorical standards contained in the Principles. Mr. Smith is not deemed to be independent under NYSE rules due to his service as our Chief Executive Officer.
•Independent Board Leadership. The Principles provide that the Board will appoint a Chairman. As described below under “—Board Leadership Structure,” the Chairman position is currently a position separate from the Chief Executive Officer position. In addition, the Principles provide that if the Chairman of the Board is not an independent director, the Board will select a lead director from the independent directors. Our Chairman, Bradley A. Alford, is an independent director. Mr. Alford’s strong leadership, strategic capabilities, insights and international and operational experience at a multinational food and beverage company; his significant expertise in finance; and his broad understanding of governance issues facing public companies from his board service to other public companies has provided him with unique capabilities and insight with respect to the Company’s business, which are brought to bear in the performance of his responsibilities as Chairman.
•Independent Board Committees and Committee Charters. Each of the Audit Committee, Compensation Committee and Governance Committee is comprised entirely of independent directors and operates under a written charter that has been approved by the full Board.
•Regularly-Scheduled Executive Sessions. The Board meets on a regularly-scheduled basis and holds an executive session without management present at every regularly-scheduled meeting. The Chairman presides at the executive sessions of non-management directors.

•Board and Committee Evaluation Processes. Each of the Board, the Audit Committee, the Compensation Committee and the Governance Committee conducts a self-evaluation of its performance on an annual basis. As part of this process, in addition to discussing the evaluations as a group on the Board and committee levels, the Chair of the Governance Committee meets with each director individually.
•Stock Ownership Guidelines for Directors and Executive Officers. Directors and executive officers are subject to stock ownership guidelines.
◦All non-employee directors are expected to acquire and hold shares of Lamb Weston common stock during their tenure with a value of at least five times the annual board retainer (i.e., $500,000). Directors are expected to acquire these shares within five years following their first election to the Board. Until the required ownership level is achieved, a director may not sell Lamb Weston common stock, except to satisfy applicable tax obligations. Ownership levels for our non-employee Board members are described under “Non-Employee Director Compensation—Director Stock Ownership Requirements” below.
◦Each executive officer is subject to stock ownership guidelines equal to a multiple of that person’s salary. Our Chief Executive Officer is required to own shares of our common stock having a value of at least six times his salary, and each of our other NEOs is required to own shares of our common stock having a value of at least two times his or her salary. Executive officers are expected to reach their respective ownership requirements within five years after appointment to the executive leadership team. Until the required stock ownership level is achieved, executive officers are required to retain 75% of net shares acquired upon vesting of equity awards, after taxes. See “Compensation Discussion and Analysis—What We Pay and Why—Other Elements of our Fiscal 2025 Executive Compensation Program” for a summary of the stock ownership of each NEO.
•Special Meetings of the Board. Our bylaws allow the Chairman of the Board, Chief Executive Officer or a majority of the Board to call special meetings of the Board.
•Limits on Board Memberships. The Principles provide that a director who is also a Chief Executive Officer of a public company should not serve on more than one public company board, apart from their own. Other directors should not serve on the boards of directors of more than four public companies, including Lamb Weston’s Board. In addition, a member of the Audit Committee may not serve on the audit committees of more than two other public companies while they are serving on our Audit Committee. All of our directors are in compliance with this policy.
•Board Refreshment. As of August 1, 2025, the average tenure of our Board members was about 2.7 years. The Governance Committee reviews individual director evaluations annually in connection with re-nomination processes. No director may be nominated to a new term if he or she would be over age 75 at the time of the election, unless the Board believes that such nomination is in the stockholders’ best interests.
•Anti-Pledging/Hedging Policy. Our directors and executive officers, including our NEOs, are prohibited from pledging their shares of Lamb Weston stock or hedging their ownership of Lamb Weston stock, including by trading in publicly-traded options, puts, calls or other derivative instruments related to Lamb Weston stock or debt.
•Clawback Policies. We have clawback policies that require the forfeiture or recoupment of awards for our executive officers under our incentive plans upon certain restatements (as required by NYSE listing standards and Section 10D of the Exchange Act) or in the event of detrimental conduct by the executive officer.
•Insider Trading Policy. We have adopted an insider trading policy that governs the purchase, sale, and/or other transactions of our securities by the Company and its subsidiaries, directors, officers and employees and other covered persons and is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable NYSE listing standards.

Corporate Governance Materials
To learn more about our governance practices, you can access the following documents at https://investors.lambweston.com/corporate-governance/governance-documents. We will also provide copies of any of these documents to stockholders upon written request to the Corporate Secretary.
•Corporate Governance Principles
•Board Committee Charters
•Code of Conduct
•Code of Ethics for Senior Corporate Financial Officers
•Procedures for bringing concerns or complaints to the attention of the Audit Committee
•Procedures for communicating with the Board, the Chairman of the Board, our non-management directors as a group or, if applicable, the Lead Director
The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.
Board Leadership Structure
Our current Board leadership structure consists of:
•separate Chairman and Chief Executive Officer roles;
•an independent Chairman;
•all independent directors, except the Chief Executive Officer;
•fully independent Board committees; and
•governance practices that promote independent leadership and oversight.
Separate Chairman and Chief Executive Officer
The Principles provide the Board flexibility in determining its leadership structure. The Board’s current leadership structure is designed to promote Board effectiveness and to appropriately allocate authority and responsibility between the Board and management. Currently, Bradley A. Alford serves as Chairman of our Board and Michael J. Smith serves as our Chief Executive Officer. The Board believes that this leadership structure, which separates the Chairman and Chief Executive Officer roles, continues to be the optimal structure at this time as it provides the Company and the Board with strong leadership and independent oversight of management and allows the Chief Executive Officer to focus primarily on the management and operation of our business.
With separate Chairman and Chief Executive Officer roles, our Chairman can lead the Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content and timely flow of information, engaging with the Chief Executive Officer and senior leadership team between Board meetings on business developments and providing overall guidance to our Chief Executive Officer as to the Board’s views and perspectives, particularly on the strategic direction of the Company. In addition, our Chairman presides over stockholder meetings, Board meetings and executive sessions of the independent directors, which occur during each regularly scheduled Board meeting, and has authority to call meetings of the independent directors. Meanwhile, our Chief Executive Officer can focus on setting the strategic direction for the Company, overseeing daily operations, engaging with external constituents, developing our leaders and promoting employee engagement at all levels of the organization. As described below, we believe that our governance practices ensure that skilled and experienced independent directors provide independent leadership.
The Board periodically evaluates its leadership structure and determines the most appropriate leadership structure at that time. In considering which leadership structure will allow it to most effectively carry out its responsibilities and best represent stockholders’ interests, the Board takes into account various factors. Among them are our specific business needs, our operating and financial performance, industry conditions, economic and regulatory environments, the current composition of the Board, the policies and practices in place to provide independent Board oversight of management, the results of Board and committee annual self-assessments, the advantages and disadvantages of alternative leadership structures based on circumstances at that time and our corporate governance practices.

Director Independence

The Board has determined that 12 of our 13 current directors (one of whom is not standing for re-election at the Annual Meeting) have no material relationships with Lamb Weston and are independent within the meaning of applicable independence standards. Mr. Smith is not independent since he is a Lamb Weston employee. In addition, there is no family relationship between any director or executive officer of the Company.
The Principles require that a majority of the directors meet the NYSE independence standards. For a director to be considered independent, the Board must affirmatively determine, after reviewing all relevant information, that a director has no material relationship with Lamb Weston. In making its independence determinations, the Board has established categorical independence standards, including whether a director or a member of the director’s immediate family has any current or past employment or affiliation with Lamb Weston or the independent auditors. These standards are generally consistent with the NYSE’s independence standards and are included in the Principles.
In addition to satisfying our independence standards, each member of the Audit Committee of the Board must satisfy an additional SEC independence requirement that provides that the member may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than his or her director’s compensation and may not be an “affiliated person” of Lamb Weston. Each member of the Audit Committee satisfies this additional independence requirement.
Similarly, the SEC and NYSE have adopted rules relating to the independence of members of the Compensation Committee of the Board. These rules require consideration of the source of the Compensation Committee member’s compensation, including any consulting, advisory or other compensatory fees paid to the Compensation Committee member, and the Compensation Committee member’s affiliation with us, any of our subsidiaries or any affiliates of our subsidiaries. Each member of the Compensation Committee satisfies these additional independence requirements.
Oversight of Risk Management
Our senior leadership is responsible for identifying, assessing and managing our exposure to risk. A component of this work is performed through a management-led Risk Oversight Committee, chaired by our Chief Financial Officer. In addition, we annually update Lamb Weston’s enterprise risk management (“ERM”) assessment through surveys and discussions with senior management, across functional areas and business units, and the Board. From time to time, the assessment may also include consultation with outside advisors and experts. The Company’s ERM program is designed to identify, assess and prioritize the Company’s risk exposures across various time frames, from the short-term to the long-term. The ERM assessment evaluates identified risks based on their potential magnitude, likelihood and immediacy and reported to management. For certain key risks, management risk response plans, whether current or planned, are evaluated and updated as necessary to mitigate and manage identified risks. The management risk response plans address drivers that impact the identified risks and responsibility is assigned to certain members of senior management to implement the plans. Annually, our head of internal audit reviews the ERM assessment, including the methodology and approach used to identify, assess and manage risks, and discusses the key risks identified in the ERM process with the Board, soliciting input from directors on the steps taken to mitigate risks and plans for additional mitigation in the year ahead. In addition, the status of the management risk responses is tracked and reported semiannually either to the Audit Committee or to the full Board.
The Board and its committees play an active role in overseeing management’s activities and ensuring that management’s plans are balanced from a risk/reward perspective. In performing this function, each Board committee has full access to management and may engage independent advisors. The Board and its committees perform this oversight through the following mechanisms:
•Board Discussion. Throughout the year, specific Board meetings are set aside for a discussion of our strategic plan, capital allocation, succession plans, annual ERM assessment and the risks and opportunities we face. Further, the Board regularly discusses our business segments and significant functions, including our supply chain operations. These presentations include a discussion of the business, capital expenditures and project updates, and regulatory, operational and other risks associated with planned strategies and tactics. The Board also receives regular legal, compliance, food safety and quality, environmental, health and safety and regulatory updates from our General Counsel and Chief Compliance Officer. In addition, between regularly scheduled meetings, our Chief Executive Officer provides monthly updates on our business to the full Board and conducts regular calls with the Chairman, as well as informal calls with individual directors. Other members of management also update the Board on a periodic basis between formal meetings.
•Audit Committee Oversight. Our Audit Committee provides oversight for management’s handling of our financial and operational risks. The Audit Committee’s charter requires it to review our policies on risk assessment and risk management, which includes discussing our processes for identifying and managing enterprise-wide risks facing Lamb Weston, including, but not limited to, financial risks (such as derivative and treasury risks) and operational risks. The Audit Committee also oversees our management of financial risks by, among other things, reviewing our significant accounting policies and the activities of management’s Risk Oversight Committee, maintaining direct oversight of our internal audit function and holding regular executive sessions separately with our Chief Financial Officer, Controller, head of internal audit and independent auditors. As discussed above, our head of internal audit also annually reviews the status of the ERM management risk responses with the Audit Committee. In addition, the Audit Committee reviews with our Chief Information Officer, on an annual basis, our global information technology structure and strategic efforts to protect, optimize and support the growth of the Company. Further, our Chief Information Officer and head of Information Security regularly update the Audit Committee on the Company's cybersecurity programs, policies and practices as warranted, including review of the state of the Company's cybersecurity programs and risks, emerging cybersecurity developments, threats and vulnerability and the Company's strategy and key cybersecurity initiatives designed to improve the Company's risk posture. The Audit Committee also receives regular updates on our capital investment projects and share repurchase program. The Chair of the Audit Committee reports to the full Board on its activities on a quarterly basis or more frequently as warranted.
•Compensation Committee Oversight. The Compensation Committee reviews the Company’s leadership development activities to ensure appropriate succession planning occurs and reviews the relationship between the Company’s compensation programs and risks. The Compensation Committee also regularly reviews the Company’s human capital management, including talent acquisition, development, retention and inclusion. The Chair of the Compensation Committee reports to the full Board on its activities on a quarterly basis or more frequently as warranted.
•Governance Committee Oversight. The Governance Committee assists the Board in managing risks associated with Board organization, membership and structure. It also assists management in the oversight of reputational risks and key public affairs matters and oversees the Company’s policies and programs related to corporate environmental, social and governance (“ESG”) strategy. While the Board annually reviews the Company’s sustainability report, the Governance Committee regularly reviews updates on the Company’s performance against its ESG strategy and related targets, which include carbon emissions and water stewardship, and oversees risks related to these matters. The Governance Committee also annually reviews updates on our charitable foundation, community involvement and government affairs matters. The Chair of the Governance Committee reports to the full Board on its activities on a quarterly basis or more frequently as warranted.
Because issues related to risk oversight often overlap, certain issues may be addressed at both the committee and full Board level.
Meeting Attendance
We expect directors to attend all Board meetings, the Annual Meeting and all meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. The Board held 14 meetings in fiscal 2025. During the period in which he or she served, each director attended at least 75% of all meetings of the Board and the committees on which he or she served during fiscal 2025. All directors serving at the time of our 2024 annual meeting of stockholders attended such meeting.

Code of Conduct and Code of Ethics for Senior Corporate Financial Officers
We have a written Code of Conduct that applies to members of our Board and employees. The Code of Conduct is designed to reinforce our commitment to high ethical standards and to promote:
•accountability and responsibility for making good decisions and for the outcomes of those decisions;
•responsibility to one another by treating all with dignity and respect;
•responsibility to the public and our stockholders by taking responsibility for our actions;
•responsibility to our business partners by treating our business partners as equals in the quest for high business conduct standards; and
•responsibility to governments and the law by complying with applicable legal and regulatory standards.
The Code of Conduct reflects our values and contains important rules our directors and employees must follow when conducting business. The Code of Conduct is part of our global compliance and integrity program that provides support and training throughout our Company and encourages reporting of wrongdoing by offering anonymous reporting options and a non-retaliation policy.
Additionally, we have a written Code of Ethics for Senior Corporate Financial Officers (the “Code of Ethics”) that applies to our Chief Executive Officer, Chief Financial Officer and Controller, who are also subject to the provisions of our Code of Conduct. Under the Code of Ethics, these senior corporate officers are required to, among other matters:
•act with honesty and integrity;
•ethically handle any actual or apparent conflicts of interest between personal and professional relationships;
•disclose to the Audit Committee any material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest;
•provide, or cause to be provided, full, fair, accurate, timely and understandable disclosure in reports and documents that Lamb Weston files with, or submits to, the SEC and in other public communications made by Lamb Weston;
•use, or cause to be used, all corporate assets entrusted to such officer in a responsible manner and in the best interests of Lamb Weston; and
•promptly report any violations of the Code of Ethics to the Audit Committee and promote the prompt reporting of violations of the Company’s Code of Conduct to the persons identified in that code.
We will disclose in the Corporate Governance section of our website any amendments to our Code of Conduct or Code of Ethics and any waiver granted to an executive officer or director under these codes.

Stakeholder Engagement and Communications with the Board
We engage with our stockholders throughout the year, seeking their input and views on various matters. Our efforts help ensure that management and the Board understand and consider the issues that matter most to our stockholders and allow us to effectively address them. During fiscal 2025 and thus far in fiscal 2026, management engaged with stockholders representing over approximately 40% of our shares outstanding. These discussions included Lamb Weston management, investor relations and in certain instances, representatives of the Board. We discussed wide ranging topics, including the Company’s performance, industry dynamics, executive appointments and management succession planning, capital deployment, executive compensation, Board risk oversight and governance and human capital, climate and other ESG matters. These discussions were productive, and we appreciate that our stockholders took the time to share their perspectives and questions with us. In addition, for more information regarding our engagement with JANA and Continental Grain, please see “Item 1. Election of Directors—Cooperation Agreement.” Management also regularly attends investor conferences and holds one-on-one and group meetings and calls with investors. The Board values our stockholders’ perspectives, and the feedback we received during these conversations was shared with the Board, the Compensation Committee and the Governance Committee, and continues to inform our policies and practices. See also "Compensation Discussion and Analysis—Overview—2024 Say-on-Pay Vote and Stockholder Engagement." In addition to our stockholders, we regularly engage with our employees, customers, growers, suppliers and communities where we do business.
Interested parties may communicate with the members of the Board, our non-management directors as a group or the Chairman of the Board by writing to: Lamb Weston Holdings, Inc. Board of Directors, c/o Corporate Secretary, Lamb Weston Holdings, Inc., 599 S. Rivershore Lane, Eagle, Idaho 83616. All communications will be reviewed by the Corporate Secretary, and by internal audit as appropriate, and be reported to the Chairman of the Board. However, the Corporate Secretary routinely filters communications that are solicitations, consumer complaints, unrelated to Lamb Weston or our business or inappropriate communications.
Review of Transactions with Related Persons
The Board has adopted a written policy regarding the review, approval or ratification of transactions with related persons, or “related party transactions.” A related party transaction is one in which Lamb Weston is a participant, the amount involved exceeds $120,000 and any “related party” has or will have a direct or indirect material interest. In general, “related parties” include our directors, director nominees, executive officers and 5% stockholders and their immediate family members. Under this policy, all related party transactions must be reviewed and pre-approved by the Audit Committee unless circumstances make pre-approval impracticable. In the latter case, the Chair of the Audit Committee may review and approve the related party transaction, and the approval must be reported and ratified by the Audit Committee at its next regular scheduled meeting. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is fair and reasonable to Lamb Weston and the extent of the related party’s interest in the transaction. No director may participate in any approval of a related party transaction in which he or she is involved. The Audit Committee, on at least an annual basis, reviews and assesses any ongoing related party transactions to determine whether the relationships remain appropriate. The Audit Committee also reports its actions with respect to any related party transaction to the full Board. There were no related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K since the beginning of the Company’s most recent fiscal year.

BOARD COMMITTEES AND MEMBERSHIP
Committee Membership
The Board designates the committee members and chairs based on the Governance Committee’s recommendations. The Board has three standing committees: Audit, Compensation and Governance. The Board has a written charter for each committee. The charters set forth each committee’s roles and responsibilities. All committee charters are available on our website as discussed above under “Corporate Governance—Corporate Governance Materials.” The following table lists the current committee membership and the number of meetings held by each committee in fiscal 2025.

	Audit	Compensation	Governance
Bradley A. Alford(1)
Peter J. Bensen		Chair	X
Robert J. Coviello		X	X
Rita Fisher	X
André J. Hawaux	Chair
Ruth Kimmelshue		X	X
Lawrence E. Kurzius		X	X
Paul T. Maass	X
Timothy R. McLevish	X
Hala G. Moddelmog		X	Chair
Scott Ostfeld		X	X
Norman Prestage	X
Meetings in FY 2025	6	5	4
(1)Mr. Alford has served as our Chairman of the Board since July 2025 and is an ex officio member of each committee.
Audit and Finance Committee
The Board established the Audit Committee in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The Audit Committee consists entirely of independent directors, and each director meets the independence requirements set forth in the listing standards of NYSE, Rule 10A-3 under the Exchange Act and the Audit Committee charter. The Board has determined that each Audit Committee member is “financially literate” within the meaning of NYSE rules and that Messrs. Hawaux, Maass, McLevish and Prestage are “audit committee financial experts” within the meaning of SEC regulations. No Audit Committee member received any payments in fiscal 2025 from us other than compensation for service as a director.
Under its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes, audits of our financial statements and the appointment and retention of our independent auditors. The Audit Committee, among other duties:
•oversees the integrity of our financial statements and financial reporting processes and reviews our annual and quarterly SEC filings and earnings releases;
•receives reports on critical accounting policies of the Company, significant changes in the Company’s selection or application of accounting principles and the Company’s internal control processes;
•reviews any critical audit matter identified in the independent auditor’s report;
•appoints and retains our independent auditor, reviews the independent auditor’s compensation, reviews the qualifications, independence and performance of the independent auditor and lead audit partner and pre-approves audit and non-audit services performed by the independent auditor;

•reviews and approves the appointment, replacement and compensation of our senior internal audit executive and oversees the performance of the senior internal audit executive and internal audit function;
•reviews the Company’s policies on risk assessment and risk management and reports from management with respect to significant enterprise-wide risks facing the Company, including, but not limited to financial risks and operational risks;
•reviews our financial condition, including matters such as liquidity, debt levels, credit ratings and interest rate exposure, capital structure and long-term financing strategy;
•reviews our dividend and share repurchase policies and capital expenditures;
•reviews our information technology strategy and cybersecurity processes; and
•reviews our compliance with legal and regulatory requirements and our codes of conduct and ethics programs.
The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any complaints we receive. Any person who has a complaint or concern about our accounting, internal accounting controls or auditing matters may communicate such complaints or concerns to the Audit Committee, which communications may be confidential or anonymous and may be submitted in writing to: Audit and Finance Committee, Lamb Weston Holdings, Inc., c/o Corporate Secretary, 599 S. Rivershore Lane, Eagle, Idaho 83616. All complaints and concerns will be reviewed by our head of internal audit, and by legal counsel and the Corporate Secretary, as appropriate. The status of all outstanding complaints or concerns will be reported at each meeting of the Audit Committee.

Audit and Finance Committee Report for the Year Ended May 25, 2025
The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements and financial reporting processes of the Company, (2) the qualifications, independence and performance of the Company’s independent auditor and internal audit department and (3) compliance by the Company with legal and regulatory requirements, and the Company’s codes of conduct and ethics programs. The Audit Committee acts under a written charter, adopted by the Board, a copy of which is available on our website.
Management has primary responsibility for Lamb Weston’s financial statements and the reporting process, including the systems of internal control over financial reporting. The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements, issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and assessing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board.
The Audit Committee has sole authority to appoint, retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the Company’s annual audited financial statements, quarterly financial statements and other filings with the SEC. The Audit Committee reviews reports on various matters, including: (1) critical accounting policies of the Company; (2) any critical audit matter identified in the independent auditor’s report; (3) material written communications between the independent auditor and management; (4) the independent auditor’s internal quality-control procedures; (5) significant changes in the Company’s selection or application of accounting principles; and (6) the effect of regulatory and accounting initiatives on the financial statements of the Company. The Audit Committee also has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting and other advisors to assist the Audit Committee in its functions.
During the last fiscal year, the Audit Committee met and held discussions with representatives of Lamb Weston’s management, its internal audit staff and KPMG LLP, Lamb Weston’s independent auditor. Representatives of financial management, the internal audit staff and the independent auditor have unrestricted access to the Audit Committee and regularly meet privately with the Audit Committee. The Audit Committee reviewed and discussed with management and KPMG LLP the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended May 25, 2025.
The Audit Committee also discussed with the independent auditor the matters required to be discussed by the auditor with the Audit Committee under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent auditor’s communications with the Audit Committee, as well as by SEC regulations. The Audit Committee also reviewed and discussed with KPMG LLP its independence and, as part of that review, received the written disclosures required by applicable professional and regulatory standards relating to KPMG LLP’s independence from Lamb Weston, including those of the PCAOB. The Audit Committee also considered whether the provision of non-audit services provided by KPMG LLP to the Company during fiscal 2025 was compatible with the auditor’s independence.
Based on these reviews and discussions and the report of the independent auditor, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Lamb Weston’s Annual Report on Form 10-K for the fiscal year ended May 25, 2025, which was filed with the SEC on July 23, 2025.
Audit and Finance Committee:
André J. Hawaux, Chair
Peter J. Bensen(1)
Robert J. Coviello(1)
Rita Fisher
Paul T. Maass
Timothy R. McLevish
Norman Prestage

(1) Messrs. Benson and Coviello served on the Audit and Finance Committee until July 10, 2025.

Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of services for which advance approval of the Audit Committee is required. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The requests detail the particular service or category of service that the independent auditor will perform, as well as pre-approved spending limits. The Audit Committee reviews these requests and advises management and the independent auditor if the Audit Committee pre-approves the engagement of the independent auditor for such projects and services. The Audit Committee may delegate the ability to pre-approve audit and permitted non-audit services to a sub-committee or the Chair of the Audit Committee, provided that any such pre-approvals are reported and ratified at the next Audit Committee meeting. During fiscal 2025, the Audit Committee pre-approved all audit and non-audit services provided by the independent auditor. In addition, the Audit Committee has considered whether the services provided by KPMG LLP, other than audit services, are compatible with maintaining that firm’s independence and has concluded that KPMG LLP is independent.
Independent Auditors’ Fees
Aggregate fees for professional services rendered by our independent auditor, KPMG LLP, for fiscal years 2025 and 2024 are set forth in the table below.

	2025	2024
Audit Fees	$5,250,358	$5,755,176
Audit-Related Fees	11,150	2,679
Tax Fees	202,991	212,987
All Other Fees	—	230,000
Total	$5,464,499	$6,200,842
•“Audit Fees” include (a) the audit of our consolidated financial statements, including statutory audits of the financial statements of our affiliates and (b) the reviews of our unaudited consolidated interim financial statements (quarterly financial statements).
•“Audit-Related Fees” include professional services in connection with certain transactions.
•“Tax Fees” include tax consultation and tax compliance services.
•“All Other Fees” include real-time system implementation assessment services in connection with the implementation of the Company’s new enterprise resource planning system in fiscal year 2024.
•All fees above include out-of-pocket expenses.
Compensation and Human Capital Committee
Compensation Committee Interlocks and Insider Participation
The Board has determined that all of the directors who served on the Compensation Committee during fiscal 2025 are independent within the meaning of the NYSE listing standards. No member of the Compensation Committee is a current, or during fiscal 2025 was a former, officer or employee of Lamb Weston or any of our subsidiaries. During fiscal 2025, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related party transactions (for a description of our policy on related party transactions, see “Corporate Governance—Review of Transactions with Related Persons” in this Proxy Statement). During fiscal 2025, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.

Responsibilities
The Compensation Committee’s responsibilities are more fully described in our Compensation Committee charter, and include, among other duties:
•establishing and overseeing implementation of a total rewards philosophy for our executive officers;
•reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and, together with the other independent directors, at least annually evaluating the Chief Executive Officer’s performance in light of these goals and objectives;
•reviewing and approving all compensation of our executive officers and equity awards of all officers subject to Section 16 of the Exchange Act;
•approving all grants of equity-based awards and determining the terms and conditions of those awards;
•reviewing directly, or with the full Board, succession plans for all executive officer positions;
•reviewing and overseeing matters related to human capital management, including talent acquisition, development, retention, and inclusion;
•reviewing whether the Company’s compensation programs for employees generally are designed in a manner that does not incent employees to take inappropriate or excessive risks and whether any compensation policies or practices are reasonably likely to have a material adverse effect on the Company;
•establishing and monitoring compliance with stock ownership guidelines for our executive officers;
•reviewing and approving the implementation and execution of the Company’s clawback policies that allow Lamb Weston to recoup compensation paid to executive officers;
•reviewing and recommending to the Board compensation of non-employee directors, including stock ownership guidelines; and
•retaining and terminating consultants or outside advisors for the Compensation Committee and approving any such consultant’s or advisor’s fees and other terms of engagement, including determinations regarding any conflicts of interest with such consultants or advisors.
The Compensation Committee may delegate its responsibilities to subcommittees comprised of one or more committee members or to selected members of management, subject to requirements of our bylaws and applicable laws, regulations and the terms of our stock plan.
Compensation Consultant to the Committee
The Compensation Committee retains an independent compensation consultant to assist it in evaluating executive compensation programs and advise it regarding the amount and form of executive and director compensation. It uses a consultant to provide additional assurance that our executive and director compensation programs are reasonable, competitive and consistent with our objectives.
The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent compensation consultant. During fiscal 2025, F.W. Cook provided the Compensation Committee advice and services, including:
•regularly participating in Compensation Committee meetings including executive sessions that exclude management;
•consulting with the Compensation Committee Chair and being available to consult with other committee members between committee meetings;
•providing competitive market information for executive positions and evaluating how the compensation we pay the NEOs (as described under “Compensation Discussion and Analysis”) relates both to Lamb Weston’s performance and to how the competitive market compensates executives;
•analyzing “best practices” and providing advice about the design of the annual and long-term incentive plans, including selecting performance metrics;
•advising on the composition of competitive market information for benchmarking pay and performance;
•updating the Compensation Committee on executive compensation trends, issues and regulatory developments; and

•assessing and recommending non-employee director compensation.
For the year ended May 25, 2025, F.W. Cook provided no services to Lamb Weston other than consulting services to the Compensation Committee regarding executive and non-employee director compensation. At least annually, the Compensation Committee reviews the current engagements and the objectivity and independence of the advice that F.W. Cook provides to it on executive and non-employee director compensation. The Compensation Committee considered the specific independence factors adopted by the SEC and NYSE and determined that F.W. Cook is independent and F.W. Cook’s work did not raise any conflicts of interest.
Analysis of Risk in the Compensation Architecture
In 2025, the Compensation Committee evaluated whether our compensation designs, policies and practices operate to discourage our executive officers and other employees from taking unnecessary or excessive risks. As described under “Compensation Discussion and Analysis,” we design our compensation to incent executives and other employees to achieve the Company’s financial and strategic goals that promote long-term stockholder returns. Our compensation design does not encourage our executives and other employees to take excessive risks for short-term benefits that may harm the Company and our stockholders in the long-term. The Compensation Committee uses various strategies to mitigate risk, including:
•using both short-term and long-term incentive compensation so that executives do not focus solely on short-term performance;
•weighting executive compensation heavily toward long-term incentives to encourage sustainable stockholder value and accountability for long-term results;
•using multiple relevant performance measures in our incentive plans, so that executives do not place undue importance on one measure which could distort the results that we want to incent;
•capping the amount of incentives that may be awarded or granted;
•retaining discretion to reduce incentive awards based on unforeseen or unintended consequences and clawback compensation in specified circumstances;
•requiring our top executives to hold a significant amount of common stock and prohibiting them from hedging, pledging or engaging in short sales of their common stock;
•not using employment contracts; and
•not paying severance benefits on change of control events unless the affected executive is first involuntarily terminated without cause or terminates due to good reason.
F.W. Cook also reviewed the Compensation Committee’s risk analysis, including the underlying procedures, and confirmed the Compensation Committee’s conclusion below. In light of these analyses, the Compensation Committee believes that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Lamb Weston.
Nominating and Corporate Governance Committee
The Board has determined that all of the Governance Committee members are independent within the meaning of the NYSE listing standards. The Governance Committee’s charter sets out its responsibilities. Among its responsibilities are:
•identifying qualified candidates for membership on the Board;
•proposing a slate of directors for election by the stockholders at each annual meeting;
•proposing to the Board candidates to fill vacancies;
•considering and making recommendations to the Board concerning the appropriate size, functions and policies of the Board;
•recommending to the Board the structure, size, membership and functions of the various committees of the Board;
•recommending to the Board corporate governance principles for the Company;
•assessing the independence of Board members;
•overseeing the annual evaluation of the Board; and
•overseeing the policies and programs related to the Company’s corporate ESG strategy.

The Governance Committee considers Board candidates suggested by Board members, management and stockholders. The Governance Committee will consider any candidate a stockholder properly presents for election to the Board in accordance with the procedures set forth in our bylaws. The Governance Committee uses the same criteria to evaluate a candidate suggested by a stockholder as the Governance Committee uses to evaluate a candidate it identifies, which are described above under “Item 1. Election of Directors—Director Nomination and Qualification,” and makes a recommendation to the Board regarding the candidate’s appointment or nomination for election to the Board. After the Board’s consideration of the candidate suggested by a stockholder, our Corporate Secretary will notify that stockholder whether the Board decided to appoint or nominate the candidate. For a description of how stockholders may nominate a candidate for the Governance Committee to consider for election to the Board at an annual meeting, see “2026 Annual Meeting of Stockholders” in this Proxy Statement.
If a potential candidate is identified, the Governance Committee will determine whether to conduct a full evaluation of the candidate. This determination is based on whether additional Board members are necessary or desirable. It is also based on whether, in light of the information provided or otherwise available to the Governance Committee, the prospective nominee is likely to satisfy the director qualifications and other factors described above under “Item 1. Election of Directors—Director Nomination and Qualification.” If the Governance Committee determines that additional consideration is warranted, it may request a third-party search firm or other third party to gather additional information about the prospective nominee. The Governance Committee may also elect to interview a candidate. After completing its evaluation process, the Governance Committee makes a recommendation to the full Board.
Ability of Stockholders to Nominate Directors via Proxy Access or Advance Notice
Stockholders wishing to submit candidates for election as directors must notify our Corporate Secretary in writing by delivering or mailing a notice to our principal executive offices at 599 S. Rivershore Lane, Eagle, Idaho 83616. Such submissions must comply with the requirements set forth in our bylaws, including advance notice procedures.
If a stockholder or group of stockholders wishes to nominate a candidate directly, they may also do so in accordance with the provisions set forth in our bylaws. Specifically, our bylaws permit any stockholder, or group of up to 20 stockholders collectively, owning at least 3% of the outstanding shares of Lamb Weston common stock continuously for at least three years, to nominate director candidates for inclusion in our proxy materials. A stockholder or stockholders, as applicable, can nominate up to the greater of:
•20% of the total number of directors on the Board, rounding down to the nearest whole number, and
•two directors,
all in accordance with the requirements set forth more fully in our bylaws.
Under our bylaws, requests to include stockholder-nominated candidates for director in our proxy materials through this process must be received no earlier than 150 calendar days and no later than 120 calendar days prior to the first anniversary of the date on which our definitive proxy statement for the prior year’s annual meeting of stockholders was first released to our stockholders.

NON-EMPLOYEE DIRECTOR COMPENSATION
We use a combination of cash and equity-based incentive compensation to attract and retain highly qualified non-employee directors who will best represent our stockholders’ interests. With its independent compensation consultant’s assistance, the Compensation Committee annually benchmarks director compensation against an industry peer group and considers the appropriateness of the form and amount of director compensation and the time commitment and skill level required to serve on the Board. The Compensation Committee recommends the non-employee director compensation program to the full Board for approval.
In addition, our 2016 Stock Plan limits the maximum fair market value of stock awards to be granted to a non-employee director, taken together with any cash fees payable to him or her, at $600,000 in any fiscal year. All compensation paid in fiscal 2025 to non-employee directors was significantly below this amount. See “—2025 Non-Employee Director Compensation Table” below for specific values.
A Lamb Weston employee who also serves as a director does not receive any additional compensation for serving as a director. Currently, Michael J. Smith, our President and Chief Executive Officer, is the only director who is an employee. Compensation information for Mr. Smith is included under “Compensation Discussion and Analysis” and “Executive Compensation Tables” in this Proxy Statement.
Summary of 2025 Compensation Elements
The table below summarizes the cash and equity compensation elements in place for our non-employee directors during fiscal 2025.

Annual Compensation Elements(1)	Amount ($)
Board Cash Retainer	100,000
Chairman Retainer(2)	150,000
Audit Committee Chair Cash Retainer	25,000
Compensation Committee Chair Cash Retainer	20,000
Governance Committee Chair Cash Retainer	15,000
Equity Grant Value	170,000
(1)If the Board appoints a non-employee director during the year (i.e., other than at the annual meeting of stockholders), we pay that director prorated compensation for the balance of the year. We prorate cash compensation based on the actual number of days of service and the annual equity grant value based on the number of months remaining until the next annual equity grant.
(2)The Chairman retainer was paid in the form of stock options, granted at the same time as the directors’ annual stock award. The number of stock options awarded is determined by dividing the dollar value of the award by the Black-Scholes value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on the closing price of Lamb Weston shares on the grant date. Starting in July 2026, the Chairman retainer is paid 50% in the form of stock options and 50% in the form of restricted stock units ("RSUs").
We pay our non-employee directors their cash retainers quarterly. Non-employee directors can defer all or a portion of their cash retainers into an interest-bearing account, Lamb Weston common stock account or other investments that track investments that are permitted by Lamb Weston’s Employee Benefits Investment Committee pursuant to the Lamb Weston Directors’ Deferred Compensation Plan. This program does not provide above-market earnings (as defined by SEC rules).

Non-employee directors also receive an annual stock award in the form of RSUs, granted on the date of the annual meeting of stockholders. The number of RSUs granted to each director is determined by dividing the annual equity grant value ($170,000) by the closing stock price of our common stock on the NYSE on the date of grant, rounded down to the nearest share. The RSUs vest on the earlier of the next annual meeting of stockholders or the one-year anniversary of the date of grant, subject to continued service until the vesting date. If the non-employee director’s service terminates prior to the vesting date (i) as a result of his or her death or disability, the RSUs will vest in full and (ii) for any reason other than death disability, a pro rata portion of the RSUs will vest. Dividend equivalents accrue on the RSUs at the regular common stock dividend rate in additional RSUs. Non-employee directors may also defer receipt of their stock compensation under the Lamb Weston Directors’ Deferred Compensation Plan.
In July 2025, the Board approved changes to our non-employee director compensation program. Effective following the Annual Meeting, the Board retainer will be 100% equity. Accordingly, the annual equity grant value will be $270,000, which amount includes the former Board annual cash retainer. The committee chair retainers will continue to be paid in cash. In addition, in connection with their respective appointments to the Board in July 2025, Ms. Kimmelshue and Messrs. Alford, Kurzius, Maass, McLevish and Ostfeld received 100% of their prorated compensation in RSUs. Mr. Alford also received his prorated Chairman retainer in the form of stock options (50%) and RSUs (50%).
Director Stock Ownership Requirements
To further align our non-employee directors’ and our stockholders’ interests, the Board has adopted stock ownership requirements for the non-employee directors. All non-employee directors are expected to hold shares of Lamb Weston common stock in an amount equal to five times the annual Board retainer (currently $500,000). All directors must acquire this ownership level within five years after joining the Board. Directors may not sell Lamb Weston common stock until such time as the director has achieved the retention amount (except to satisfy applicable tax obligations). If a director holds the retention amount, the director may elect to sell any shares above that amount upon vesting. If a director departs from the Board, the director may not sell the retention amount until six months after his or her date of departure from the Board. All of our current directors who have served for five years or more meet the stock ownership requirements.
2025 Non-Employee Director Compensation Table
The table below presents information regarding the compensation and stock awards that we have paid or granted to our non-employee directors during fiscal 2025. Ms. Kimmelshue and Messrs. Alford, Kurzius, Maass, McLevish and Ostfeld joined the Board in fiscal 2026 and received no compensation or stock awards in fiscal 2025.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Peter J. Bensen	100,000	169,991	—	5,000	274,991
Charles A. Blixt(5)	115,000	169,991	—	5,000	289,991
Robert J. Coviello	100,000	169,991	—	5,000	274,991
Rita Fisher	100,000	169,991	—	—	269,991
André J. Hawaux	121,458	169,991	—	—	291,449
W.G. Jurgensen(5)(6)	100,000	169,991	150,002	—	419,993
Thomas P. Maurer(7)	31,250	—	—	—	31,250
Hala G. Moddelmog	100,000	169,991	—	5,000	274,991
Robert A. Niblock(5)	100,000	169,991	—	5,000	274,991
Norman Prestage(8)	66,389	169,991	—	5,000	241,380
Maria Renna Sharpe(5)	120,000	169,991	—	5,000	294,991
(1)Includes all retainer fees paid or deferred pursuant to the Lamb Weston Directors’ Deferred Compensation Plan.

(2)The amounts shown in this column represent the full grant date fair value of the RSU awards granted in fiscal 2025 as computed in accordance with FASB ASC Topic 718 based on the closing price of Lamb Weston shares on the grant date. The following table shows the aggregate number of outstanding RSUs held by each non-employee director as of fiscal year-end, May 25, 2025:

Name	Outstanding RSUs(a) (#)
Peter J. Bensen	2,498
Charles A. Blixt	2,498
Robert J. Coviello	2,498
Rita Fisher	2,498
André J. Hawaux	2,498
W.G. Jurgensen	2,498
Thomas P. Maurer	—
Hala G. Moddelmog	2,498
Robert A. Niblock	2,498
Norman Prestage	2,498
Maria Renna Sharpe	2,498
(a)Includes additional RSUs accrued through a dividend reinvestment feature.

(3)The amounts shown in this column represent the full grant date fair value of the stock options granted in fiscal 2025 as computed in accordance with FASB ASC Topic 718 based on the closing price of Lamb Weston shares on the grant date. The aggregate number of outstanding stock options held by Mr. Jurgensen as of fiscal year-end, May 25, 2025, was 16,487. No other non-employee directors held any stock options as of such date.
(4)Represents Lamb Weston Foundation contributions made as part of the Foundation Matching Gift Program. Under the program, the Lamb Weston Foundation provides a donation match of up to $5,000 per fiscal year in connection with a director's donation to an eligible charitable organization.

(5)Mr. Blixt and Mr. Jurgensen served on our Board until June 29, 2025. Mr. Niblock and Ms. Sharpe served on our Board until July 10, 2025. In accordance with the terms of the applicable award agreements, a prorated portion of their RSUs (and, with respect to Mr. Jurgensen, his unvested options) vested in connection with their termination of service.
(6)The Chairman retainer was paid in the form of stock options, granted at the same time as the directors’ annual stock award.
(7)Mr. Maurer served on our Board and as Chair of the Audit Committee in fiscal 2025 until his passing in July 2024.
(8)Mr. Prestage joined the Board on September 26, 2024. The amount of fees earned or paid in cash included in this table for Mr. Prestage has been prorated to reflect the actual number of days of Board service provided by Mr. Prestage in fiscal 2025.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (our “CD&A”) provides an overview of our executive compensation program for fiscal 2025 and our executive compensation philosophies and objectives.
For fiscal 2025, our named executive officers (“NEOs”)1 were:

Name	Title
Michael J. Smith	President and Chief Executive Officer
Bernadette M. Madarieta	Chief Financial Officer
Marc J.P.H. Schroeder	President, International
Sylvia J. Wilks	Chief Supply Chain Officer
Eryk J. Spytek	General Counsel and Chief Compliance Officer
Thomas P. Werner	Former President and Chief Executive Officer
Sharon L. Miller	Former President North America
1.As announced in December 2024, in accordance with our long-standing succession planning, the Board appointed Mr. Smith as President and Chief Executive Officer effective January 3, 2025, succeeding Mr. Werner. Mr. Werner is serving in an advisory role through August 31, 2025 to ensure a smooth transition. Additionally, Ms. Miller's employment with Lamb Weston terminated on January 2, 2025, and Ms. Wilks joined Lamb Weston as our Chief Supply Chain Officer on August 4, 2024.
This CD&A is organized into the following sections:

Overview
•Fiscal 2025 Business Highlights
•Fiscal 2025 Compensation Highlights
•Our Executive Compensation Program, Philosophies and Objectives
•Our Executive Compensation Policies and Practices
•2024 Say-on-Pay Vote and Stockholder Engagement

What We Pay and Why
•Fiscal 2025 Executive Compensation
•Alignment of Executive Compensation Program with Performance
•Base Salary
•Annual Cash Incentive Compensation (Annual Incentive Plan)
•Long-Term Incentive Compensation (LTIP)
•Fiscal 2025 Executive Transitions
•Other Elements of Our Fiscal 2025 Executive Compensation Program

How We Make Executive Compensation Decisions	•Role of the Board, Compensation Committee and Our Executive Officers •Guidance from Independent Compensation Consultant •Inputs to Setting Compensation Opportunity

Overview
Lamb Weston is a leading global producer, distributor and marketer of value-added frozen potato products. We offer a broad product portfolio to a diverse channel and customer base in over 100 countries. We are a leading global supplier of value-added frozen potato products, with a strong presence in North American and international markets across chain, small, regional and retail customers.
Fiscal 2025 Business Highlights
The following describes our fiscal 2025 performance, as compared to fiscal 2024.
Significant inflationary pressure persisted in fiscal 2025, which contributed to consumer uncertainty and lower overall restaurant traffic and frozen potato demand. We increased price investments to compete in the highly competitive environment where industry supply exceeds demand. Half-way through the year, we made important changes to adapt to the evolving environment and put our business on a path back to growth. We announced a restructuring, including the permanent closure of one of our manufacturing facilities and temporarily curtailing certain production lines across our manufacturing network in North America, and other operating and capital expense reductions.
•Net sales decreased 0.3%, or $16.3 million, to $6,451 million. The decline related to a 2 percent decrease in price/mix that reflected the impact of supporting customers with price and trade in a competitive environment globally. The decrease in price/mix was mostly offset by a 2 percent increase in volume, primarily in our International segment and included fully replacing the combined regional, small, and retail customer volume lost, primarily in North America, in the prior year during our transition to a new enterprise resource planning ("ERP") system in the second half of fiscal 2024. Volume increased despite a decrease in global restaurant traffic in fiscal 2025, compared to fiscal 2024.
•Adjusted EBITDA1 decreased 13.8% to $1,220.5 million, reflecting lower gross profit driven by increased manufacturing costs per pound, including higher factory burden absorption. In response to softer restaurant traffic and to reduce inventory levels, we temporarily curtailed production in fiscal 2025. In addition, key input costs increased low-single-digits, and transportation and warehousing costs increased in the low double digits. Cost savings efforts from our restructuring actions and lower advertising and promotion expenses partially offset these higher costs. We were also lapping expenses related to the ERP transition, write-off of excess raw potatoes, and a voluntary product withdrawal in the prior year.
1.Adjusted EBITDA is a non-GAAP financial measure. See the discussion of non-GAAP financial measures and the reconciliation to net income in Appendix A to this Proxy Statement.

While our financial performance in fiscal 2025 was below our initial expectations, we returned to growth in the second half of the year with momentum in customer wins and retention, delivering financial results above our updated expectations. We remain confident in the long-term health and growth prospects for the global frozen potato category and our Company. We are committed to executing our updated strategy and investing in our people and operations so that we may be well-positioned to drive sustainable, profitable growth over the long term. Key investments and actions taken in fiscal 2025 included:
•Announced and delivered on our fiscal 2025 Restructuring Plan to adapt to the evolving industry environment, including achieving our target of $55 million of annualized cost savings in the year;
•In January 2025, Michael J. Smith was appointed Chief Executive Officer and oversaw a comprehensive end-to-end review of the business, announcing a long-term strategic growth plan, including an incremental cost savings program in July 2025;
•Responded to increasing competition globally, by supporting our customers with price and trade to drive volume growth and an increased focus on partnering with our global customers;
•Opened our new production facility in Kruiningen, The Netherlands, and are beginning production in our new plant in Argentina in August 2025;
•Added key new talent to the executive team with the hiring of Sylvia Wilks as Chief Supply Chain Officer and Benjamin Heselton as Chief Information Officer; and
•Delivered new innovative products for customers and consumers globally.
For fiscal 2026, we announced an updated long-term strategic growth plan, including a new incremental cost savings program, to address a dynamic market environment, including anticipated continued pressure on global consumers from macroeconomic and geopolitical events, to generate attractive returns and shareholder value over the long term.
Fiscal 2025 Compensation Highlights
Pay delivery under our incentive plans was aligned with our performance. Based on its assessment of performance in fiscal 2025, the Compensation Committee approved the performance results and corresponding payouts for the following awards (as discussed further below under the sections entitled “—What We Pay and Why—Annual Cash Incentive Compensation (Annual Incentive Plan)” and “—What We Pay and Why—Long-Term Incentive Compensation (LTIP)—Outstanding Performance Share Awards”):
•Annual Incentive Plan ("AIP"): The target net sales and Adjusted EBITDA performance goals for the fiscal 2025 AIP, which were aligned with our annual operating plan for the year, required year-over-year growth of 8.2% and 3.4%, respectively. Our fiscal 2025 net sales and Adjusted EBITDA growth were below our expectations ((0.3)% and (13.8)%, respectively), and neither met the threshold goals under our 2025 AIP, resulting in no payout under the plan.
•Performance Share Awards ("PSAs"): The PSA component of our long-term incentive program, comprising 60% of target long-term incentive grant value, is based 50% on Adjusted EBITDA average annual growth rate ("AAGR") and 50% on relative TSR, both measured over a three-year performance period. The three-year Adjusted EBITDA AAGR goals for the PSAs are set to support our long-term, multi-year growth expectations as communicated publicly to investors. Our fiscal 2025 Adjusted EBITDA growth did not meet the minimum threshold goal under the PSA program, resulting in each of the Year 1 tranche of the fiscal 2025-2027 PSAs, Year 2 tranche of the fiscal 2024-2026 PSAs and Year 3 tranche of the fiscal 2023-2025 PSAs not being earned. Our relative TSR for fiscal 2023-2025 ranked at the 64th percentile of the comparison group of companies in the S&P 500 Packaged Foods and Meats sub-index, which resulted in a payout of 100% of target for this component. The combined payout for the fiscal 2023-2025 PSAs (taking into account the 133.3% payout for the Adjusted EBITDA AAGR component) was 116.7% of the target PSAs.

Our Executive Compensation Program, Philosophies and Objectives
Our executive compensation philosophy is to link pay to performance in support of our evolving business strategy. Over the past several years, our strategy has focused on investing for long-term growth, capitalizing on the strength of our brands, high-quality products and global footprint, and achieving and maintaining leading market share of an expanding category.
Our compensation program, in support of our growth strategy, is designed to accomplish the following:
•provide a competitive total compensation opportunity to recruit, retain and motivate talented executives who drive our success;
•encourage achievement of strategic and financial objectives and creation of stockholder value;
•integrate and balance annual and long-term performance;
•align executives’ interests with stockholders’ interests;
•manage cost and share dilution; and
•ensure compensation plans do not encourage inappropriate risk taking.
The Compensation Committee seeks to target total executive compensation opportunities at levels consistent with those of similarly sized companies in the consumer-packaged goods industry. The current NEOs’ compensation is more heavily weighted toward programs contingent upon our annual and long-term performance. Long-term incentives, which comprise the largest portion of total executive compensation opportunities, are 100% equity based and incorporate multi-year performance and vesting periods. These incentives are designed to strengthen long-term focus and stockholder linkage and promote behavior consistent with our long-term strategic plan.
Our Executive Compensation Policies and Practices
The Compensation Committee reviews our executive compensation program on an ongoing basis to ensure that it supports our Company’s executive compensation philosophies and objectives and is aligned with stockholder interests. Our executive compensation policies and practices include the following, each of which reinforces our executive compensation objectives:

What We Do

✓	Rely on a mix of financial goals to prevent over-emphasis on any single metric.
✓	Place a significant portion of pay at risk.
✓	Require meaningful stock ownership and share retention requirements for our executive officers and non-employee directors.
✓	Require both a change of control and termination of employment for accelerated equity vesting to occur in connection with a change of control (i.e., double-trigger).
✓
Maintain clawback policies that require the forfeiture or recoupment of awards for our executive officers under our incentive plans upon certain restatements or in the event of detrimental conduct by the executive officer.

✓	Use a range of strong processes and controls, including Compensation Committee and Board oversight, in our compensation practices.
✓	Use an independent compensation consultant who performs no other work for the Company.
✓	Pay incentive compensation to our NEOs only after our financial results are complete and the Compensation Committee has certified our performance results.

What We Don’t Do

×	No director or executive officer may pledge or hedge ownership of our stock.
×	No re-pricing of options without stockholder approval and no backdating of options.
×	No change of control agreements have excise tax “gross-up” protection.
×	No compensation programs that encourage unreasonable risk taking will be implemented.
×	No member of management is involved in decisions regarding their own compensation.

2024 Say-on-Pay Vote and Stockholder Engagement
We engage with our stockholders throughout the year, seeking their input and views on various matters, including executive appointments and management succession planning, executive compensation and human capital matters. See “Corporate Governance—Stakeholder Engagement and Communications with the Board” for a discussion of our engagement with stockholders.
Our executive compensation programs have been aligned with best practice and historically we have received strong support from our stockholders as part of the annual non-binding say-on-pay vote. The Compensation Committee upholds the integrity of our pay-for-performance philosophy by establishing challenging and rigorous performance targets, completing qualitative reviews at the end of each fiscal year and exercising its authorized discretion to lower or raise incentive plan award achievement levels to accurately reflect circumstances that were within management’s ability to control and influence. At our 2024 annual meeting of stockholders, approximately 94% of the votes cast on our 2024 advisory “say-on-pay” proposal were cast FOR the approval of our executive compensation program. The Compensation Committee reviewed these results, as well as the feedback that we received from our stockholders during our ongoing stockholder engagement efforts, and determined that the Company’s executive compensation philosophies and program are appropriate and designed to align our NEOs’ interests with stockholders’ interests. The Compensation Committee made no material changes to our executive compensation program for fiscal 2025 based on the voting results of our 2024 say-on pay proposal. However, the Compensation Committee considered insights gained from the Company's ongoing engagement with stockholders during fiscal 2025 in its decisions regarding the Company's fiscal 2026 executive compensation program design; in particular, consistent with the Company's focus on driving improved free cash flow and returns, our fiscal 2026 annual incentive plan will include a free cash flow target and our fiscal 2026 long-term incentive plan will include a return on invested capital related metric.

What We Pay and Why
Fiscal 2025 Executive Compensation
Leading into fiscal 2025, the Compensation Committee considered the appropriateness of our executive compensation program relative to our executive compensation philosophy as described above under “—Overview—Our Executive Compensation Program, Philosophies and Objectives”. The Compensation Committee approved a fiscal 2025 compensation program that consisted of the following key components, all of which are intended to be part of a regular, ongoing structure:

Core Elements	Description of Element (e.g., Fixed or Variable)	Objective
Base Salary	Fixed compensation component
•Reflects the individual role and responsibilities, performance and experience of each NEO and importance of the role for our Company
•Provides an annual fixed base level of cash compensation for fulfillment of job responsibilities

Annual Incentive Plan (“AIP”)	Performance-based cash compensation
•Payout determined based on Company performance against pre-established metrics (50% net sales and 50% Adjusted EBITDA)
•Drives executive performance by aligning compensation to the achievement of annual financial targets that are linked to our long-term strategy and stockholder value creation

Long-Term Incentive Plan (“LTIP”)
Performance-based and at-risk, equity compensation with multi-year vesting
•Delivered in the form of PSAs and restricted stock units ("RSUs")
•PSAs represent 60% of target LTIP opportunity
◦Three-year performance period
◦Number of shares earned will range from 0% to 200% of the target units granted based on fiscal 2025-2027 Company performance against pre-established metrics (50% relative TSR and 50% Adjusted EBITDA growth)
•RSUs represent 40% of target LTIP opportunity
◦Three-year ratable vesting; approximately 1/3 vests on each of the three vesting dates shortly after the first, second and third anniversaries of the grant date

•Share-based awards are intended to align the interests of NEOs and stockholders
•Three-year performance period for PSAs and three-year ratable vesting for RSUs drive executive focus on sustained long-term growth and profitability, thereby fostering long-term value creation for our stockholders

Change of Control Severance Benefits	Severance protection upon terminations without cause or for good reason in connection with a change of control	•Provide our NEOs with income protection; support our executive retention goals; and encourage our NEOs’ independence and objectivity in considering potential change of control transactions

As illustrated in the charts below, the majority of our executive compensation opportunities for our NEOs under the regular, ongoing structure was variable and linked to financial goals.

CEO[1] Fiscal 2025 Total Compensation at Target Pay Mix	NEOs[2] (Excluding CEO) Average Fiscal 2025 Total Compensation at Target Pay Mix

At-risk
87%
RSUs
28%
Base Pay
13%
AIP
19%
LTIP
68%
PSAs
40%

RSUs
19%
Base Pay
26%
LTIP
48%
At-risk
74%
AIP
26%
PSAs
29%

AIP	19%
RSUs	28%
PSAs	40%
At-risk	87%

AIP	26%
RSUs	19%
PSAs	29%
At-risk	74%

1.The CEO chart reflects Mr. Smith's annualized pay mix at target upon appointment to CEO in January 2025.
2.The NEO chart reflects compensation for Mses. Madarieta and Wilks and Messrs. Schroeder and Spytek.
Alignment of Executive Compensation Program with Performance
Consistent with our executive compensation philosophy as described above under “—Overview—Our Executive Compensation Program, Philosophies and Objectives,” our executive compensation program is designed to promote sustained long-term growth and profitability and stockholder value creation. Target pay opportunities and the mix of pay elements are intended to be market-competitive and aligned with best practices in executive compensation. Performance measures are selected to support our growth strategy and reflect the fundamental financial measures of successful Company performance and long-term value creation. In selecting the financial measures used in our incentive plans, the Compensation Committee reviews measures used by our peer companies as well as general industry data and considers various measures and options. With input from its independent compensation consultant, the Compensation Committee analyzes alternative financial measures for the incentive plans, weighing multiple factors including alignment to our evolving business strategy and financial objectives, ability to incentivize management and ability to measure performance during the applicable performance period. Following its analysis, the Compensation Committee selects financial measures that it believes would achieve its compensation philosophy of tying pay to performance. By tying a significant portion of our NEOs’ compensation to these fundamental financial measures, we believe the program aligns the Company’s short- and long-term objectives with long-term stockholder value creation.
Actual compensation earned by our NEOs has been aligned with performance over time, not only because payouts on incentive compensation require achievement of rigorous performance goals, but also because the long-term component is 100% equity-based and therefore directly aligned with our absolute total shareholder returns, both positive and negative.

As shown in the chart below, our AIP payouts have generally trended with annual growth in Adjusted EBITDA and net sales, with the exception of fiscal year 2024, when the Company did not pay executives an annual bonus despite record high Adjusted EBITDA and net sales. Since the Company's spin-off from Conagra Brands, Inc. in November 2016 (the "spin-off"), the Company's Adjusted EBITDA and net sales have grown 7% and 9%, respectively, on a compounded, annualized basis, and average bonus payouts have been 100% of target.

As shown in the chart below, PSA payouts under our LTIP have trended with annual growth in Adjusted EBITDA and total shareholder return (TSR). Since the spin-off, Adjusted EBITDA has grown 7% on a compounded, annualized basis, and average PSA payouts were 97% of target. A $100 investment in our common stock as of our spin-off (November 9, 2016) was worth $191 (+91%) at the end of fiscal 2025 (including reinvestment of dividends). Meanwhile, a similar investment in the S&P 500 Packaged Foods & Meats Index was worth $124 (+24%).

* FY24-26 PSAs are tracking at 50% of target in total, calculated as follows: 200% for FY24 EBITDA (weighting 16.7%), 0% for FY25 EBITDA (weighting 16.7%), and 0% tracking for FY24-FY26 relative TSR (weighting 50%); 100% of target assumption for FY26 EBITDA (weighting 16.7%)
** FY25-27 PSAs are tracking at 33% of target in total, calculated as follows: 0% for FY25 EBITDA (weighting 16.7%) and 0% tracking for FY25-FY27 relative TSR (weighting 50%); 100% of target assumption for FY26 EBITDA and FY27 EBITDA (weighting 16.7%)
Base Salary
For fiscal 2025, Mr. Smith's base salary was increased in connection with his promotion to President and Chief Executive Officer. Ms. Wilks's base salary was established when she joined the Company in August 2024. In connection with his transition to Special Advisor, Mr. Werner's base salary was reduced in January 2025. Fiscal 2025 base salaries for the other NEOs remained unchanged from fiscal 2024. The annual base salary rates for our NEOs for fiscal 2024 and 2025 are shown in the table below, as applicable.

Named Executive Officer	Fiscal 2024 Base Salary Rate	Fiscal 2025 Base Salary Rate
Michael J. Smith[1]	$750,000	$1,000,000
Bernadette M. Madarieta	$600,000	$600,000
Marc J.P.H. Schroeder[2]	$653,315	$653,315
Sylvia J. Wilks[3]	$—	$575,000
Eryk J. Spytek	$560,000	$560,000
Thomas P. Werner[4]	$1,100,000	$550,000
Sharon L. Miller	$625,000	$625,000
1.Mr. Smith was promoted to Chief Executive Officer in January 2025. Fiscal 2025 base salary shown in the table above reflects his annual salary rate as of his promotion, and does not match the value shown in the Summary Compensation Table.
2.Mr. Schroeder’s cash compensation for both fiscal 2024 and fiscal 2025 is converted from Euros to USD throughout this Proxy Statement using a 1.14 exchange rate.
3.Ms. Wilks joined the Company as Chief Supply Chain Officer in August 2024. Fiscal 2025 base salary shown in the table above reflects an annualized value and does not match the value shown in the Summary Compensation Table.
4.Mr. Werner transitioned to an advisory role in January 2025. Base salary shown in the table above reflects his annual salary rate as of this transition date, and does not match the value shown in the Summary Compensation Table.

Annual Cash Incentive Compensation (Annual Incentive Plan)
All NEOs participated in our fiscal 2025 AIP, which aligns annual cash compensation with achievement of the financial goals shown below. For fiscal 2025, the Compensation Committee approved two annual incentive financial measures in alignment with the Company’s growth strategy and annual financial objectives: net sales and Adjusted EBITDA. The Compensation Committee believes net sales and Adjusted EBITDA provide a balanced overall incentive to driving achievement of the Company’s strategic objectives. Annual incentives above target cannot be earned if top line growth is achieved without sufficient profitability, or if profit goals are achieved without sufficient net sales growth. The Compensation Committee believes all NEOs participating in the AIP should be tied to the same performance-based metrics and financial targets to promote a focused view on overall Company results. Appendix A to this Proxy Statement provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income.
Fiscal 2025 Annual Incentive Plan Award Opportunity and Results

Financial Metric (dollars in millions)	Weight	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)	Results	Approved Payout %
Net sales	50%	$6,650	$7,000	$7,350	$6,451	0%
Adjusted EBITDA	50%	$1,348	$1,465	$1,612	$1,221	0%
Final Approved Payout as a Percentage of Target Award Opportunity: 0%
At the time the Compensation Committee set the above AIP goals, they were deemed appropriately challenging; the target net sales and Adjusted EBITDA goals required 8.2% and 3.4% growth, respectively, over fiscal 2024 actual results.
Both our AIP and LTIP are designed to incentivize management and other employees by tying the payout to specific Company performance results. However, in order to be consistent with the Company’s earnings releases, account for material unplanned events, and prevent unusual gains and losses from significantly impacting incentive payouts, either negatively or positively, in a way that is not indicative of underlying business performance, the Compensation Committee approved certain pre-determined adjustments. These adjustments include, but are not limited to, the following types of categories:
•restructuring charges;
•revenue and expenses associated with acquisitions, dispositions, and integration related activities;
•material changes in business, operations, corporate or capital structure;
•impairments on tangible and intangible assets;
•results of discontinued operations;
•foreign exchange or hedge-related gains and losses;
•non-operating/non-cash gains and losses;

•litigation or claim adjudication, judgments, or settlements;
•adjustments to prior tax year liabilities;
•cumulative effects of accounting changes; and
•extraordinary, unforeseeable events, such as natural disasters or the impact of social or political unrest outside of management’s control.
The Compensation Committee believes these types of adjustments will allow our management and other employees to focus on the fundamentals of the Company’s underlying business performance without concern about the potential impact of unplanned or unusual gains or losses on incentive award payouts. The Compensation Committee made no adjustments to the fiscal 2025 AIP awards.
Effective January 2025, in connection with the implementation of our CEO succession plan, the Compensation Committee approved an increase in target AIP for Mr. Smith in connection with his promotion to Chief Executive Officer, and a corresponding decrease in target AIP for Mr. Werner in connection with his transition to an advisory role. The Compensation Committee left the target AIP award opportunities for the other NEOs unchanged. Ms. Wilks's target AIP award opportunity was established when she joined the Company in August 2024. The target award opportunities and amounts earned for our NEOs in fiscal 2025 are shown in the table below.

NEO	AIP Target as % of Base Salary	Fiscal 2025 AIP Target Award	Fiscal 2025 AIP Payout %
Michael J. Smith¹	115%/150% of salary	$1,110,144	0%
Bernadette M. Madarieta	100% of salary	$600,000	0%
Marc J.P.H. Schroeder²	100% of salary	$653,315	0%
Sylvia J. Wilks³	70% of salary	$325,096	0%
Eryk J. Spytek	100% of salary	$560,000	0%
Thomas P. Werner[4]	150%/100% of salary	$1,222,671	0%
Sharon L. Miller[5]	100% of salary	$379,464	0%
1.Mr. Smith's AIP target, as a percent of base salary, was adjusted from 115% to 150% in connection with his promotion to Chief Executive Officer. Mr. Smith's fiscal 2025 AIP target award was prorated in relation to his service as Chief Operating Officer (the position he held prior to his promotion) and Chief Executive Officer during the fiscal year.
2.Mr. Schroeder’s cash compensation is converted from Euros to U.S. dollars throughout this Proxy Statement using a 1.14 exchange rate.
3.Ms. Wilks joined the Company as Chief Supply Chain Officer in August 2024. Ms. Wilks's AIP target was established in connection with her joining the Company, and was prorated to reflect her hire date after the start of fiscal 2025. In connection with her joining Lamb Weston, in an effort to make her whole, Ms. Wilks received a one-time bonus payment of $200,000. This amount must be repaid by Ms. Wilks upon her voluntarily or involuntarily termination, except for reasons unrelated to her performance or behavior, as follows: (i) 100% if termination occurs during her first year of employment or (ii) 50% if termination occurs during her second year of employment
4.Mr. Werner's AIP target, as a percent of base salary, was adjusted from 150% to 100% with his transition to an advisory role. Mr. Werner's fiscal 2025 AIP target award was prorated in relation to his service as Chief Executive Officer and Special Advisor during the fiscal year.
5.Ms. Miller was eligible to receive a prorated AIP based on the portion of the year she was an active employee.
Long-Term Incentive Compensation (LTIP)
The largest component of target pay opportunities for our NEOs, our LTIP, is 100% equity-based to align pay delivery with the stockholder experience. For fiscal 2025, 60% of the target LTIP award for all NEOs was comprised of PSAs with a three-year performance period to further support a pay-for-performance culture and alignment with long-term stockholder value creation. The remaining 40% of the LTIP for fiscal 2025 for all NEOs was comprised of RSUs that vest over a three-year period to promote retention of key talent and alignment of management's interests with those of our stockholders.

Performance Share Awards. The fiscal 2025 PSAs are designed to provide an opportunity to earn a defined number of shares of our common stock if we achieve pre-established three-year performance targets. Half of the fiscal 2025 PSAs is earned based on our relative TSR performance against the S&P 1500 Packaged Foods and Meats companies (“TSR Peer Group”) and the other half is earned based on our three-year average annual growth rate (AAGR) in Adjusted EBITDA versus Adjusted EBITDA AAGR goals. These two PSA components complement each other, since high payouts on the relative TSR component can only be achieved if financial performance is sufficient to drive above-market returns for stockholders. At the beginning of the three-year performance period, the threshold, target and maximum relative TSR and Adjusted EBITDA AAGR performance goals are set by the Compensation Committee for the entire three-year performance period. Dividend equivalents are accrued at the regular dividend rate in additional PSAs for both the relative TSR and Adjusted EBITDA AAGR performance metrics on the portion of the PSAs actually earned and are subject to the same service and performance-vesting requirements as the underlying PSAs.
Relative TSR PSAs
The threshold, target and maximum relative TSR performance for the three-year performance period is determined as a percentile rank within the TSR Peer Group, as follows:

Lamb Weston Three-Year Relative TSR Percentile Rank	Percent of Target PSAs Earned
<25th Percentile	0%
25th Percentile (Threshold)	50%
50th Percentile (Target)	100%
>=75th Percentile (Maximum)	200%

If our relative TSR performance is between levels, the number of PSAs earned is interpolated. Notwithstanding our relative TSR performance, if our absolute TSR is negative, the payout may be no greater than 100% of the target PSAs.

Relative TSR Peer Group—S&P 1500 Packaged Foods and Meats Companies
The below list reflects the companies in the S&P 1500 Packaged Foods and Meats index as of July 2024.

•B&G Foods, Inc.
•Calavo Growers, Inc.
•Cal-Maine Foods, Inc.
•Conagra Brands, Inc.
•Flowers Foods, Inc.
•General Mills, Inc.
•Hormel Foods Corporation
•J&J Snack Foods Corp.
•John B. Sanfilippo & Son, Inc.
•Kellanova •McCormick & Company, Incorporated •Mondelez International, Inc. •Pilgrim's Pride Corporation •Post Holdings, Inc. •The Campbell's Company •The Hain Celestial Group, Inc. •The Hershey Company	•The J. M. Smucker Company •The Kraft Heinz Company •The Marzetti Company •The Simply Good Foods Company •Tootsie Roll Industries, Inc. •TreeHouse Foods, Inc. •Tyson Foods, Inc. •WK Kellogg Co.
Adjusted EBITDA AAGR PSAs
The threshold, target, and maximum Adjusted EBITDA AAGR growth goals for each of the three years in the performance period are pre-determined percentage increases over the actual results from the prior year. Achievement is measured in annual sub-periods by comparing year-over-year growth against the three-year AAGR targets, and then the average achievement across the three-year performance period is used in determining the number of PSAs earned under the Adjusted EBITDA AAGR performance metric.

The three-year Adjusted EBITDA AAGR targets are intended to be challenging and appropriately incentivize management to continue to grow Adjusted EBITDA. Targets are aligned with our long-term, multi-year growth expectations as communicated publicly to investors, and a rigorous process is undertaken to determine the range of performance for each measure. The Compensation Committee relies upon its experience and business judgment in establishing goals and believes they are set at levels that require strong performance for a target payout and exceptional performance for maximum payout. We do not disclose the forward-looking three-year performance targets for our PSAs, as the disclosure could result in competitive harm and be detrimental to our operating performance. However, at the completion of the three-year performance period, we retrospectively disclose the performance targets and payouts for the PSAs (see the section entitled "What We Pay and Why—Long-Term Incentive Compensation (LTIP)—Completed Long-Term Performance Awards" below).

3-Year Adjusted EBITDA AAGR Target
Fiscal 2024
Fiscal 2025
Fiscal 2026
Fiscal 2027
3-Year Performance Period

Fiscal 2025 PSA Sub- periods	Growth Period	Achievement Level Determination

Year 1	Fiscal 2024 – Fiscal 2025	Year-over-year percentage growth vs. three-year AAGR Target

Year 2	Fiscal 2025 – Fiscal 2026

Year 3	Fiscal 2026 – Fiscal 2027

The number of PSAs earned: (number of shares granted at target + dividend equivalents) x (average of the three annual sub-period achievement levels)
Restricted Stock Units. RSUs are designed to provide an incentive for executive officers to enhance stockholder value. All of the NEOs’ RSUs granted in fiscal 2025 will vest ratably, 33%, 33% and 34% on vesting dates that are shortly after the first, second and third anniversaries of the date of grant, respectively. Dividend equivalents are accrued on the RSUs at the regular dividend rate in additional RSUs and are subject to the same time-vesting requirements as the underlying RSUs.

Total LTIP target grant values for the NEOs for fiscal 2025 were not changed from fiscal 2024 levels. Because fiscal 2025 LTIP awards (other than for Ms. Wilks) were granted in July 2024, prior to the CEO transition, total LTIP target grant values for Mr. Smith and Mr. Werner were established based on their prior roles. Ms. Wilks's total LTIP target grant value was established when she was hired in August 2024. The target LTIP compensation opportunity and the target number of annual PSAs and RSUs granted to our current NEOs during fiscal 2025 under the LTIP structure are shown below.

Named Executive Officer	Fiscal 2025 Total LTIP Target	Award Type	Fiscal 2025 Target	Fiscal 2025 Target Units¹
Michael J. Smith	$1,875,000	PSA	$1,125,000	19,836
		RSU	$750,000	13,225
Bernadette M. Madarieta	$1,200,000	PSA	$720,000	12,696
		RSU	$480,000	8,464
Marc J.P.H. Schroeder	$1,150,000	PSA	$690,000	12,166
		RSU	$460,000	8,111
Sylvia J. Wilks[2]	$900,000	PSA	$540,000	9,260
		RSU	$360,000	6,174
Eryk J. Spytek	$1,120,000	PSA	$672,000	11,848
		RSU	$448,000	7,899
Thomas P. Werner	$5,250,000	PSA	$3,150,000	55,544
		RSU	$2,100,000	37,030
Sharon L. Miller[3]	$1,325,000	PSA	$795,000	14,018
		RSU	$530,000	9,345
1.The number of target shares awarded for both RSUs and PSAs are determined by dividing the target value by the grant date closing stock price, rounded down to the nearest whole share. Due to the nuances of the valuation methodology for the PSAs linked to relative TSR, the reported accounting grant date fair values of the PSA awards differ from the target LTIP values assigned to such awards. The grant date fair values are computed in accordance with FASB ASC Topic 718 for stock awards. For further information, see Note 1 of the Summary Compensation Table under "Executive Compensation Tables—Summary Compensation Table—Fiscal 2025" in this Proxy Statement.
2.The awards reported in the table above for Ms. Wilks represent her regular LTIP grant targets. In addition to the amounts in the table, Ms. Wilks also received a one-time grant of 10,289 RSUs in connection with her hire. These RSUs are subject to the same vesting schedule as the regular RSU awards described above and were awarded to make Ms. Wilks whole upon joining Lamb Weston.
3.In accordance with the award agreements, Ms. Miller's fiscal 2025 awards, which were granted in July 2024, were forfeited in January 2025 when her employment with the Company terminated.
Outstanding Long-Term Performance Awards

Fiscal 2025-2027 PSAs. As described above, the fiscal 2025 PSA performance metrics are weighted equally between relative TSR and three-year Adjusted EBITDA AAGR.
•The PSAs linked to relative TSR will be evaluated at the end of the three-year performance period; as of the end of fiscal 2025, the relative TSR portion of the fiscal 2025-2027 PSAs was below threshold, which would result in no payout of the relative TSR PSAs.
•For PSAs linked to Adjusted EBITDA AAGR:
◦Year 1 sub-period (fiscal 2025) Adjusted EBITDA decreased by 13.8%. This was below the threshold goal and resulted in a zero payout for the Year 1 sub-period.
◦This Year 1 sub-period achievement level for the fiscal 2025 Adjusted EBITDA AAGR metric will be averaged with the achievement levels of the other fiscal sub-periods’ results at the end of the three-year performance period to determine the final number of Adjusted EBITDA AAGR PSAs earned.

Fiscal 2024-2026 PSAs. The fiscal 2024 PSA performance metrics are weighted equally between relative TSR and three-year Adjusted EBITDA AAGR.
•The PSAs linked to relative TSR will be evaluated at the end of the three-year performance period; as of the end of fiscal 2025, the relative TSR portion of the fiscal 2024-2026 PSAs was below threshold, which would result in no payout of the relative TSR PSAs.
•For PSAs linked to Adjusted EBITDA AAGR:
◦Year 2 sub-period (fiscal 2025) Adjusted EBITDA decreased by 13.8%, as noted above. This was below threshold and resulted in a zero payout for the Year 2 sub-period.
◦Year 1 sub-period (fiscal 2024) Adjusted EBITDA increased by 14.1%. This resulted in a payout of 200% of the target PSAs for the Year-1 sub-period.
◦These Year 1 and Year 2 sub-period achievement levels for the fiscal years 2024 and 2025 Adjusted EBITDA AAGR metric will be averaged with the achievement level of the Year 3 sub-period's (fiscal 2026) results at the end of the three-year performance period to determine the final number of Adjusted EBITDA AAGR PSAs earned.
Completed Long-Term Performance Awards

Fiscal 2023-2025 PSAs. The performance period for the fiscal 2023 PSAs ended on May 25, 2025. The performance metrics were also weighted equally between relative TSR and three-year Adjusted EBITDA AAGR.
•Our relative TSR for the fiscal 2023-2025 PSAs ranked at the 64th percentile of the comparison group (i.e., companies in the S&P 500 Packaged Food & Meats sub-index), and our absolute TSR was negative, which resulted in a payout of 100% of target for this component.
•For PSAs linked to Adjusted EBITDA AAGR, our year-over-year target growth goal was 7.0%, aligned with our externally-communicated, long-term Adjusted EBITDA growth of mid-to-high single digits. The following table summarizes the target Adjusted EBITDA goals, actual Adjusted EBITDA achieved, and resulting payout for each of the three tranches of the fiscal 2023 PSAs (dollars in millions):

	Baseline (prior-year) Adjusted EBITDA	Actual Adjusted EBITDA	Actual Year-over-Year Growth	Payout (% of Target)
FY2023 Tranche	$742	$1,242	67.4%	200%
FY2024 Tranche	$1,242	$1,417	14.1%	200%
FY2025 Tranche	$1,417	$1,221	-13.8%	0%
Overall Payout for Adjusted EBITDA component				133.3%
•The combined payout for the fiscal 2023 PSAs was 116.7% of target, reflecting the average of 100% for the relative TSR component and 133.3% of target for the Adjusted EBITDA component.

Fiscal 2023-2025 Leveraged Performance Units. As previously disclosed in our SEC filings, in fiscal 2023, the Compensation Committee approved one-time equity awards of performance-based units and stock options to certain executive officers of the Company, including the Company’s NEOs (other than Ms. Wilks and Mr. Schroeder who joined the Company after the grant date), as part of the Board’s executive retention program and to further incentivize management to enhance stockholder value over the long-term. These one-time awards are not part of the regular target executive compensation program and will not be awarded on a regularly recurring basis. The performance-based unit component, comprising 50% of these special awards, were Leveraged Performance Units (“LPUs”), the vesting of which depended on achievement of stock price appreciation goals. The minimum, target and maximum stock price appreciation goals are outlined in the following table. Stock price appreciation was measured as the difference between the closing price of Lamb Weston common stock on the LPU date of grant and the 20 trading-day average closing price of Lamb Weston common stock on and including the last trading day in the Company’s 2025 fiscal year.

Stock Price Appreciation	% of Target LPUs Vesting
<25%	0%
25% (Minimum)	50%
50% (Target)	100%
>=75% (Maximum)	300%

If performance was between levels, the number of LPUs earned would be interpolated. The market value realized upon vesting after the three-year performance period, pending certification of results by the Compensation Committee, was capped at 8x the original target dollar value of the award.
•The three-year performance period for the LPUs ended May 25, 2025. Actual stock price performance was below the threshold level, resulting in 0% of the LPUs being earned.

Fiscal 2023-2025 Lamb-Weston/Meijer v.o.f ("LW EMEA") Cash-Based Long-Term Incentive. Prior to our acquisition of the remaining 50% interest in LW EMEA in February 2023, LW EMEA had granted Mr. Schroeder an award under its cash-based long-term incentive plan. At the time of the acquisition, the outstanding metrics were amended to align to the total company Adjusted EBITDA metric. The payouts for fiscal 2023, 2024 and 2025 were 200%, 92.0% and 83.3% respectively, resulting in a combined payout 125.1% of target.

Timing of Equity Grants

Under the Company’s policies and practices, the approval of long-term equity incentive compensation for the Company’s regular annual equity awards to its executive officers is typically made early in each fiscal year (in July). These grants are then made effective shortly after the filing date of the Company’s Form 10-K for its prior fiscal year.

This equity grant approach is used by the Compensation Committee to help ensure the grants to executive officers are made only during an open trading window, and after the release of the Company’s material non-public information regarding its most recently completed fiscal year. Additionally, the Compensation Committee does not factor any material non-public information into its design and approval of the terms of such regular annual equity awards. Including for grants made during fiscal 2025, the Company does not time the disclosure of material non-public information for purposes of affecting the value of executive compensation.

During fiscal 2025, the Company did not grant stock options (or similar awards) to any NEO during any period beginning four business days before and ending one business day after the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company Form 8-K that disclosed any material non-public information.

Fiscal 2025 Executive Transitions

In fiscal 2025, as part of the Board's long-term succession planning process, the Company completed a transition of the Chief Executive Officer. The Company announced in December 2024 the appointment of Michael J. Smith to President and Chief Executive Officer and as a member of the company’s Board of Directors, effective January 3, 2025. Mr. Smith succeeds Thomas P. Werner, who stepped down as President and Chief Executive Officer and member of the Board. Mr. Werner will serve in an advisory role through August 31, 2025, to ensure a smooth transition.

Other leadership changes in fiscal 2025 included:
•On August 5, 2024, Sylvia J. Wilks joined the Company as our Chief Supply Chain Officer.
•As noted above, Mr. Werner transitioned to an advisory role to support the transition of Mr. Smith into the Chief Executive Officer role, effective January 3, 2025.
◦For Mr. Werner’s service as Special Advisor, the Compensation Committee approved a base salary based on an annual rate of $550,000, a bonus opportunity under the fiscal 2025 AIP with a target level of 100% of his base salary (on a blended basis for the fiscal year) and at the end of his employment as Special Advisor through August 2025, the full vesting of Mr. Werner’s outstanding stock-based awards as described in the “Normal Retirement” vesting provisions set forth in the underlying award agreements as in effect and subject to his continued compliance with his restrictive covenant obligations, including confidentiality and 18-month post-termination non-compete and non-solicitation provisions. Payment of Mr. Werner’s PSAs, if any, will be based on the Compensation Committee’s final performance certification at the end of the applicable performance cycle for each PSA. Mr. Werner remained eligible for a fiscal 2025 AIP award based on Lamb Weston’s performance and prorated based on his applicable target incentive amounts for his respective service during the fiscal year. Mr. Werner is not eligible for the fiscal 2026 AIP or new LTIP awards. Mr. Werner will continue to be eligible to participate in the Company's benefit programs during his employment as Special Advisor. The terms of Mr. Werner’s compensation are provided in a Transition and Separation Agreement, dated as of December 23, 2024.
•On January 2, 2025, Sharon L. Miller's employment was terminated without cause.
◦Under her separation agreement, Ms. Miller receives continued payment of her base salary for twelve months. In addition, Ms. Miller received a lump sum payment equal to accrued and unpaid vacation hours and the equivalent of twelve months of the employer portion of medical coverage. For more information on these payments, see "Executive Compensation Tables—Summary Compensation Table—Fiscal 2025" below.
◦Ms. Miller's outstanding unvested equity awards are subject to the provisions of the underlying award agreements as in effect and subject to her continued compliance with her restrictive covenant obligations, including confidentiality and 12-month post-termination non-compete and non-solicitation provisions. Under the terms of the award agreements, Ms. Miller's fiscal 2025 awards were forfeited and her fiscal 2023 and 2024 awards were prorated based on her service from the grant date to her separation date. In addition, the awards will continue to vest in accordance with their respective original vesting schedules, and payment of Ms. Miller’s PSAs, if any, will be based on the Compensation Committee’s final performance certification at the end of the applicable performance cycle for each PSA.

Other Elements of Our Fiscal 2025 Executive Compensation Program
Health, Welfare and Retirement Benefits. We offer a package of core employee benefits to each of our NEOs. With respect to health and welfare benefits, we offer health, dental and vision coverage and life and disability insurance. With respect to retirement benefits, for NEOs residing in the United States, we maintain a qualified 401(k) retirement plan (with a Company match on employee contributions) in which our U.S. NEOs are entitled to participate on the same terms as our other employees. Mr. Schroeder, who resides in the Netherlands, participates in a defined contribution plan specific to employees in the Netherlands. Additionally, as further described in the section below entitled “Executive Compensation Tables—Pension Benefits—Fiscal 2025,” Mr. Werner is a participant in Conagra’s frozen supplemental retirement plan, which is a pension plan. No other NEOs participate in a pension plan.

Our U.S. based NEOs are also eligible to participate in a voluntary deferred compensation plan. The voluntary deferred compensation plan permits us to pay retirement benefits in amounts that exceed the limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”), under our qualified 401(k) retirement plan and permits our NEOs to save for retirement in a tax-efficient way at a minimal administrative cost to us. The voluntary deferred compensation plan allows our NEOs to defer up to 50% of base salary and 90% of annual cash incentive compensation. Participants in the voluntary deferred compensation plan are not entitled to above-market (as defined by the SEC) or guaranteed rates of return on their deferred funds. For additional information, see the section below entitled “Executive Compensation Tables—Non-Qualified Deferred Compensation—Fiscal 2025.”

We include contributions made to our 401(k) plan, on behalf of U.S. based NEOs, contributions made to the Netherlands defined contribution plan on behalf of Mr. Schroeder and voluntary deferred compensation accounts in the “All Other Compensation” column of the “Summary Compensation Table—Fiscal 2025” under “Executive Compensation Tables” below.

We also have a relocation policy that provides benefits to employees who are required to relocate in connection with their employment. Our NEOs are also eligible for financial planning services.

Executive Change of Control Severance Plan. Each of our current NEOs participates in our Executive Change of Control Severance Plan (the “COC Plan”), which provides certain “double trigger” benefits in the event of a qualifying termination of employment in connection with a change of control, as more fully described under the section entitled “Executive Compensation Tables—Potential Payments Upon Termination or Change of Control.” We believe the COC Plan maximizes stockholder value because it prevents an unintended windfall to our executive officers in the event of a change of control of the Company, while still providing them appropriate incentives to cooperate in negotiating a transaction involving a potential change of control of the Company in which they believe they may lose their jobs. We believe providing the COC Plan helps us compete for and retain executive talent. We believe that the payments and benefits under the COC Plan are generally comparable with severance packages offered to executive officers by the companies in our compensation peer group.

Stock Ownership Guidelines and Retention Requirements. The Compensation Committee has adopted stock ownership guidelines applicable to each member of our executive leadership team, including our NEOs. The Compensation Committee adopted these guidelines because it believes that stock ownership promotes alignment with our stockholders’ interests. Our executive leadership team is expected to reach their respective ownership requirement within five years after appointment to the executive leadership team. Shares of our common stock acquired through open market purchases or through our non-qualified deferred compensation plan, as well as equity awards, are counted toward the ownership requirement. Neither unexercised stock options nor unearned performance shares are counted. Executive officers are required to retain 75% of net shares acquired upon vesting of equity awards until the applicable stock ownership guideline is met. In fiscal 2025, the Compensation Committee increased the CEO's stock ownership guideline from 500% of base salary to 600% of base salary. The following table reflects stock ownership guidelines as of May 25, 2025, for each of our current NEOs. See “Information on Stock Ownership” below for information about each NEO’s stock ownership.

Named Executive Officer	Stock Ownership Guideline[1] (as % of Base Salary)
Michael J. Smith	600%
Bernadette M. Madarieta	200%
Marc J.P.H. Schroeder	200%
Sylvia J. Wilks	200%
Eryk J. Spytek	200%
Thomas P. Werner	600%
Sharon L. Miller	200%
1.All executives have either accumulated stock holdings exceeding the requirement or are within the initial five-year period they have to attain such holdings and are subject to the stock retention requirements until they do so.
Clawback Policy; Hedging and Pledging. We maintain two clawback policies: (i) the Compensation Recoupment Policy (the “Dodd-Frank Recoupment Policy”), which provides for the recoupment of certain compensation as required by Rule 10D-1 under the Securities Exchange Act of 1934 and associated NYSE listing standards, and (ii) the legacy Clawback Policy, which allows the Compensation Committee discretion to recoup certain compensation for situations outside the scope of, or in addition to the amounts recoverable under, the Dodd-Frank Recoupment Policy.
Under our Dodd-Frank Recoupment Policy, in the event we are required to prepare certain accounting restatements of our financial statements, we will recover, on a reasonably prompt basis, the amount of any incentive-based compensation received by a covered executive, including each of our NEOs, during the three completed fiscal years prior to the date we are required to prepare the restatement (to the extent such incentive-based compensation was also received by the covered executive on or after October 2, 2023) that exceeds the amount that otherwise would have been received by the covered executive had it been determined based on the restated financial statements.

Under our Clawback Policy, if the Compensation Committee determines that an executive officer, including each of our NEOs, has engaged in certain conduct that is detrimental to us, the Compensation Committee may take action to recoup incentive awards and equity gains on awards granted to such executive officer.

In the event of any overlap, our Dodd-Frank Recoupment Policy will provide the minimum amount we will recoup from a covered executive, and the Compensation Committee may, in its discretion, recoup additional amounts, if appropriate, under our Clawback Policy.

Our Insider Trading Policy prohibits our directors and all of our employees, including our executive officers (including each of our NEOs), from (i) engaging in transactions involving our derivative securities, short-selling or certain hedging transactions that create an actual or potential bet against us (i.e., making money when our stock price declines)—including, but not limited to, trading in Lamb Weston-based option contracts (for example, buying and/or writing puts and calls or transacting in straddles), and (ii) from holding our stock in a margin account as collateral for a margin loan or otherwise pledging our stock as collateral for a loan.

How We Make Executive Compensation Decisions
Role of the Board, Compensation Committee and Our Executive Officers
The Compensation Committee is charged with designing and approving our executive compensation program and setting compensation opportunities for NEOs. In setting the compensation of the Chief Executive Officer, the Compensation Committee takes into account the Board’s review of the Chief Executive Officer’s performance. In setting the compensation of our other executive officers, the Compensation Committee takes into account the Chief Executive Officer’s review of each executive officer’s performance and recommendations on their compensation.
In determining the fiscal 2025 mix of compensation elements and executive compensation levels for each NEO, the Compensation Committee evaluated the following items:
•each NEO’s performance and experience and importance of the role;
•how each NEO’s pay opportunity compares to pay opportunities of similar positions at peer companies;
•Company performance and strategy;
•executive compensation practices at peer companies; and
•input from the Compensation Committee’s independent compensation consultant.
The Compensation Committee reviewed Company performance, market data, strategy and individual performance and experience and determined not to make any adjustments to the NEOs' compensation. However, in January 2025, in accordance with the Company's long-standing succession planning, Mr. Smith was promoted to President and Chief Executive Officer. In recognition of his expanded role and responsibilities, the Compensation Committee approved an increase to Mr. Smith’s target compensation opportunity. At that time, Mr. Werner, our former President and Chief Executive Officer, transitioned to an advisory role, and his compensation was reduced.
Guidance from Independent Compensation Consultant

The Compensation Committee engages Frederic W. Cook & Co., Inc. (“F.W. Cook”), an independent compensation consultant, to assist in benchmarking compensation for the NEOs. In addition, with the assistance of F.W. Cook, the Compensation Committee undertook a risk review of our compensation programs for all employees. The Compensation Committee reviewed F.W. Cook’s independence under SEC and NYSE rules and determined that there was no conflict of interest. Please see “Board Committees and Membership—Compensation and Human Capital Committee—Compensation Consultant to the Committee” above for further detail about the Compensation Committee’s engagement of F.W. Cook.

Inputs to Setting Compensation Opportunity

The Compensation Committee takes into consideration several factors when determining the compensation opportunity for the NEOs, including each NEO’s individual performance and experience, the importance of the role, and internal and competitive market data. The Compensation Committee uses the median of available peer group proxy data, or survey data where proxy data is not readily available, as the market reference point for base salaries, annual incentive opportunities, long-term incentive opportunities and total direct compensation levels. When setting individual NEO pay opportunities, market data is one of many factors considered by the Compensation Committee.

Fiscal 2025 Peer Group
The Compensation Committee utilized the following peer group to inform fiscal 2025 pay decisions:

•Conagra Brands, Inc. •Flowers Foods, Inc. •Hormel Foods Corporation •Ingredion Incorporated •Kellanova	•McCormick & Company, Incorporated •Post Holdings, Inc. •The Campbell's Company •The Hain Celestial Group, Inc.	•The Hershey Company •The J. M. Smucker Company •The Marzetti Company •TreeHouse Foods, Inc.
During fiscal 2025, the Compensation Committee, with support from F.W. Cook, reviewed the peer group to ensure continued appropriateness for Lamb Weston using the following selection criteria:
•similar size based on revenue, enterprise value and market capitalization;
•similar industry and/or business characteristics; and
•competitors for executive talent.
Based on its review of the peer group, the Compensation Committee approved changes to the group in September 2024. To better position the Company near the median in market capitalization, the Compensation Committee removed Kellanova due to its acquisition by Mars, Incorporated, and added BellRing Brands, Inc., Molson Coors Beverage Company and WK Kellogg Co. The Compensation Committee utilized the following peer group to inform fiscal 2026 pay decisions:
Fiscal 2026 Peer Group

•BellRing Brands, Inc. •Conagra Brands, Inc. •Flowers Foods, Inc. •Hormel Foods Corporation •Ingredion Incorporated	•McCormick & Company Incorporated •Molson Coors Beverage Company •Post Holdings, Inc. •The Campbell's Company •The Hain Celestial Group, Inc.	•The Hershey Company •The J. M. Smucker Company •The Marzetti Company •TreeHouse Foods, Inc. •WK Kellogg Co

Compensation Committee Report for the Year Ended May 25, 2025

The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended that the Board include the Compensation Discussion and Analysis in the Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the year ended May 25, 2025, which was filed with the SEC on July 23, 2025.

Compensation Committee: Peter J. Bensen, Chair Robert J. Coviello Ruth Kimmelshue Lawrence Kurzius Hala G. Moddelmog Scott Ostfeld

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table—Fiscal 2025
The table below presents compensation information paid to or earned by our NEOs under our compensation programs during fiscal 2025 and, as applicable, during fiscal 2024 and fiscal 2023.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael J. Smith	2025	847,116		—		1,764,006	—	—		—	77,494	2,688,616
President and Chief Executive Officer	2024	750,000		—		1,985,092	—	—		—	487,839	3,222,931
	2023	675,000		—		2,699,865	1,349,986	1,350,000		—	147,886	6,222,737
Bernadette M. Madarieta	2025	600,000		—		1,129,013	—	—		—	51,923	1,780,936
Chief Financial Officer	2024	600,000		—		1,270,444	—	—		—	156,600	2,027,044
	2023	570,000		—		2,279,823	1,139,989	1,140,000		—	89,279	5,219,091
Marc J.P.H. Schroeder	2025	653,315	(5)	—		1,081,901	—	623,612	(6)	—	57,150	2,415,978
President, International	2024	625,108	(5)	—		1,217,419	—	741,122	(6)	—	88,804	2,672,453
Sylvia J. Wilks	2025	464,423		200,000	(7)	1,433,699	—	—		—	26,406	2,124,528
Chief Supply Chain Officer
Eryk J. Spytek	2025	560,000		—		1,053,622	—	—		—	35,562	1,649,184
General Counsel and Chief Compliance Officer	2024	560,000		—		1,185,710	—	—		—	62,802	1,808,512
	2023	530,000		—		1,799,840	899,999	848,000		—	46,324	4,124,163
Thomas P. Werner	2025	886,346		—		4,939,381	—	—		2,437	91,698	5,919,862
Former President and Chief Executive Officer	2024	1,100,000		—		5,558,678	—	—		1,249	377,099	7,037,026
	2023	1,100,000		—		10,499,790	5,249,982	3,300,000		—	202,503	20,352,275
Sharon L. Miller	2025	379,464		—		1,246,555	—	—		—	286,584	1,912,603
Former President North America	2024	625,000		—		1,402,793	—	—		—	160,650	2,188,443
	2023	580,000		—		2,319,854	1,159,983	1,160,000		—	95,803	5,315,640
(1)Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock awards (RSUs, PSAs, options and LPUs) granted during the reported fiscal years. The amounts included with respect to the PSAs for fiscal 2025 are reported at the target performance level based on the probable outcome of the performance conditions. The table below shows the breakout of the grant date fair value between RSUs and PSAs for fiscal 2025. For the PSAs awarded to the NEOs in fiscal 2025, the table below includes both the probable outcome of the relevant performance conditions as of the grant date and the value of the award assuming maximum performance. Assumptions used in the calculation of these amounts are included in Note 10 to the consolidated financial statements contained in Lamb Weston’s Annual Report on Form 10-K for the 2025 fiscal year, filed with the SEC on July 23, 2025.

NEO	Grant Date Fair Value of Fiscal 2025 RSUs ($)		Grant Date Fair Value of Fiscal 2025 PSAs at Probable (Target) Performance Level ($)	Grant Date Fair Value of Fiscal 2025 PSAs at Maximum Performance Level ($)
Michael J. Smith	749,990		1,014,016	2,028,032
Bernadette M. Madarieta	479,993		649,020	1,298,040
Marc J.P.H. Schroeder	459,975		621,926	1,243,852
Sylvia J. Wilks	959,958	(a)	473,742	947,484
Eryk J. Spytek	447,952		605,670	1,211,340
Thomas P. Werner	2,099,971		2,839,409	5,678,818
Sharon L. Miller	529,955		716,600	1,433,200
(a)Value represents RSUs granted in connection with Ms. Wilks's joining Lamb Weston as well as her annual grant of RSUs.

(2)Reflects awards earned under our AIP, which are paid in July of the following fiscal year. A description of the fiscal 2025 AIP is included in the “Compensation Discussion and Analysis” section above.
(3)Lamb Weston does not offer above-market (as defined by SEC rules) or preferential earnings rates in its deferred compensation plans. The measurement date for the pension value for fiscal 2025 was May 25, 2025. For fiscal 2025, the aggregate change in the actuarial present value of a frozen non-qualified pension for Mr. Werner (from Conagra of which the liability for the plan was transferred to Lamb Weston as part of Lamb Weston's spin-off from Conagra in November 2016) was $2,437. None of the other NEOs participate in the pension plans.
(4)The amounts shown in the “All Other Compensation” column for fiscal 2024 include the following:

NEO	Company Contribution to 401(k) Plan ($)	Company Contribution to Non-Qualified Deferred Compensation Plan ($)	Other ($)		Total ($)
Michael J. Smith	33,992	36,450	7,052	(a)	77,494
Bernadette M. Madarieta	28,973	22,950	—		51,923
Marc J.P.H. Schroeder	—	—	57,150	(b)	57,150
Sylvia J. Wilks	26,406	—	—		26,406
Eryk J. Spytek	29,112	6,450	—		35,562
Thomas P. Werner	31,298	60,400			91,698
Sharon L. Miller	9,415	25,200	251,969	(c)	286,584
(a)Represents amounts paid in connection with Mr. Smith’s relocation. Mr. Smith’s relocation payment was made in accordance with Lamb Weston’s relocation policy.
(b)Represents amounts paid for the Netherlands defined contribution plan ($28,127), company car allowance ($25,615) and worker's cost allowance ($3,408).
(c)Represents amounts paid in connection with the executive financial planning services ($2,250) and COBRA subsidy ($4,184) and salary continuance ($245,535).
(5)Mr. Schroeder’s base salary for both fiscal 2024 and fiscal 2025 was €575,000. The U.S. dollar values in the table above differ due to the different exchange rates used to calculate the amounts at the end of each period.
(6)Represents cash-based long-term incentive awards earned under the LW EMEA long-term incentive plan.
(7)The amount shown reflects the bonus payment to Ms. Wilks in connection with her joining Lamb Weston. This amount must be repaid by Ms. Wilks upon her voluntarily or involuntarily termination, except for reasons unrelated to her performance or behavior, as follows: (i) 100% if termination occurs during her first year of employment or (ii) 50% if termination occurs during her second year of employment.

Grants of Plan-Based Awards—Fiscal 2025
The following table presents information about grants of plan-based awards (equity and non-equity) during fiscal 2025 to our NEOs. Please refer to the “Compensation Discussion and Analysis” section above for further information about these grants.

			Estimated Possible Payout Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payout Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares or Stock or Units		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(4)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)		Max (#)		(#)		(#)	$/Sh	($)
Michael J. Smith	7/17/2024	7/26/2024				—					13,225				749,990
	7/17/2024	7/26/2024				—	19,836	(2)	39,672	(2)					1,014,016
	7/17/2024	7/26/2024	—	1,110,144	2,220,288
Bernadette M. Madarieta	7/17/2024	7/26/2024				—					8,464				479,993
	7/17/2024	7/26/2024				—	12,696	(2)	25,392	(2)					649,020
	7/17/2024	7/26/2024	—	600,000	1,200,000
Marc J.P.H. Schroeder	7/17/2024	7/26/2024				—					8,111				459,975
	7/17/2024	7/26/2024				—	12,166	(2)	24,332	(2)					621,926
	7/17/2024	7/26/2024	—	653,315	1,306,630
Sylvia J. Wilks	7/12/2024	8/12/2024				—					16,463	(3)			959,958
	7/12/2024	8/12/2024				—	9,260		18,520	(2)					473,742
	7/12/2024	8/12/2024	—	325,096	650,192
Eryk J. Spytek	7/17/2024	7/26/2024				—					7,899				447,952
	7/17/2024	7/26/2024				—	11,848	(2)	23,696	(2)					605,670
	7/17/2024	7/26/2024	—	560,000	1,120,000
Thomas P. Werner	7/17/2024	7/26/2024				—					37,030				2,099,971
	7/17/2024	7/26/2024				—	55,544		111,088	(2)					2,839,409
	7/17/2024	7/26/2024	—	1,222,671	2,445,341
Sharon Miller	7/17/2024	7/26/2024				—					9,345				529,955
	7/17/2024	7/26/2024				—	14,018		28,036	(2)					716,600
	7/17/2024	7/26/2024	—	379,464	758,929
(1)Represents cash award opportunities for fiscal 2025 under the AIP for each of our NEOs. Actual cash awards paid to the NEOs for fiscal 2025 are reported in the “Summary Compensation Table—Fiscal 2025” under the “Non-Equity Incentive Plan Compensation” column. A description of the fiscal 2025 AIP is included in “Compensation Discussion and Analysis—What We Pay and Why—Annual Cash Incentive Compensation (Annual Incentive Plan)” above. The award values for certain NEOs are prorated as follows: Mr. Smith, based on his promotion effective January 3, 2025; Ms. Wilks, based on her August 5, 2024 start date; Mr. Werner, based on his transition to Special Advisor effective January 3, 2025; and Ms. Miller, based on her termination without cause effective January 2, 2025.
(2)Amounts reflect the Lamb Weston PSAs granted for each of our NEOs under the Lamb Weston long-term incentive program for the fiscal 2025 to 2027 performance cycle. A description of these PSAs is included in “Compensation Discussion and Analysis—What We Pay and Why— Long-Term Incentive Compensation (LTIP)” above.
(3)Amount reflects the number of RSUs awarded in connection with Ms. Wilks joining the Company and her fiscal 2025 annual grant.
(4)The amounts shown reflect the fair value on the date of grant of RSUs and PSAs granted in fiscal 2025, computed in accordance with FASB ASC Topic 718. The grant date fair value of Lamb Weston PSAs is based on the probable outcome of the relevant performance conditions as of the grant date (also computed in accordance with FASB ASC Topic 718). Dividend equivalents accrue on the RSUs and PSAs, based on normal dividend rates, and are payable in shares of Lamb Weston common stock, with respect to RSUs only if the related RSUs vest and on PSAs only if the related PSAs are actually earned based on certification of performance and vesting and, in each case, are subject to the same vesting requirements as the underlying RSUs or PSAs, as applicable.

Outstanding Equity Awards at Fiscal Year-End—Fiscal 2025
The following table lists all Lamb Weston stock options, RSUs, PSAs and LPUs outstanding as of May 25, 2025 for each of our NEOs.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price(1) ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value or Payout of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Michael J. Smith	7/29/2022	34,400	17,723	(3)	79.66	7/29/2029	—		—	—		—
	7/29/2022	—	—		—	—	2,403	(4)	121,496	—		—
	7/27/2023	—	—		—	—	5,083	(4)	256,996	—		—
	7/26/2024	—	—		—	—	13,459	(4)	680,487	—		—
	7/29/2022	—	—		—	—	—		—	8,850	(5)	894,912
	7/27/2023	—	—		—	—	—		—	11,350	(6)	573,856
	7/26/2024	—	—		—	—	—		—	20,186	(7)	1,020,604
Bernadette M. Madarieta	7/29/2022	29,048	14,967	(3)	79.66	7/29/2029	—		—	—		—
	7/29/2022	—	—		—	—	2,030	(4)	102,637	—		—
	7/27/2023	—	—		—	—	3,252	(4)	164,421	—		—
	7/26/2024	—	—		—	—	8,613	(4)	435,473	—		—
	7/29/2022	—	—		—	—	—		—	7,473	(5)	755,670
	7/27/2023	—	—		—	—	—		—	7,264	(6)	367,268
	7/26/2024	—	—		—	—	—		—	12,920	(7)	653,235
Marc J.P.H. Schroeder	4/11/2023	—	—		—	—	11,960	(8)	604,698	—		—
	7/27/2023	—	—		—	—	3,116	(4)	157,545	—		—
	7/26/2024	—	—		—	—	8,254	(4)	417,322	—		—
	7/27/2023	—	—		—	—	—		—	6,960	(6)	351,898
	7/26/2024	—	—		—	—	—		—	12,380	(7)	625,933
Sylvia J. Wilks	8/12/2024	—	—		—	—	16,657	(4)	842,178	—		—
	8/12/2024	—	—		—	—	—		—	9,368	(7)	473,646
Eryk J. Spytek	7/29/2022	22,934	11,815	(3)	79.66	7/29/2029	—		—	—		—
	7/29/2022	—	—		—	—	1,602	(4)	80,997	—		—
	7/27/2023	—	—		—	—	3,036	(4)	153,500	—		—
	7/26/2024	—	—		—	—	8,038	(4)	406,401	—		—
	7/29/2022	—	—		—	—	—		—	5,900	(5)	596,608
	7/27/2023	—	—		—	—	—		—	6,778	(6)	342,696
	7/26/2024	—	—		—	—	—		—	12,056	(7)	609,551
Thomas P. Werner	7/11/2016	61,259	—		30.68	7/10/2026	—		—	—		—
	12/14/2016	72,546	—		35.15	12/13/2026	—		—	—		—
	7/29/2022	133,782	68,920	(3)	79.66	7/29/2029	—		—	—		—
	7/29/2022	—	—		—	—	8,898	(4)	449,883	—		—
	7/27/2023	—	—		—	—	14,130	(4)	714,413	—		—
	7/26/2024	—	—		—	—	37,685	(4)	1,905,354	—		—
	7/29/2022	—	—		—	—	—		—	34,421	(5)	3,480,652
	7/27/2023	—	—		—	—	—		—	31,782	(6)	1,606,898
	7/26/2024	—	—		—	—	—		—	56,526	(7)	2,857,955
Sharon L. Miller	7/29/2022	29,558	6,770	(3)	79.66	7/29/2029	—		—	—		—
	7/29/2022	—	—		—	—	830	(4)	41,965	—		—
	7/27/2023	—	—		—	—	767	(4)	38,780	—		—
	7/29/2022	—	—		—	—	—		—	6,615	(5)	668,909
	7/27/2023	—	—		—	—	—		—	4,272	(6)	215,992
(1)Stock options were granted with an exercise price equal to the closing market price of common stock of Conagra or Lamb Weston, as applicable, on the NYSE on the date of grant.

(2)The market value of unvested or unearned Lamb Weston RSUs and PSAs is calculated using $50.56 per share, which was the closing market price of Lamb Weston common stock on the NYSE on May 23, 2025, the last trading day of fiscal 2025. Market value in this column includes fractional shares related to dividend equivalents that are not reflected in the number of shares due to rounding.
(3)Stock options awarded, as part of the one-time special performance-based awards, vest 33%, 33%, and 34% on each of the first three anniversaries of the grant date and expire seven years after the grant date.
(4)RSUs vest 33%, 33% and 34% on or shortly after each of the first three anniversaries of the grant date, respectively. The number of RSUs includes accrued dividend equivalents.
(5)Reflects the number of Lamb Weston shares that remain subject to time-based and performance-based vesting under Lamb Weston PSAs for the fiscal 2023 to 2025 performance cycle, plus accrued dividend equivalents. The amounts reported in this column are based on maximum achievement. In July 2025, after taking into account the achievement of our Relative Total Shareholder Return and Adjusted EBITDA, the Compensation Committee determined that each NEO had achieved 116.7% of the target number of performance shares for the fiscal 2023 to 2025 performance cycle. The PSAs vested on July 15, 2025 upon the Compensation Committee’s certification of final results.
(6)Reflects the number of Lamb Weston shares that remain subject to time-based and performance-based vesting under Lamb Weston PSAs for the fiscal 2024 to 2026 performance cycle, plus accrued dividend equivalents. The amounts reported in this column are based on target achievement. The earned performance shares will be determined and will vest in full following the end of the performance period and when the level of achievement is certified by the Compensation Committee in writing within 90 days after the end of the performance period.
(7)Reflects the number of Lamb Weston shares that remain subject to time-based and performance-based vesting under Lamb Weston PSAs for the fiscal 2025 to 2027 performance cycle, plus accrued dividend equivalents. The amounts reported in this column are based on threshold achievement. The earned performance shares will be determined and will vest in full following the end of the performance period and when the level of achievement is certified by the Compensation Committee in writing within 90 days after the end of the performance period.
(8)The RSUs granted in connection with the acquisition of LW EMEA vest 100% on the third anniversary of the grant date.
Option Exercises and Stock Vested—Fiscal 2025
The following table summarizes the stock options, RSUs and/or PSAs held by our NEOs that were exercised or settled during fiscal 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Michael J. Smith	—	—	23,511	1,324,847
Bernadette M. Madarieta	—	—	19,353	1,090,027
Marc J.P.H. Schroeder	—	—	1,506	86,414
Sylvia J. Wilks	—	—	—	—
Eryk J. Spytek	—	—	29,205	1,705,542
Thomas P. Werner	—	—	86,534	4,878,855
Sharon L. Miller	—	—	19,343	1,090,906
(1)Represents RSUs and PSAs that vested and were paid in Lamb Weston shares, including dividend equivalents on earned shares paid in additional shares of Lamb Weston common stock. Mr. Werner’s and Ms. Miller's amounts also reflect the cancellation of RSUs and PSAs and related dividend equivalent shares, relating to certain taxes paid for the unvested stock awards as a result of their respective early retirement eligibility.

Pension Benefits—Fiscal 2025

Lamb Weston does not maintain any active defined benefit pension plans for its executive officers. However, prior to Lamb Weston’s spin-off from Conagra, Mr. Werner participated in Conagra’s frozen supplemental retirement plan, a non-qualified pension plan (the “Non-Qualified Pension”). Liability for the Non-Qualified Pension was transferred to Lamb Weston in connection with the separation. Going forward, our NEOs will not accrue benefits under the Non-Qualified Pension.
The present value of accumulated benefit reported in the table below represents the accumulated benefit obligation for benefits earned to date, based on age, service and earnings through the frozen Non-Qualified Pension's measurement date of May 25, 2025. None of our NEOs other than Mr. Werner participate in a pension plan.

Name	Plan Name(1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)
Michael J. Smith	—	—	—
Bernadette M. Madarieta	—	—	—
Marc J.P.H. Schroeder	—	—	—
Sylvia J. Wilks	—	—	—
Eryk J. Spytek	—	—	—
Thomas P. Werner	Non-Qualified Pension	17.7	55,913
Sharon L. Miller	—	—	—
(1)Non-Qualified Pension refers to the ConAgra Foods, Inc. Non-qualified Pension Plan. There were no plan payments for fiscal 2025.
(2)The number of years of credited service is calculated as of May 25, 2025, which is the pension plan measurement date used for Lamb Weston’s financial statement reporting purposes.
(3)The present value of the accumulated benefit is an actuarial value determined by applying a 5.68% discount rate against a $495.45 monthly accrued benefit with an assumption of the benefit commencing at age 65.
Non-Qualified Deferred Compensation—Fiscal 2025
The table following this summary shows the non-qualified deferred compensation activity for each of our NEOs during fiscal 2025. The amounts shown include amounts deferred under Lamb Weston’s Voluntary Deferred Compensation Plan (the “LW Voluntary Deferred Comp Plan”), which allows key employees, including our NEOs, to defer receipt of 5% to 50% of their salary and up to 90% of their annual incentive payment. The investment alternatives for deferred amounts include an interest-bearing account, a Lamb Weston stock account and other investment options that mirror those available under our qualified 401(k) plan. The Lamb Weston stock account includes a dividend reinvestment feature that converts dividends paid by Lamb Weston into additional shares of Lamb Weston. Amounts deferred into the Lamb Weston stock account, together with earnings and dividends thereon, are ultimately distributed in shares of Lamb Weston common stock. Amounts deferred into the interest-bearing account or the accounts that mirror those available under our qualified 401(k) plan are ultimately distributed in cash. An election to participate in the LW Voluntary Deferred Comp Plan must be timely filed with Lamb Weston in accordance with the requirements of the U.S. Internal Revenue Service (“IRS”).
The LW Voluntary Deferred Comp Plan also provides non-qualified matching contribution retirement benefits to its participants. The LW Voluntary Deferred Comp Plan provides for company matching contributions and company non-elective contributions for eligible participants for amounts of salary and bonus that are above IRS limits. At that time, Lamb Weston credits an eligible participant’s account in the LW Voluntary Deferred Comp Plan with (1) a matching contribution equal to a dollar-for-dollar match, limited to 6% of compensation earned by the participant and paid by Lamb Weston in excess of the IRS limit and (2) a non-elective contribution equal to 3% of an eligible participant’s compensation in excess of the IRS limit.

Eligible participants are allowed to defer no more than 50% of their base salary and no more than 90% of their annual incentive payment that exceeds the IRS limit. Matching contributions and non-elective contributions will be credited on or about December 31st of each year if the eligible participant earns in excess of the IRS limit and the participant is actively employed at the end of the calendar year. The LW Voluntary Deferred Comp Plan also provides that, unless Lamb Weston determines otherwise with respect to a participant, the interest of each participant in his or her matching contributions and non-elective contributions will be 100% vested.
In general, all LW Voluntary Deferred Comp amounts are designed to be distributed in cash in a lump sum and/or in shares of Lamb Weston common stock in January following the applicable participant’s separation from service. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code, and certain payments to executives meeting the definition of a “specified employee” under Section 409A will be delayed for six months after the date of the separation from service. Executives may make hardship withdrawals from the LW Voluntary Deferred Comp Plan under certain circumstances, but no hardship withdrawals were requested by our NEOs during fiscal 2025.
Non-Qualified Deferred Compensation—Fiscal 2025
The following table provides certain information regarding our NEOs’ participation in non-qualified deferred compensation plans in fiscal 2025.

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(4)
Michael J. Smith	LW Voluntary Deferred Comp Plan	48,600	36,450	36,304	—	1,171,003
Bernadette M. Madarieta	LW Voluntary Deferred Comp Plan	15,300	22,950	65,072	—	771,980
Marc J.P.H. Schroeder	Not Applicable	—	—	—	—	—
Sylvia J. Wilks	Not Applicable	—	—	325	—	24,708
Eryk J. Spytek	LW Voluntary Deferred Comp Plan	—	6,450	15,950	—	192,512
Thomas P. Werner	LW Voluntary Deferred Comp Plan	31,731	60,400	(792,562)	—	6,704,532
Sharon L. Miller	LW Voluntary Deferred Comp Plan	42,000	25,200	97,246	—	2,280,646
(1)The amounts reported in this column for the NEOs are reported in the “Salary” column of the “Summary Compensation Table—Fiscal 2025.”
(2)The amounts reported for the NEOs are included in the “All Other Compensation” column of the “Summary Compensation Table—Fiscal 2025.” The employee is required to pay certain applicable taxes on the Registrant Contributions prior to the deposit to their deferred compensation account. The amount noted in the table is the total pre-tax value of the Registrant Contributions. Therefore the Aggregate Balance at Last FYE does not include this full amount.
(3)Lamb Weston does not offer above-market (as defined by SEC rules) or preferential earnings rates in its deferred compensation plan. As a result, none of these earnings (or losses) are included in the “Summary Compensation Table—Fiscal 2025.”
(4)The following amounts from this column were reported in the Summary Compensation Tables for prior fiscal years for the following NEOs: Mr. Smith: $651,361, Ms. Madarieta: $123,743, and Mr. Werner: $1,873,612. These amounts reflect contributions only and do not include accumulated earnings or losses. The amounts in this column include the amounts reflected in the “Executive Contributions in Last FY” column.
Potential Payments Upon Termination or Change of Control
Other than with respect to Ms. Miller, the employment of each of our NEOs could have ended or terminated as of May 25, 2025 under several possible scenarios. In some of those scenarios, our compensatory plans, agreements and arrangements would have provided severance benefits in varying amounts. Further, our plans, agreements and arrangements would have provided for certain benefits (or for acceleration of certain benefits) upon a change of control. Severance and other benefits that would have been payable upon a termination of employment or upon a change of control are described below.

The table following the narrative discussion summarizes amounts that would have been payable upon termination or a change of control under varying circumstances, assuming that the change of control occurred, or the executive’s employment terminated on May 25, 2025, the last day of fiscal 2025. Other key assumptions used in compiling the table are set forth immediately preceding the table. In the event of an actual triggering event under any of the plans, agreements and arrangements discussed in this section, all benefits would have been paid in accordance with, and at times permitted by, Section 409A of the Code.
Executive Change of Control Plan
In March 2017, our Compensation Committee approved the COC Plan in order to provide certain benefits to our executive officers in the event of a qualifying termination of employment in connection with a change of control transaction involving the Company. The Compensation Committee designated Messrs. Smith and Werner as a Tier I Participants in the COC Plan and each of Mses. Madarieta and Wilks and Messrs. Schroeder and Spytek as Tier II Participants in the COC Plan.
A participant in the COC Plan will become eligible to receive benefits under the COC Plan if such participant (i) terminates his or her employment for good reason within 24 months following the effective date of a change of control or (ii) is terminated without cause (A) within the 24 months following a change of control or (B) in the six months prior to a change of control if such termination occurs (x) at the request of a third party who had taken steps reasonably calculated or intended to effect the change of control or (y) in connection with or in anticipation of the change of control. A participant who terminates employment due to death or disability will not be eligible to receive benefits under the COC Plan unless a voluntary termination of employment by the participant immediately prior to the participant’s death or disability would have qualified as good reason.
If a participant experiences a qualifying termination (as described in the immediately preceding paragraph), the participant will be eligible to receive the following benefits, subject to the participant’s execution of an effective release of claims in favor of Lamb Weston and continued compliance with certain restrictive covenants:
•A lump sum cash severance payment equal to:
◦the sum of the participant’s (i) annual base salary, as in effect on the date of such participant’s termination of employment, or, if higher, as in effect immediately prior to the change of control, and (ii) the greater of the participant’s (A) target bonus in the year of such termination or (B) the highest actual bonus paid in the three fiscal years preceding such termination, multiplied by
◦three (in the case of a Tier I Participant), two (in the case of Tier II Participant) or one (in the case of a Tier III Participant).
•A lump sum amount equal to the annual bonus the participant would have earned under the annual bonus plan for the plan year in which the participant’s termination of employment occurs, determined based on the actual performance achieved under such annual bonus plan for such plan year and adjusted on a pro rata basis based on the number of months the participant was actually employed during such plan year.
•Provided that the participant timely and properly elects health continuation coverage under COBRA, a fully taxable payment equal to the difference between the monthly COBRA premium paid by the participant for the participant and his or her dependents and the monthly premium amount paid by similarly situated active executives of the Company, for a period of 36 months (in the case of a Tier I Participant), 24 months (in the case of Tier II Participant) or 12 months (in the case of a Tier III Participant).
•Full acceleration of the participant’s service-based equity awards that were outstanding on the date of the change of control, and acceleration of the participant’s performance-based equity awards that were outstanding on the date of the change of control based on the actual achievement if known or the greater of (i) the target level of achievement of the applicable performance conditions or (ii) the actual level of achievement of the applicable performance conditions as of the date of the qualifying termination, if reasonably measurable.
As a condition to participation in the COC Plan, each NEO agreed to be bound by perpetual confidentiality and non-disparagement covenants and non-competition and non-solicitation covenants that apply during and for 12 months following the participant’s termination of employment.

Annual Incentive Plan
The following terms of the AIP govern the impact of a change of control and specific separation events not otherwise covered by an individual agreement:
•Involuntary termination due to position elimination. If an NEO’s position was involuntarily eliminated (for business reasons not related to performance), he or she would remain eligible for award consideration. The amount of any earned award would be determined based on target performance for the fiscal year and prorated for the number of days he or she was eligible to participate in the plan. The prorated amount would be payable as soon as administratively possible after the date of termination, typically within 60 days.
•Termination due to retirement. If an NEO retires, he or she would be eligible for a prorated incentive award based on the number of days during the fiscal year in which he or she was eligible to participate in the plan. The amount of any earned award would be determined based on actual performance for the fiscal year and would be payable after the end of such fiscal year when payments are made to other participants.
•Termination due to death. Any incentive payment would be prorated to the date of termination and paid to the NEO or his or her estate, as applicable. The amount of any earned award would be determined based on actual performance for the fiscal year and would be payable after the end of such fiscal year when payments are made to other participants.
•Termination for any other reason. Except as might otherwise be required by law, in the absence of one of the foregoing events (or a specific agreement with Lamb Weston), each NEO would forfeit his or her AIP award if he or she failed to be an active employee of Lamb Weston at the end of fiscal 2025.
•Change of control. The COC Plan would have governed the payment of AIP awards in the event of a change of control of Lamb Weston and a qualifying termination of the participant.
Long-Term Incentive Plan—PSAs
The following terms govern the impact of a change of control or a separation from Lamb Weston on the PSAs granted by Lamb Weston to our NEOs:
•Termination for any reason other than death, disability, early retirement or retirement. The NEO would forfeit all unvested PSAs, whether or not the PSAs were earned as of such date. Such PSAs are eligible for pro rata vesting if a termination due to job elimination, divestiture or reduction in force occurred at least one year after the date of grant. If PSAs are eligible for pro rata vesting, they are further subject to the Compensation Committee’s certification of performance and determination of the final number of awards earned and would be distributed at the same time they are distributed to other participants who remain employed by Lamb Weston.
•Termination due to disability or early retirement. For (a) all awards with respect to early retirement and (b) awards granted prior to July 26, 2024 with respect to disability, the NEO would receive a pro rata share of the PSAs that would have been earned for the full performance period if the termination occurred at least one year from the date of grant and if such PSAs are earned based on performance of Lamb Weston. Such PSAs would be distributed at the same time they are distributed to other participants who remain employed by Lamb Weston. For awards granted on or after July 26, 2024, the NEO would receive all PSAs for the full performance period at previously established target (100%) performance levels in the event of disability. Such PSAs would be distributed to the NEO as soon as administratively feasible.
•Termination due to death. For awards granted prior to July 26, 2024, the NEO would receive all PSAs that would have been earned for the full performance period if such PSAs are earned based on performance of Lamb Weston. Such PSAs would be distributed at the same time they are distributed to other participants who remain employed by Lamb Weston. For awards granted on or after July 26, 2024, the NEO would receive all PSAs for the full performance period at previously established target (100%) performance levels. Such PSAs would be distributed to the NEO as soon as administratively feasible.
•Termination due to retirement. The NEO would receive all PSAs that would have been earned for the full performance period if the termination occurred at least one year from the date of grant and if such PSAs are earned based on performance of Lamb Weston. Such PSAs would be distributed at the same time they are distributed to other participants who remain employed by Lamb Weston.

•Change of control. Upon a change of control after the end of the full performance period but before PSAs have vested, unless previously forfeited or a replacement award is provided in the change of control, the NEO would receive all PSAs that have been earned for the full performance period based on performance of Lamb Weston. Upon a change of control before the end of the full performance period, unless previously forfeited or a replacement award is provided in the change of control, the NEO would receive the greater of (i) PSAs that have been earned for performance of Lamb Weston up through the date of the change of control if achievement of previously established performance targets can be reasonably determined or (ii) PSAs for the full performance period at previously established target performance levels.
Long-Term Incentive Plan—Stock Options
The following terms generally govern the impact of a separation from Lamb Weston or a change of control on outstanding Lamb Weston stock options granted to our NEOs:
•Termination for any reason other than death, disability, early retirement or retirement. The NEO would forfeit all unvested options at the date of termination and would have 90 days to exercise vested options. Such options would also be eligible for pro rata vesting if a termination due to job elimination, divestiture or reduction in force occurred at least one year from the date of grant.
•Termination due to disability or early retirement. All vested options would be exercisable for three years after termination (but not beyond the expiration date of such options). The NEO would forfeit all other options that had not vested at the date of termination. Such options would also be eligible for pro rata vesting if the termination occurred at least one year from the date of grant.
•Termination due to death. All unvested options would automatically become vested and exercisable, and such options would remain exercisable for three years following the NEO’s death (but not beyond the expiration date of such options).
•Termination due to normal retirement. All unvested options would automatically become vested and exercisable. Such options would remain exercisable for three years following termination (but not beyond the expiration date of such options).
•Change of control. Our option agreements with our NEOs provide for “double-trigger” vesting, which would require both a change of control event and a qualifying termination of employment (or a failure of the surviving company to provide a replacement award) to trigger vesting.
Long-Term Incentive Plan—RSUs
The following terms generally govern the impact of a change of control or separation from Lamb Weston on outstanding RSUs granted to our NEOs:
•Termination for any reason other than death, disability, early retirement or retirement. The NEO would forfeit all unvested RSUs. Such RSUs are eligible for pro rata vesting if a termination due to job elimination, divestiture or reduction in force occurred at least one year after the date of grant.
•Termination due to disability or early retirement. For awards granted prior to July 26, 2024, RSUs would be eligible for pro rata vesting if the termination occurred at least one year from the date of grant. For awards granted on or after July 26, 2024, all unvested RSUs would automatically become vested upon termination due to disability.
•Termination due to death. All unvested RSUs would automatically become vested.
•Termination due to normal retirement. All unvested RSUs would automatically become vested if the retirement occurred at least one year from the date of grant.
•Change of control. Our RSU agreements with our NEOs provide for “double-trigger” vesting, which would require both a change of control event and a qualifying termination of employment (or a failure of the surviving company to provide a replacement award) to trigger vesting.

Retirement Benefits
Each of the Non-Qualified Pension and LW Voluntary Deferred Comp Plan contains provisions relating to the termination of the participant’s employment, as applicable. These payments are described more fully in the disclosure provided in connection with the “Pension Benefits—Fiscal 2025” and “Non-Qualified Deferred Compensation—Fiscal 2025” sections of this Proxy Statement.
Summary of Possible Benefits
The table below summarizes estimated incremental amounts that would have been payable upon a termination of employment of each of our NEOs who were employed at the end of fiscal 2025, under various hypothetical termination and change of control scenarios. The table below excludes accumulated balances in retirement plans when a terminating event would have done nothing more than create a right to a payment of the balance and death benefits where the individual paid the premium.
The data in the table assumes the following:
•each triggering event occurred on May 23, 2025 (the last business day of fiscal 2025), and the per share price of Lamb Weston common stock was $50.56 (the closing price of Lamb Weston stock on the NYSE on May 23, 2025, the last trading day of fiscal 2025);
•with respect to the AIP, awards were earned at the level corresponding to fiscal year 2025 performance in accordance with previously established performance targets as described in the “Compensation Discussion and Analysis” section above, and where our Compensation Committee had discretionary authority to award a payout, except in the cases of a change of control, involuntary termination with cause and voluntary termination without good reason, it exercised that authority;
•with respect to Lamb Weston PSAs and LPUs:
◦PSAs granted on July 29, 2022 for the fiscal 2023 to fiscal 2025 performance period were earned at 116.7% of target (these amounts also include a cash value of dividend equivalents on the number of Lamb Weston shares assumed to have been earned);
◦LPUs granted on July 29, 2022 for the fiscal 2023 to fiscal 2025 performance period are not earned because none of the stock-price hurdles were achieved.
◦PSAs granted on July 27, 2023 for the fiscal 2024 to fiscal 2026 vesting cycle, based on the greater of target or actual performance through the date of the change of control and therefore reflect the target performance at 100% at this time (these amounts also include a cash value of dividend equivalents on the number of Lamb Weston shares assumed to have been earned);
◦PSAs granted on July 26, 2024 for the fiscal 2025 to fiscal 2027 vesting cycle, based on the greater of target or actual performance through the date of the change of control and therefore reflect the target performance at 100% at this time (these amounts also include a cash value of dividend equivalents on the number of Lamb Weston shares assumed to have been earned);
•with respect to RSUs, a replacement award was granted in the change of control scenario without termination; and
•in the disability scenarios, the disabling event lasted one year into the future.

None of our NEOs who were employed at the end of fiscal 2025 are entitled to any benefits upon his or her involuntary termination with cause or voluntary termination without good reason. However, Mr. Werner would be eligible to receive certain accelerated vesting of equity upon his termination due to normal retirement at the end of fiscal 2025.

Executive	Cash Severance or Termination Benefits ($)(1)	Accelerated Equity Awards ($)(2)	Health, Welfare and Other Benefits($)(3)	Total ($)
Michael J. Smith
Early Retirement / Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason(4)	—	—	—	—
Death(5)	—	3,101,098	1,000,000	4,101,098
Disability	—	2,724,815	150,000	2,874,815
Change of Control and Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	8,160,145	3,190,454	94,143	11,444,742
Bernadette M. Madarieta
Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason(4)	—	—	—	—
Death(5)	—	2,100,920	1,000,000	3,100,920
Disability	—	1,855,838	150,000	2,005,838
Change of Control and Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	4,080,001	2,176,372	71,095	6,327,468
Marc J.P.H. Schroeder
Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason(4)	454,480	—	—	454,480
Death(5)	108,886	2,157,597	—	2,266,483
Disability	454,480	1,762,512	422,244	2,639,236
Change of Control and Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	3,266,575	2,157,597	25,000	5,449,172
Sylvia J. Wilks
Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason(4)	—	—	—	—
Death(5)	—	1,325,734	1,000,000	2,325,734
Disability	—	1,325,734	150,000	1,475,734
Change of Control and Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	2,125,288	1,325,734	55,300	3,506,322
Eryk J. Spytek
Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason(4)	—	—	—	—
Death(5)	—	1,891,652	1,000,000	2,891,652
Disability	—	1,665,447	150,000	1,815,447
Change of Control and Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	3,376,001	1,951,212	71,095	5,398,308
Thomas P. Werner
Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason(4)	—	6,847,434	—	6,847,434
Death(5)	—	11,610,843	1,000,000	12,610,843
Disability	—	11,610,843	150,000	11,760,843
Change of Control and Involuntary Termination w/o Cause or Voluntary Termination w/Good Reason	12,772,672	11,958,308	94,587	24,825,567
(1)For each of our NEOs, amounts in this column include cash severance benefits under the AIP and the COC Plan. Additionally, Mr. Schroeder would be issued a payment required under the contractual severance payment defined in his Netherlands employment agreement equal to $454,480 (400,000 Euro). This amount is due in the event of termination without cause, death and disability.

(2)For each of our NEOs, amounts in this column include the dollar value of accelerated equity awards under the terms of their respective equity award agreements, assuming the per share price of Lamb Weston common stock was $50.56 (the closing price of Lamb Weston stock on the NYSE on May 23, 2025).
(3)For each of our U.S.-based NEOs, amounts in this column include (i) death benefits equal to two times the NEO’s base salary on the date of death, capped at $1,000,000; if death is due to an accident the death benefit is as previously described plus $1,000,000; (ii) disability benefits equal to 60% of the NEO’s monthly base salary (capped at $12,500 per month) for 12 months; and (iii) the costs of health and welfare benefits continuation and outplacement benefits under the COC Plan. The Netherlands' plan payments under the Return to Work (WGA) scheme for partially disabled and the Capacity for Work and Income Act (WIA) for Mr. Schroeder would equal $403,057 (371,628 Euro); if death is due to an accident. a one-time cash payment equal to two times the fixed annual salary; if disability is due to accident, a one-time cash payment equal to up to three times the fixed annual salary, depending on degree of disability, is due.
(4)Mr. Werner is considered eligible for normal retirement treatment; Mses. Madarieta and Wilks and Messrs. Smith, Schroeder and Spytek have not met the early retirement criteria and as such, if their termination was voluntary without good reason, their unvested equity awards would be forfeited.
(5)Should termination due to death be deemed as an accident, for NEOs residing in the U.S., there would be an additional $1,000,000 accidental death payment from the health plan. Mr. Schroeder is entitled to amounts required under the contractual severance payment defined in his Netherlands employment agreement equal to $454,480 (400,000 Euro); additionally, Mr. Schroeder is entitled to the remaining month's pay plus two months pay in the event of termination due to death; if death is due to an accident, a one-time cash payment equal to two times the fixed annual salary is due.

Separation Agreement with Ms. Miller
As discussed under “Compensation Discussion and Analysis” above, in connection with Ms. Miller’s termination of employment without cause, we entered into a separation agreement, effective January 2, 2025. Under the agreement, Ms. Miller will receive continued payment of her base salary for twelve months and a lump sum payment equal to accrued and unpaid vacation hours ($24,038) and the equivalent of twelve months of the employer portion of medical coverage ($4,184). Ms. Miller was eligible for early retirement treatment under the terms of the stock award agreements. As a result, Ms. Miller's stock awards that were granted at least 12 months before her termination were prorated and will continue to vest in accordance with their respective original vesting schedules, and payment of Ms. Miller’s PSAs, if any, will be based on the Compensation Committee’s final performance certification at the end of the applicable performance cycle for each PSA. Ms. Miller's fiscal 2025 stock awards were forfeited.

CEO Pay Ratio
Below is (i) the fiscal 2025 annual total compensation of our Chief Executive Officer (“CEO”); (ii) the median of the fiscal 2025 annual total compensation of all of our employees and the employees of our consolidated subsidiaries (other than our CEO) (the employee who received such median annual compensation, our “median employee”); (iii) the ratio of the annual total compensation of our CEO to that of our median employee; and (iv) the methodology we used to calculate our CEO pay ratio:
CEO Pay Ratio

CEO Annual Total Compensation	$2,841,500
Median Employee Annual Total Compensation	$58,364
CEO to Median Employee Pay Ratio	49:1
CEO Pay Ratio Methodology
Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The methodology and process we used to identify the median employee and calculate the pay ratio are explained below:
•Determined Employee Population. We collected compensation data from our global employee population of 10,090 employees (excluding our CEO) as of May 25, 2025, which was the end of our fiscal year 2025. We included full-time, part-time, and seasonal and temporary employees employed by our company and our consolidated subsidiaries (other than our CEO).

•Identified Median Employee. To identify our median employee, we first calculated compensation for each employee using base salary, regular wages and overtime earnings paid during fiscal year 2025, between May 27, 2024 and May 25, 2025 (the “Measurement Period”). For full- and part-time regular employees who did not work the full Measurement Period due to being newly hired or on a leave of absence, we annualized their earnings to reflect the full Measurement Period. We did not annualize earnings for seasonal or temporary employees.
•Calculated Annual Total Compensation for the Median Employee and CEO. We calculated our median employee’s annual total compensation for fiscal 2025 in accordance with the Summary Compensation Table methodology under the SEC’s rules. Because we had two CEOs during the fiscal year, for purposes of calculating the annual total compensation of the Principal Executive Officer (PEO), we annualized the compensation of Mr. Smith, who assumed the position on January 3, 2025. The annualized base salary is based on the compensation received from January 3, 2025 to May 25, 2025 and projects that amount for the full fiscal year. This annualized value was then combined with his other compensation components as shown in the Summary Compensation Table to determine the CEO annual total compensation used in calculating the CEO pay ratio shown above.
Pay Versus Performance Disclosure—Fiscal 2025
Pursuant to Section 953(a) of the Dodd-Frank Act and Item 402(v) of SEC Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” (or “CAP”) as defined under applicable SEC rules to the Company’s principal executive officer (“PEO”) and non-PEO named executive officers (the “Non-PEO NEOs”) and certain aspects of the financial performance of the Company. The Compensation Committee does not utilize CAP as the basis for making compensation decisions. For further information concerning our compensation philosophy and how we align executive compensation with our performance, please see “Compensation Discussion and Analysis” above.
Pay Versus Performance Table

	Summary Comp. Table for Current PEO(2)	Summary Comp. Table Total for Former PEO(2)	Comp. Actually Paid to Current CEO(3)	Comp. Actually Paid to Former PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs(3)	Value of Initial Fixed $100 Investment Based on:(4)		GAAP Net Income ($mil.)
Year(1)							Lamb Weston Total Shareholder Return	Peer Group Total Shareholder Return(5)		Adjusted EBITDA ($mil.)(6)
FY2025	$2,688,616	$5,919,862	$(1,974,061)	$(10,590,201)	$1,976,646	$(826,328)	$91	$113	$357	$1,221
FY2024		$7,037,026		$(5,774,697)	$2,739,197	$1,046,363	$157	$124	$726	$1,417
FY2023		$20,352,276		$40,007,566	$5,456,807	$9,221,443	$190	$137	$1,009	$1,249
FY2022		$7,858,113		$4,612,617	$1,984,243	$1,404,350	$116	$124	$201	$742
FY2021		$6,407,381		$10,872,178	$1,901,071	$2,841,274	$139	$119	$357	$748
(1)Michael J. Smith (current PEO) was appointed as the PEO effective January 3, 2025. Thomas P. Werner (former PEO) served as the PEO in fiscal 2025 through January 2, 2025 and served as the PEO for the entirety of fiscal 2024, 2023, 2022, and 2021. Our Non-PEO NEOs for the applicable fiscal years were as follows:
•FY2025: Bernadette M. Madarieta, Marc J.P.H. Schroeder, Sylvia J. Wilks, Eryk J. Spytek and Sharon L. Miller
•FY2024: Bernadette M. Madarieta, Michael J. Smith, Sukshma A. Rajagopalan and Marc J.P.H. Schroeder
•FY2023: Bernadette M. Madarieta, Michael J. Smith, Sharon L. Miller and Steven J. Younes
•FY2022: Bernadette M. Madarieta, Michael J. Smith, Sharon L. Miller, Eryk J. Spytek and Robert M. McNutt
(2)Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table (“SCT”) for the applicable year in the case of our current PEO, Mr. Smith and our former PEO, Mr. Werner, and (ii) the average of the total compensation reported in the SCT for the applicable year for our Non-PEO NEOs reported for the applicable year.
(3)Amounts reported in these columns represent compensation actually paid; adjustments were made to the amounts reported in the SCT for the applicable year. A reconciliation of the adjustments for our current PEO, Mr. Smith, our former PEO, Mr. Werner, and for the average of the Non-PEO NEOs is set forth in the following table, which describes the adjustments, each of which is prescribed by the SEC rules, to calculate the CAP Amounts from SCT amounts.
(4)Total Shareholder Return (TSR) is cumulative for the measurement periods beginning on May 31, 2020 and ending on each of our 2021, 2022, 2023, 2024, and 2025 fiscal year ends, respectively, calculated in accordance with Item 201(e) of Regulation S-K.
(5)“Peer Group” represents the S&P 500 Packaged Foods Index, which is used by the Company for purposes of compliance with Item 201(e) of Regulation S-K.

(6)Adjusted EBITDA is the company-selected measure. Values shown reflect Adjusted EBITDA as calculated for purposes of our executive compensation program for the applicable reporting fiscal year (a non-GAAP financial measure). See Appendix A in this Proxy Statement for a reconciliation from GAAP reported results. Total Shareholder Return (TSR) is cumulative for the measurement periods beginning on May 31, 2020 and ending on each of our 2021, 2022, 2023, 2024, and 2025 fiscal year ends, respectively, calculated in accordance with Item 201(e) of Regulation S-K.

	Fiscal Year 2025
	Current PEO (Mr. Smith)	Former PEO (Mr. Werner)	Average Non-PEO NEOs
Summary Compensation Table Total	$2,688,616	$5,919,862	$1,976,646
Minus Change in Pension Value Reported in SCT for the Fiscal Year	—	2,437	—
Plus Pension Value Service Cost for the Fiscal Year	—	—	—
Minus Stock Award Value & Option Award Value Reported in SCT for the Fiscal Year	1,764,006	4,939,381	1,188,958
Plus Year End Fair Value of Equity Awards Granted During the Covered Year that Remain Outstanding and Unvested as of Last Day of the Fiscal Year	1,446,483	4,050,204	978,365
Plus Year over Year Change in Fair Value as of the Last Day of the Fiscal Year of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	(1,348,209)	(4,235,041)	(762,231)
Plus Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Fiscal Year	—	—	—
Plus Year over Year Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested During the Fiscal Year	(2,996,945)	(11,383,408)	(1,830,151)
Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	—	—	—
Plus Value of Dividends or other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation for the Fiscal Year	—	—	—
Compensation Actually Paid	$(1,974,061)	$(10,590,201)	$(826,328)
In the table above, the unvested equity values are computed in accordance with the methodology used for financial reporting purposes, and for unvested awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the year.

Tabular List of Performance Measures Used to Link Company Performance and CAP. The following is a list of performance measures, which in our assessment represent the most important performance measures used by the Company to link “compensation actually paid” to the NEOs for fiscal 2025. Each metric below is used for purposes of determining payouts under either our annual incentive program, vesting of our performance stock units, or vesting of our LPUs. Please see "Compensation Discussion and Analysis" for a further description of these metrics and how they are used in the Company’s executive compensation program.
• Adjusted EBITDA
• Net Sales
• Adjusted Gross Margin
• Relative Shareholder Return
• Absolute Shareholder Return
Analysis of the Information Presented in the Pay versus Performance Table. Tin accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between certain information presented in the Pay versus Performance table.

Relationship between CAP and TSR. The graph below illustrates the relationship between our TSR and the Peer Group TSR over the four fiscal years ending May 25, 2025 based on a hypothetical investment of $100 on May 31, 2020, as well as the relationship between TSR and CAP for the PEO and Non-PEO NEOs.
Relationship between CAP and GAAP Net Income. The graph below reflects the relationship between the PEO CAP and Average Non-PEO NEOs CAP and our GAAP Net Income.

Relationship between CAP and Adjusted EBITDA (our Company-Selected Measure). The graph below reflects the relationship between the PEO CAP and Average Non-PEO NEOs CAP and the Company’s Adjusted EBITDA.

INFORMATION ON STOCK OWNERSHIP
The following table shows the number of shares of our common stock beneficially owned as of August 1, 2025, unless otherwise noted, by each director and NEO, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. None of our common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has, to Lamb Weston’s knowledge, sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares(1)	Deferred Stock/Additional Underlying Units(2)	Total Shares/Interests Held
Directors and NEOs:
Bradley A. Alford(3)	20,095	1,417	21,512
Peter J. Bensen	12,204	15,701	27,905
Robert J. Coviello	1,587	11,983	13,570
Rita Fisher	380	4,631	5,011
André J. Hawaux(4)	46,884	2,514	49,398
Ruth Kimmelshue	—	1,109	1,109
Lawrence E. Kurzius	—	1,109	1,109
Paul T. Maass	—	1,109	1,109
Timothy R. McLevish	50,500	1,109	51,609
Hala G. Moddelmog	3,422	15,701	19,123
Scott Ostfeld(5)	—	—	—
Norman Prestage	—	2,514	2,514
Michael J. Smith(3)	110,553	53,171	163,724
Bernadette M. Madarieta(3)	63,508	19,831	83,339
Marc J.P.H. Schroeder	759	23,486	24,245
Sylvia Wilks	—	22,683	22,683
Eryk J. Spytek(3)	57,761	19,035	76,796
Thomas P. Werner(3)	671,510	77,220	748,730
Sharon L. Miller(3)	79,681	772	80,453
All directors and current executive officers as a group (20 persons)(3)(6)	408,776	226,683	635,459
(1)Individual directors and executive officers as well as all directors and executive officers as a group beneficially owned less than 1% of our issued and outstanding common stock as of August 1, 2025. As of August 1, 2025, we had 139,354,724 shares of common stock issued and outstanding.
(2)Includes RSUs and deferred stock units held in the Lamb Weston Directors’ Deferred Compensation Plan and Voluntary Deferred Compensation Plan. These shares accumulate dividends, which are reinvested in additional shares.
(3)Includes stock options that are exercisable or will become exercisable within 60 days after August 1, 2025 as follows: Mr. Alford—862; Mr. Smith—52,123; Ms. Madarieta—44,015; Mr. Spytek—34,749; Mr. Werner—336,507; Ms. Miller—36,328; and all other executive officers—27,992.
(4)Includes 9,227 shares owned by Mr. Hawaux’s spouse and 3,583 shares over which Mr. Hawaux shares voting and investment power.
(5)Mr. Ostfeld assigns all of his RSUs that he receives as a director of Lamb Weston to JANA.
(6)This group includes the individuals listed in the table above, other than Mr. Werner and Ms. Miller, and our other current executive officers: Michael C. Crowley, Benjamin Heselton and Steven J. Younes.

The following table displays information about persons we know beneficially owned more than 5% of our issued and outstanding common stock as of the dates indicated below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Calculated Based on Shares of Issued and Outstanding Common Stock as of August 1, 2025
BlackRock, Inc.(1)	8,891,160	6.4%
50 Hudson Yards
New York, NY 10001
The Vanguard Group(2)	16,634,329	11.9%
100 Vanguard Blvd.
Malvern, PA 19355
(1)Beneficial ownership as of March 31, 2025, based on the Schedule 13G/A filed by BlackRock, Inc. on April 17, 2025 with the SEC. The Schedule 13G/A discloses that BlackRock, Inc., in its capacity as the parent holding company or control person, had sole voting power over 8,507,134 shares, no shared voting power, sole dispositive power over 8,891,160 shares and no shared dispositive power.
(2)Beneficial ownership as of December 29, 2023, based on the Schedule 13G/A filed by The Vanguard Group on February 13, 2024 with the SEC. The Schedule 13G/A discloses that The Vanguard Group had no sole voting power, shared voting power over 193,351 shares, sole dispositive power over 16,012,479 shares and shared dispositive power over 621,850 shares.

OTHER MATTERS THAT MAY BE
PRESENTED AT THE ANNUAL MEETING
We do not know of any matters, other than those described in this Proxy Statement, that may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, your proxy gives authority to the persons designated as proxies to vote in accordance with their best judgment. The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted.
PROCEDURAL MATTERS AND FREQUENTLY ASKED QUESTIONS
1.When and where is the Annual Meeting?
We will hold the Annual Meeting on Thursday, September 25, 2025, at 8:00 a.m. MDT at our offices located at 533 S. Rivershore Lane, Eagle, Idaho 83616.
2.Who is entitled to vote at the Annual Meeting?
The Board established August 1, 2025 as the Record Date for the Annual Meeting. Stockholders holding shares of our common stock on the Record Date are entitled to (a) receive notice of the Annual Meeting, (b) attend the Annual Meeting and (c) vote on all matters that properly come before the Annual Meeting. At the close of business on the Record Date, 139,354,724 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.
3.Why am I receiving these proxy materials?
You have received the proxy materials because, as of the Record Date, you directly held, and had the right to vote, shares of Lamb Weston common stock. In connection with our Board’s solicitation of proxies to be voted at the Annual Meeting, we are providing stockholders entitled to vote at the Annual Meeting with this Proxy Statement, our Annual Report on Form 10-K, a letter to stockholders from our Chief Executive Officer and a voting ballot (in the form of a proxy card, voting instruction form, or a unique control number that allows you to vote via the Internet or by phone). We refer to these materials collectively as the “proxy materials.” The proxy materials provide important information about Lamb Weston and describe the voting procedures and the matters to be voted on at the Annual Meeting.
4.What is the difference between registered holders and beneficial holders?
The most common ways in which stockholders hold Lamb Weston common stock are:
•directly with our transfer agent, EQ Shareowner Services (for registered stockholders); and
•indirectly through an account with an institutional or nominee holder of our stock such as a broker or bank who is the record holder of the stock (for beneficial stockholders or stockholders in street name).
If you hold your shares as a registered stockholder, our agent provides the proxy materials to you and your vote instructs the proxies how to vote your shares.
If you hold your shares in street name as a beneficial stockholder, your broker, bank or other nominee provides the proxy materials to you. Your vote instructs your nominee how to vote your shares, and that nominee in turn instructs the proxies how to vote your shares.
5.How is Lamb Weston distributing proxy materials?
We are furnishing proxy materials to our stockholders primarily via “Notice and Access” delivery. Beginning on August 7, 2025, we mailed to our stockholders (other than those who previously requested email or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials via the Internet. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote by going to a secure website. If you received a Notice by mail and would like to receive paper copies of our proxy materials in the mail on a one-time or ongoing basis, you may follow the instructions in the Notice for making this request. The Notice also contains instructions on how you may request to receive an electronic copy of our proxy materials by email on a one-time or ongoing basis.

6.How may I request printed copies of the proxy materials?
We will send printed, paper copies of proxy materials free of charge to any stockholder who requests copies by using one of the following methods:
•by telephone: Call free of charge 1-800-579-1639 in the United States and Canada;
•via the Internet: Access the Internet and go to www.proxyvote.com and follow the instructions to log in and order copies; or
•via e-mail: Send us a blank e-mail at sendmaterial@proxyvote.com with the 16-digit control number included on your proxy card, voting instruction form or Notice in the subject line.
These materials are also available at www.proxyvote.com.
7.What is the quorum requirement?
A quorum will be present if a majority of the outstanding shares of our common stock entitled to vote as of the Record Date is represented at the Annual Meeting, either in person or by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.
8.What vote is needed to elect directors?
Our bylaws provide that, to be elected at the Annual Meeting, a director nominee must receive the affirmative vote of a majority of the votes cast in the election. A majority of votes cast means that the number of shares voted “FOR” a director’s election exceeds 50% of the number of votes cast with respect to the director’s election. An incumbent director nominee who does not receive the affirmative vote of a majority of the votes cast in the election is required promptly to tender his or her resignation to the Board, and the resignation will be accepted or rejected by the Board as more fully described in the “Corporate Governance” section of this Proxy Statement. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not factor in the determination of whether an affirmative vote of a majority is received in the election of directors. Proxies cannot be voted for a greater number of persons than the number of director nominees named in this Proxy Statement.
9.What vote is needed to approve the other proposals?
Approval of each proposal, other than the election of directors, requires the favorable vote of a majority of votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the meeting. Abstentions and broker non-votes are not considered as votes cast for non-routine proposals. Please see Question 11 below for more information on broker non-votes.
10.How do I vote my shares?
If you are a registered stockholder, you may vote:
•via the Internet at www.proxyvote.com. The Internet voting system will be available until 11:59 p.m. EDT on September 24, 2025;
•by telephone. If you are located within the United States or Canada, call 1-800-690-6903 (toll-free) from a touch-tone telephone. The telephone voting system will be available until 11:59 p.m. EDT on September 24, 2025;
•by returning a properly executed proxy card. We must receive your proxy card before the polls close at the Annual Meeting on Thursday, September 25, 2025; or
•in person at the Annual Meeting. Please refer to Question 17 below for information regarding attendance at the Annual Meeting.
If you hold your shares in street name, you may vote:
•via the Internet at www.proxyvote.com (16-digit control number is required), by telephone or by returning a properly executed voting instruction form by mail, depending upon the method(s) your broker, bank or other nominee makes available; or

•in person at the Annual Meeting. To do so, you must request a legal proxy from your broker, bank or other nominee and present it at the Annual Meeting. Please refer to Question 17 below for information regarding attendance at the Annual Meeting.
11.What are broker non-votes?
As described above in Question 4, if you hold your shares in street name, your vote instructs your broker, bank or other nominee, as the holder of record, how to vote your shares. If you do not provide voting instructions to your broker, bank or other nominee, your nominee has discretion to vote your shares on “routine” matters. The ratification of the selection of the independent auditors (Item 3) is the only item on the agenda for the Annual Meeting that is considered routine. If you do not provide voting instructions and your nominee votes your shares, your shares will be counted toward the quorum for the Annual Meeting and voted on Item 3, but they will not be voted on the other items on the agenda, resulting in “broker non-votes” with respect to those other items.
12.May I change or revoke my vote?
Yes. If you are a registered stockholder, any subsequent vote you cast will replace your earlier vote. This applies whether you vote by mailing a proxy card, by telephone or by the Internet. You may also revoke an earlier vote by voting in person at the Annual Meeting. Alternatively, you may revoke your proxy by submitting a written revocation to our Corporate Secretary at Lamb Weston Holdings, Inc., 599 S. Rivershore Lane, Eagle, Idaho 83616.
If you hold your shares in street name, you must contact your broker, bank or other nominee for specific instructions on how to change or revoke your vote.
13.Who bears the cost of soliciting votes for the Annual Meeting?
We bear the cost of soliciting your vote. Our directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities.
We will enlist the help of banks, brokers and other nominee holders in soliciting proxies for the Annual Meeting from their customers (i.e., beneficial stockholders) and reimburse those firms for related out-of-pocket expenses. We retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of $25,000 plus reasonable costs and expenses.
14.What is “Householding”?
Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and also own shares of Lamb Weston common stock in an account at the same broker, bank or other nominee, your nominee delivered a single Notice or set of proxy materials to your address. This method of delivery is known as "householding." Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Stockholders who participate in householding continue to receive separate voting instruction cards and control numbers for voting electronically. A stockholder who wishes to receive a separate copy of the Notice or proxy materials, now or in the future, should submit this request by writing Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or calling 1-866-540-7095. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.
If you are a registered stockholder, we sent you and each registered stockholder at your address separate Notices or sets of proxy materials.
15.Who counts the votes?
Broadridge Financial Solutions, Inc. will receive and tabulate the proxies, and a representative of Broadridge Financial Solutions, Inc. will act as the inspector of election and will certify the results.

16.How do I find out the voting results?
We expect to announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before October 1, 2025. The Current Report on Form 8-K will be available at https://investors.lambweston.com/stock-and-filings/sec-filings and on the SEC’s website at www.sec.gov.
17.How can I attend the Annual Meeting?
If you would like to attend the Annual Meeting, you must have been a stockholder of record on the Record Date and you must obtain an admission ticket in advance. Admission tickets can be printed by accessing the “Register for Meeting” link at www.proxyvote.com and following the instructions provided (you will need the 16-digit control number included on your proxy card, voting instruction form or Notice). In addition, you will be asked to present proof of ownership of Lamb Weston common stock as of the Record Date and valid government-issued photographic identification, such as a driver’s license, to be admitted into the Annual Meeting. Proof of ownership may take many forms, such as the admission ticket, the Notice, the proxy card, a letter from your broker, bank or other nominee or a photocopy of your current account statement. The use of cell phones, smartphones, recording and photographic equipment and/or computers is not permitted at the Annual Meeting.

2026 ANNUAL MEETING OF STOCKHOLDERS
Stockholders should mail all nominations and proposals to the Corporate Secretary at Lamb Weston Holdings, Inc., 599 S. Rivershore Lane, Eagle, Idaho 83616. You may obtain a copy of our bylaws from the Corporate Secretary by written request to the same address.
Stockholder Proposals for Possible Inclusion in the Company’s 2026 Proxy Statement
Under SEC Rule 14a-8, a stockholder may submit a proposal for possible inclusion in a proxy statement for an annual meeting of stockholders by submitting the proposal and other required information to our principal executive offices. We must receive the proposal no later than 120 calendar days before the one-year anniversary date of the release date of our proxy statement for the previous year’s annual meeting. Accordingly, to be considered for inclusion in our 2026 proxy statement, we must receive a stockholder’s submission of a proposal on or before the close of business on April 9, 2026.
If an eligible stockholder, or a group of up to 20 eligible stockholders, desires to have a candidate for election as a director included in the proxy materials (a proxy access nominee) for the 2026 annual meeting of stockholders (the "2026 annual meeting"), such nomination shall conform to the applicable requirements set forth in our bylaws and any applicable SEC regulations concerning the submission and content of proxy access nominations, and must be submitted not earlier than March 10, 2026 and not later than the close of business on April 9, 2026. Such requirements include, without limitation, providing information about the proposed director nominee and the nominating stockholder that is required to be included in a proxy statement under SEC and NYSE rules, any statement by the nominating stockholder about the proposed director nominee to be included in the proxy statement, and any other information that Lamb Weston or the Board requests and determines to include in the proxy statement relating to the proposed director nominee.
Other Proposals and Nominations for the 2026 Annual Meeting
Our bylaws provide that any stockholder proposal, including the nomination of directors, that is sought to be presented directly at the 2026 annual meeting but not submitted for inclusion in the proxy statement for the 2026 annual meeting must be received in writing at our principal executive offices no earlier than May 28, 2026, nor later than June 27, 2026. If the date of the 2026 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2025 Annual Meeting, then the stockholder’s written notice must be received no earlier than the 120th day, and no later than the 90th day, prior to the 2026 annual meeting day or the tenth day following public announcement of the meeting date. Our bylaws also specify the information that must accompany the notice.
The proxy card for the 2026 annual meeting will give us discretionary authority with respect to all stockholder proposals properly brought before the 2026 annual meeting that are not included in the proxy statement for the 2026 annual meeting.
Universal Proxy Rules for Director Nominations
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees), which notice must be postmarked or transmitted electronically to the Company at its principal executive offices no later than 60 calendar days prior to the anniversary date of the annual meeting (for the 2026 annual meeting, no later than July 27, 2026). However, if the date of the 2026 annual meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 annual meeting is first made by the Company.

August 7, 2025	Phuong T. Lam Vice President and Corporate Secretary

Appendix A
Reconciliations of Non-GAAP Financial Measures to Reported Amounts
Adjusted EBITDA is considered a non-GAAP financial measure. Lamb Weston’s management uses this non-GAAP financial measure to assist in analyzing what management views as our core operating performance for purposes of business decision making. Management believes that presenting this non-GAAP financial measure provides investors with useful supplemental information because it (i) provides meaningful supplemental information regarding financial performance by excluding impacts of foreign currency exchange rates and unrealized derivative activities and other items affecting comparability between periods, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our core operating performance across periods, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating our financial results. In addition, we believe that the presentation of this non-GAAP financial measure, when considered together with its most directly comparable GAAP financial measure and the reconciliation to the GAAP financial measure, provides investors with additional tools to understand the factors and trends affecting our underlying business than could be obtained absent these disclosures. The non-GAAP financial measure presented in this Proxy Statement should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with GAAP. This measure is not a substitute for its comparable GAAP financial measure, net income, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. For example, the non-GAAP financial measure presented in this Proxy Statement may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define this non-GAAP financial measure the same way we do.
The following table reconciles net income to Adjusted EBITDA.

	For the Fiscal Years Ended
	May 25, 2025	May 26, 2024
Net income (a)	$357.2	$725.5
Interest expense, net	180.0	135.8
Income tax expense	143.1	230.0
Income from operations including equity method investment earnings	680.3	1,091.3
Depreciation and amortization (b)	378.2	306.2
Unrealized derivative gains	(23.1)	(24.9)
Foreign currency exchange losses	15.2	28.6
Blue chip swap transaction gains	(21.1)	(18.0)
Items impacting comparability:
Restructuring Plan and other expenses	185.8	—
Shareholder activism expense	5.2	—
Inventory step-up from acquisition	—	20.7
Integration and acquisition-related items, net	—	12.8
Adjusted EBITDA	$1,220.5	$1,416.7
(a)Net income included:
i.Restructuring plan expenses of $185.8 million ($143.7 million after-tax, or $1.01 per share) related to the Company's Restructuring Plan announced on October 1, 2024, for fiscal 2025. Further information on the Restructuring Plan is provided in Note 4, Restructuring, of the Notes to Consolidated Financial Statements in “Part II, Item 8. Financial Statements and Supplementary Data” of the Company's Annual Report on Form 10-K for its fiscal year ended May 25, 2025, which was filed with the SEC on July 23, 2025.
ii.Shareholder activism expense of $5.2 million ($4.0 million after-tax, or $0.03 per share). for fiscal 2025.
iii.A $23.1 million unrealized gain ($17.2 million after-tax, or $0.12 per share) and a $24.9 million unrealized gain ($18.6 million after-tax, or $0.13 per share) related to mark-to-market adjustments associated with commodity and currency hedging contracts for fiscal 2025 and 2024, respectively.
A-1

iv.Foreign currency exchange losses of $15.2 million ($10.9 million after-tax, or $0.07 per share) and $28.6 million ($21.4 million after-tax, or $0.14 per share) for fiscal 2025 and 2024, respectively.
v.Blue chip swap transaction gains of $21.1 million ($20.0 million after-tax, or $0.14 per share) and $18.0 million ($13.4 million after-tax or $0.09 per share) for fiscal 2025 and 2024, respectively.
vi.In fiscal 2024, we recorded a $12.8 million loss ($9.6 million after-tax, or $0.07 per share) related to actions taken to mitigate the effect of changes in currency rates on the purchase of the remaining equity interest in LW EMEA, net of other acquisition-related costs.
vii.In fiscal 2024, we recorded a $20.7 million ($15.4 million after-tax, or $0.11 per share) charge related to the step-up and sale of inventory following completion of the LW EMEA acquisition.
viii.In fiscal 2025, we recorded an estimated $31 million loss related to a voluntary product withdrawal that was initiated in the fourth quarter of fiscal 2024. The total charge to reporting segments was approximately $19 million to the North America segment and approximately $12 million to the International segment. Fiscal year 2024 included an estimated $40 million loss ($30 million after-tax, or $0.20 per share) related to the voluntary product withdrawal. The total charge to the reporting segments was approximately $19 million to the North America segment and approximately $21 million to the International segment.
ix.In fiscal 2024, we estimate that we incurred approximately $95 million of losses ($72 million after-tax) related to the enterprise resource planning system transition in the fiscal third quarter, including approximately $83 million in the North America segment, approximately $5 million in the International segment, and $7 million of unallocated corporate costs.
x.In fiscal 2024, we recorded a $95.9 million charge ($72.9 million after-tax, or $0.50 per share) related to a write-off of excess raw potatoes. The total charge to the reporting segments was as follows: $86.0 million to the North America segment and $9.9 million to the International segment.
(b)Depreciation and amortization included interest expense, income tax expense, and depreciation and amortization from equity method investments of $8.2 million and $8.3 million for fiscal 2025 and 2024, respectively.
A-2

LambWeston®
POSSIBILITIES IN POTATOES
LAMB WESTON HOLDINGS, INC
599 S. RIVERSHORE LANE
EAGLE, ID 83616

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on September 24, 2025 for shares held directly and by 11:59 p.m. Eastern Time on September 22, 2025 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on September 24, 2025 for shares held directly and by 11:59 p.m. Eastern Time on September 22, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION:
To vote and/or attend the meeting, go to the "Attend a Meeting" link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V76905-P36481 — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. — DETACH AND RETURN THIS PORTION ONLY

LAMB WESTON HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors.

Nominees:	For	Against	Abstain
1a. Bradley A. Alford	☐	☐	☐
1b. Peter J. Bensen	☐	☐	☐
1c. Robert J. Coviello	☐	☐	☐
1d. André J. Hawaux	☐	☐	☐
1e. Ruth Kimmelshue	☐	☐	☐
1f. Lawrence E. Kurzius	☐	☐	☐
1g. Paul T. Maass	☐	☐	☐
1h. Timothy R. McLevish	☐	☐	☐
1i. Hala G. Moddelmog	☐	☐	☐
1j. Scott Ostfeld	☐	☐	☐
1k. Norman Prestage	☐	☐	☐
1l. Michael J. Smith	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Advisory Vote to Approve Executive Compensation.	☐	☐	☐
3. Ratification of the Selection of KPMG LLP as Independent Auditors for Fiscal Year 2026.	☐	☐	☐

NOTE: We will transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report, and CEO Letter are available at www.proxyvote.com.

V76906-P36481

LAMB WESTON HOLDINGS, INC.
Annual Meeting of Stockholders
September 25, 2025 8:00 AM MDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Phuong T. Lam and Eryk J. Spytek, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LAMB WESTON HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM MDT on September 25, 2025, at 533 S. Rivershore Lane, Eagle, Idaho 83616, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side